Exhibit 2.2

EQUITY PURCHASE AGREEMENT

by and between

INTERSURGICAL LIMITED,

THE GUARANTORS NAMED HEREIN

and

TELEFLEX INCORPORATED

Dated as of December 9, 2025

i

Exhibits

Exhibit A – Form of Transition Services Agreement
Exhibit B – Accounting Principles
Exhibit C – Restructuring Steps
Exhibit D – Financing
Exhibit E – Form of Manufacturing and Supply Agreement
Exhibit F – Form of Reverse Manufacturing and Supply Agreement

EQUITY PURCHASE AGREEMENT

PREAMBLE

This EQUITY PURCHASE AGREEMENT, dated as of December 9, 2025 (this “Agreement”), is by and between INTERSURGICAL LIMITED, a company incorporated in England with company number 01488409 (the “Buyer”), solely for purposes of Section 10.19, INTERSURGICAL AG, a company incorporated in Liechtenstein with company number FL-0002.103.936-6, INTERSURGICAL INC., a company registered in Indiana, USA with business identification 202308291720735 , ENGINEERED MEDICAL SYSTEMS INC., a company registered in Indiana, USA with business identification 198611-166, and PULMODYNE INC., a company registered in Indiana, USA with business identification 2007051800339 (collectively, the “Guarantors”), and TELEFLEX INCORPORATED, a corporation incorporated under the laws of Delaware (the “Seller”).

RECITALS

WHEREAS, the entities listed on Part 1 of Schedule I-1 (collectively, the “Interest Seller Affiliates”) own, or will own after the Restructuring, all of the outstanding equity interests (the “Acquired Interests”) in the entities listed on Part 2 of Schedule I-1 (the “Transferred Holdcos”). The Transferred Holdcos, together with each of their subsidiaries, are collectively referred to herein as the “Transferred Subsidiaries”;

WHEREAS, the Seller is the direct or indirect owner of the Acquired Interests;

WHEREAS, prior to the Closing, the Seller and certain of its Affiliates will consummate the Restructuring;

WHEREAS, the Seller, together with certain of its Affiliates are, among other things, and following the Restructuring, the Transferred Subsidiaries will be, engaged in the Business;

WHEREAS, the Seller wishes to cause the Interest Seller Affiliates to sell to the Buyer, and the Buyer wishes to purchase from the Interest Seller Affiliates, all of the Acquired Interests (the “Acquisition”), in each case upon the terms and subject to the conditions of this Agreement; and

WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing, the Buyer, the Seller and their respective Affiliates, as applicable, desire to enter into the Transition Services Agreement, the Manufacturing and Supply Agreement, the Reverse Manufacturing and Supply Agreement, and the Interim Operating Model Agreements.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Buyer and the Seller (each a “Party”, and collectively, the “Parties”) hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles” means the accounting methods, principles, policies, procedures, judgments and estimates as described in Exhibit B.

“Action” means any judicial, administrative or arbitral claim, action, arbitration, charge, dispute, hearing, hearing, investigation, complaint, demand, litigation, suit, proceeding or audit (other than a routine inspection or audit) (whether civil, criminal or administrative), at law or in equity, commenced, brought, by or before, any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, however, that in no event shall TA Associates Cayman, LLC (“TA”) or any other investors or any of their investment funds or vehicles managed, advised or controlled by TA or any other investor or any “portfolio companies” thereof be deemed to be an “Affiliate” of Buyer or its subsidiaries and vice versa.

“Ancillary Agreements” means the Transition Services Agreement, the Manufacturing and Supply Agreement, the Reverse Manufacturing and Supply Agreement, the Interim Operating Model Agreements, and all other agreements, instruments, certificates and legally binding contracts contemplated herewith or therewith to which any Party or any Transferred Subsidiary is a party.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws applicable to any Transferred Subsidiary relating to the prevention of bribery, corruption, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and any other equivalent Laws in the jurisdictions in which the Business operates.

“Business” means the business of the Seller and certain of its direct and indirect Subsidiaries for the research, development, design, testing, manufacture, processing, packaging, storage, distribution, labeling, promotion, marketing, advertising, offer for sale, and sale by the Seller and its Affiliates of medical devices that primarily relate to (a) the interventional urology segment, such as the UroLift System and non-animal stabilized hyaluronic acid (NASHA) gel-based products, such as Barrigel, Deflux and Solesta (including all accessories and product configurations); and (b) the acute care segment, including (i) its anesthesia product category, including its airway management products, such as supraglottic devices, infraglottic devices, laryngoscopes and resuscitators, (ii) its acute pain management product category, including its epidural, spinal and peripheral nerve block kits, (iii) its respiratory product category, including its portfolio of oxygen-therapy, humidification and ventilator-circuit technologies, (iv) its portfolio of intra-aortic balloon pumps, such as Arrow AC3 Optimus pumps and balloon catheters, and (v) its portfolio of chest drainage products, such as the Pleur-evac wet- and dry-suction systems and (vi) its urology care product category, including its X-treme brand intermittent catheters, Rusch indwelling catheters and Rusch endo-urology products, such as ureteral stents and catheters, guidewires and nephrostomy catheters.

“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Law to be closed in the city of New York, New York or the city of London, England.

“Business Employee” means each Person who is (i) a current employee or temporary or leased employee, in each case, who primarily provides service with respect to the operation of the Business or is a part of global services and is assigned by the Seller to support the Business; (ii) hired on or after the date of this Agreement, in accordance with the terms of this Agreement, to provide services primarily to the Business (including internal and external hires); and/or (iii) any Automatic Transfer Employee.

“Business Employee Liabilities” means any amount payable to or in respect of (but not under or with respect to any Retained Employee Plans) any Business Employee or Former Business Employee or dependent of a Business Employee or Former Business Employee to the extent such amount relates to, results from, arises out of or is incurred in connection with such Business Employee’s or Former Business Employee’s employment by or with or service to the Business or termination thereof (including severance), and shall include any such amount that exists or arises (or may be deemed to exist or arise) as a result of, or in connection with (i) consummation of the transactions contemplated by this Agreement, (ii) the failure of the Buyer or its Affiliates (including any Transferred Subsidiary) to employ or offer employment to any Continuing Business Employee in accordance with Section 5.4 or applicable Law, (iii) any change or proposed change to the remuneration, benefits, terms and conditions of employment, or the working conditions of any Business Employee or Former Business Employee or (iv) the employer portion of any payroll or other employment Taxes.

“Business Employee Records” means the following current employment and current personnel information with respect to each Business Employee, in each case, to the extent permitted by applicable Law: salary, wage grade, job function, variable compensation targets, and business and personal mailing addresses and telephone numbers, including as applicable, Family and Medical Leave Act (or similar) records, Forms I-9 (Employment Eligibility Verification) and employee development plans related to such Business Employee; provided that Business Employee Records shall not include any medical records.

“Business Transfer Regulations” means (a) all Laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses, and (b) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of law, of employment in the event of a transfer of assets, undertaking or business (or part thereof).

“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs, or prevents or materially delays, the ability of either Buyer or its Affiliates to consummate the Acquisition or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

“Cash” means as of a specified time, the aggregate amount of all cash, cash equivalents and marketable securities, in each case to the extent convertible to cash in 90 days, of the Business (inclusive of the Transferred Subsidiaries), less (a) the amounts at such time of any Restricted Cash or outstanding checks, drafts, wires or transfers, to the extent the associated liability is excluded from Closing Non-Cash Working Capital if applicable, plus (b) the aggregate amount of checks and drafts deposited for the account of the Business (inclusive of the Transferred Subsidiaries) that have not yet cleared.

“Closing Cash” means Cash, as of the Measurement Time, less any amount actually paid or otherwise transferred as dividend, distribution or other disposition of Cash by the Business (inclusive of any Transferred Subsidiary) after the Measurement Time but prior to Closing; provided that Closing Cash shall be reduced for any payments made between the Measurement Time and Closing which are not captured as a deduction to Estimated Closing Statement and the Closing Statement through either a liability in the Closing Non-Cash Working Capital or Indebtedness (including Transaction Expenses). With respect to each Transferred Subsidiary, Closing Cash shall be determined as of the Measurement Time applicable to such Transferred Subsidiary.

“Closing Indebtedness” means Indebtedness of the Business (inclusive of the Transferred Subsidiaries), as of immediately prior to the Closing, excluding (a) any Indebtedness that is solely intercompany Indebtedness among the Transferred Subsidiaries to the extent netting to zero, and (b) any Indebtedness that is owed to a TFX Entity and that is cancelled pursuant to Section 5.13.

“Closing Non-Cash Working Capital” means, on a consolidated basis, current assets of the Business (inclusive of the Transferred Subsidiaries) minus current liabilities of the Business (inclusive of the Transferred Subsidiaries), in each case, that are included in the line item categories specifically identified in Part 2 of Exhibit B attached hereto and determined in accordance with the Accounting Principles and as of the Measurement Time; provided, that Closing Non-Cash Working Capital shall exclude (i) all Transaction Payments, (ii) all Indebtedness, (iii) all Transaction Expenses, (iv) all Cash or Restricted Cash, and (v) all Transfer Taxes. With respect to the Seller, the Interest Seller Affiliates, and the Business (inclusive of the Transferred Subsidiaries), Closing Non-Cash Working Capital shall be determined as of the Measurement Time applicable to the Seller, the Interest Seller Affiliates, and the Business (inclusive of the Transferred Subsidiaries).

“Closing Non-Cash Working Capital Overage” means the amount, if any, by which Closing Non-Cash Working Capital exceeds Target Closing Non-Cash Working Capital.

“Closing Non-Cash Working Capital Underage” means the amount, if any, by which Closing Non-Cash Working Capital is less than Target Closing Non-Cash Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any labor, works council or collective bargaining Contract or other written agreement, with any labor union, works council, trade union or similar labor organization.

“Company Intellectual Property” means (i) all Intellectual Property owned or purported to be owned by Seller or any of its Affiliates and primarily used or held for use in, or necessary primarily for, the operation of, the Business (but, for the avoidance of doubt, excluding all Excluded Marks), and (ii) all Intellectual Property set forth on Section 3.15(a) of the Disclosure Schedules.

“Contract” means any legally binding written or oral contract, agreement, arrangement, loan agreement, commitment, deed, bond, instrument, mortgage, lease, license (other than any Permit), purchase order, letter of credit, indenture, security or pledge agreement, or other legally binding understanding or arrangement.

“Control”, including the terms “Controlled by” and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“De Minimis Deviations” means a deviation from the Restructuring steps as they relate to the Business set forth on Exhibit C that is immaterial in nature, administrative or ministerial in character, and does not materially adversely affect timing, cost, tax, scope, or the substance of the Restructuring.

“Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other employment, consulting, change in control, retention, bonus, incentive, retirement, pension, profit sharing, deferred compensation, stock or unit ownership or purchase, option, profits interest or other equity or equity-based arrangement, loan, vacation, severance, termination, disability, death, medical, dental, fringe benefit or other benefit or compensation plan, program, policy, agreement, contract or arrangement, that is (i) maintained, contributed to, or required to be contributed to, or sponsored by (x) a TFX Entity (solely to the extent related to the participation of a Business Employee or the dependent of a Business Employee) or (y) a Transferred Subsidiary or (ii) with respect to which a Transferred Subsidiary has or will have any current or contingent liability, in each case, excluding any plan maintained by a Governmental Entity and any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, encumbrance, deed of trust, right-of-way, easement, transfer restriction or other analogous right or claim.

“Enterprise Value” means $530,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Former Business Employee” means each former employee of Seller or its Affiliates who primarily provided services to the Business as of the date of such employee’s termination of employment and each former employee of a Transferred Subsidiary.

“FDA” means the U.S. Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“German Closing” means the closing of the transactions to be consummated with respect to Germany, either as part of the Closing on the Closing Date or delayed in accordance with Section 2.5.

“Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, municipal, local or other government, or any governmental, regulatory or administrative authority, branch, bureau, department, board, agency or commission, or any court, tribunal or arbitral or other legislative, executive or judicial body, or any self-regulatory organization or stock exchange.

“Healthcare Laws” means: (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 – 1396w-8; (b) applicable federal and state fraud and abuse Laws, including the Exclusion Laws, 42 U.S.C. § 1320a-7, the Federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, and the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (c) HIPAA; (d) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301, et seq.), and, only to the extent applicable, the biologics provision of the U.S. Public Health Service Act (42 U.S.C. § 262.), and applicable FDA regulations promulgated thereunder; (e) the Medical Devices Regulation (2017/745/EU), Regulation (EC) 1907/2006 on the Registration, Evaluation, Authorisation, and Restriction of Chemicals, Regulation (EU) 2017/746 concerning in vitro diagnostic medical devices (as amended), the Misleading and Comparative Advertising Directive (2006/114/EC); and any European Economic Area Member State laws implementing the provisions of these regulations and directives, all regulations promulgated pursuant to such Laws; and (f) applicable equivalent foreign, federal, or state Laws that regulate the design, development, testing, manufacturing, processing, storing, importing or exporting, labeling or packaging, advertising, distributing, supplying, offering for sale or marketing of medical device products.

“Healthcare Permits” means all approvals, authorizations, certificates, clearances, consents, licenses, permits, registrations, accreditations, exemptions and listings granted or issued by any Governmental Entity, Notified Body or the International Organization for Standardization (“ISO”) that implement Healthcare Laws that are required under Healthcare Laws to legally operate the Business of each TFX Entity (in each case, solely with respect to the Business) and each Transferred Subsidiary, including ISO certifications.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and implementing regulations set forth at 45 C.F.R. Parts 160 – 164.

“Income Taxes” means Taxes imposed on, or determined by reference to, net income or profits or gross receipts or similar measures and including franchise Taxes and withholding Taxes if and to the extent imposed in lieu of Taxes denominated as “income” Taxes.

“Indebtedness” means, with respect to any Person and without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums and penalties (but solely to the extent such items are actually due at the Closing), unpaid fees and other monetary obligations in respect of (i) outstanding indebtedness of such Person for borrowed money and (ii) outstanding indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible (but excluding surety bonds, performance bonds, warranties or similar guaranties of performance to the extent not drawn or not called upon); (b) all outstanding obligations of such Person for the deferred purchase price of property (but excluding trade accounts payable to the extent included in Closing Non-Cash Working Capital) or contingent purchase price or similar obligations (including all seller notes, “earn-out” payments, holdbacks, cash held in escrow, unsatisfied purchase price adjustments, and other similar payments and obligations calculated, in each case, only to the extent earned (except in the case of any contingent consideration payable by the Seller in respect of the acquisition by the Seller of Palette, which if not excluded as a liability of the Business and retained by the Seller Group prior to Closing, shall be treated as being payable to the maximum extent)); (c) the net outstanding obligations of such Person under any interest rate or currency swap transaction (valued at the termination cost thereof), in each case, determined after offsetting any asset positions against any liability positions, which amount cannot be less than zero; (d) all outstanding obligations of such Person for the reimbursement of any obligor on any letter of credit (but solely in the case of a letter of credit issued for the benefit of and at the direction of any Transferred Subsidiary and solely to the extent such letter of credit has been actually drawn), (e) Unpaid Income Taxes, (f) to the extent not included in Closing Non-Cash Working Capital (and excluding any amounts arising under or with respect to a Retained Employee Plan), all unpaid and unfunded or underfunded deferred compensation (including employer contributions owed with respect to any defined contribution pension plan or the DC Plan), (g) any declared but unpaid dividends or similar distributions, (h) any Transaction Expenses and Transaction Payments (in each case, solely to the extent any such amounts are not paid by the Seller at the Closing as contemplated by Section 2.2), (i) to the extent not included in Non-Cash Working Capital (and excluding amounts arising under or with respect to a Retained Employee Plan), any unfunded or underfunded liability associated with any defined benefit pension or defined benefit-like gratuity, termination indemnity (including the seniority premium and termination indemnity in Mexico and the termination lump sum in Italy) and post-employment health or welfare plan or arrangement, (j) any obligation for a lease classified (or required to be classified) as a finance lease in accordance with the Accounting Principles (including finance leases in the Financial Statements), (k) any guarantee by any Transferred Subsidiary thereof of any of the foregoing obligations of another Person (other than guarantees by Transferred Subsidiaries of Indebtedness of other Transferred Subsidiaries), (l) any declared but unpaid dividends, distributions or amounts owed to the Seller, Interest Seller Affiliates or its Affiliates, (m) any accrued or unpaid interest, fees, prepayment penalties, premiums, breakage costs or other similar amounts associated with repayment on any of the foregoing, (n) any reserves, liabilities, accruals or similar provisions arising from or in connection with restructuring measures and reflected on the Balance Sheet, and (o) the amount of certain Taxes that would apply with respect to a hypothetical distribution of the amount of certain Cash balances held by non-U.S. Transferred Subsidiaries to the Seller, determined in accordance with Section 1.1(a) of the Disclosure Schedules.

“Indemnified Disputes” means those items listed under the heading “Indemnified Disputes” on Section 1.1(b) of the Disclosure Schedules.

“Indemnified Taxes” means, without duplication and excluding any Taxes taken into account in Indebtedness (including Unpaid Income Taxes) or Closing Non-Cash working Capital, any (a) federal, state, local, or non-U.S. Taxes of any Transferred Subsidiary attributable to being a member of any Seller Combined Tax Return, (b) Taxes of the TFX Entities that are required to be paid by any Transferred Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar state, local, or non-U.S. Tax Law) as a result of such Transferred Subsidiary having been part of a Seller Combined Tax Return, (c) Taxes of the TFX Entities that are required to be paid by any Transferred Subsidiary as a result of transferee or successor liability, (d) Taxes (other than Transfer Taxes, which are addressed by clause (e) below) arising from the Seller’s implementation of the Restructuring pursuant to Section 5.17, (e) Transfer Taxes allocated to the Seller pursuant to Section 6.2(a) (after giving effect to Section 6.2(b)) and (f) Taxes arising from the matters described in Section 3.16(a) of the Disclosure Schedules.

“Intellectual Property” means all intellectual property rights in any jurisdiction, whether registered or unregistered, including such rights in and to the following: (a) trademarks, service marks, trade names, domain names, trade dress and other indicia of origin, all registrations and applications to register any of the foregoing, and all goodwill associated with the foregoing (collectively “Trademarks”), (b) patents and patent applications, (c) published and unpublished works of authorship, copyrights (whether registered or unregistered) therein and thereto and all registrations and applications to register any of the foregoing, (d) trade secrets, know-how, technologies, databases, processes, techniques, protocols, designs, specifications and other rights in confidential information, (e) software, and (f) internet domain names and social media handles.

“Interim Operating Model Agreements” means the agreements to be entered into by and between the Buyer and/or certain Transferred Subsidiaries, on the one hand, and Seller or certain TFX Entities, on the other hand, each in a form mutually agreed by the Buyer and Seller prior to the Closing in accordance with Section 5.27 and pursuant to which certain TFX Entities will provide certain distribution, supply and/or manufacturing services to the Buyer and/or the applicable Transferred Subsidiaries pursuant to the terms set forth on Section 5.27 of the Disclosure Schedules under the heading “Interim Operating Model Agreements.”

“Inventories” means all inventory, merchandise, finished goods, raw materials, packaging, labels, supplies and other personal property maintained, held or stored by or for the Business, and any prepaid deposits for any of the same.

“IRS” means the Internal Revenue Service of the United States.

“Italian Closing” means the closing of the transactions to be consummated with respect to Italy, either as part of the Closing on the Closing Date or delayed in accordance with Section 2.6.

“IT Assets” means technology devices, computers, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and other information technology equipment that are used by or on behalf of the Transferred Subsidiaries in connection with the Business.

“Key Products” means the Company Intellectual Property set for on Section 1.1(e) of the Disclosure Schedules.

“Knowledge” means (a) with respect to the Seller, the actual knowledge of the persons listed under the heading “Seller Knowledge Persons” on Section 1.1(d) of the Disclosure Schedules, after due inquiry of the direct reports responsible for the subject matter the representation in which the Knowledge qualifier is found, and (b) with respect to the Buyer, the actual knowledge, after due reasonable inquiry, of Charles Bellm and Kim Jacob.

“Law” means any statute, law (including common law), directive, regulation, ordinance, rule, code, executive order, injunction, judgment, writ, award, stipulation, ruling, decree, order or other legal requirement enacted, issued, promulgated, enforced or entered by any Governmental Entity of competent jurisdiction.

“Leased Real Property” means the real property leased by any TFX Entity (in each case, solely with respect to the Business) or the Transferred Subsidiaries, in each case, as tenant, together with, to the extent leased by a TFX Entity (in each case, solely with respect to the Business) or the Transferred Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the TFX Entities (in each case, solely with respect to the Business) or the Transferred Subsidiaries relating to the foregoing.

“Lookback Date” means January 1, 2022.

“Manufacturing and Supply Agreement” means that certain Manufacturing and Supply Agreement in substantially the form attached hereto as Exhibit E.

“Material Adverse Effect” means any one or more events, changes, circumstances, conditions, developments, occurrences, effects or state of facts that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole or (b) materially impairs, or prevents or materially delays, the ability of the Seller or its Affiliates to consummate the Acquisition or any of the other transactions contemplated by this Agreement or the Ancillary Agreements on the terms set forth herein or therein; provided, however, for the purposes of the foregoing clause (a) any events, changes, circumstances, occurrences, effects and states of facts constituting, arising out of or related to the following shall be disregarded in determining whether or not a Material Adverse Effect has occurred: (i) general changes or developments in any of the industries in which the Business operates, (ii) changes in reimbursement rates or coverage limitation applicable to the products of the Business, (iii) changes in global, national or regional political conditions (including tariffs or sanctions), whether domestic or foreign (including any outbreak or escalation of hostilities or any acts of war, terrorism, cyberterrorism or cyberattack, regardless of where occurring), (iv) changes in general economic, business, regulatory or market conditions (including in national or global financial markets, or in exchange rates, currencies or monetary policy), (v) natural disasters, calamities and other acts of god, (vi) changes in any applicable Laws after the date hereof, GAAP or other applicable accounting regulations or principles or interpretations thereof, (vii) the announcement or pendency of this Agreement and the transactions contemplated hereby, the identity of the parties hereto, or the Buyer’s plans or intentions with respect to the Business (including any adverse impact on relationships, contractual or otherwise, with customers, suppliers, distributors and employees), (viii) the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements and the compliance with the terms hereof and thereof (including any action taken by the Seller or any of its Affiliates which is required in connection with this Agreement or any Ancillary Agreement), (ix) any action taken (or omitted to be taken) by the Seller or any of its Affiliates at the express written request of, or with the express written consent of, the Buyer, (x) any action taken (or omitted to be taken) by the Buyer or any of its Affiliates, and (xi) any change of or failure to meet any projections, forecasts, budgets or estimates of or relating to the Business for any period (provided, however, that any effect that contributed to or caused such failure to meet projections, forecasts, estimates or financial analyses shall not be excluded under this clause (xi) except to the extent such effect would be excluded by operation of another clause of this definition); except, in the cases of the foregoing clauses (i) and (vi), to the extent such facts, conditions, circumstances, occurrences, effects, changes, events or developments, individually or in the aggregate, have a materially disproportionate adverse effect on the Business relative to other participants of a similar size in the industry in which the Business operates.

“Material Intellectual Property” means any material unregistered Trademarks and material software that are included in the Company Intellectual Property and are primarily used in connection with the Key Products.

“Measurement Time” means, with respect to the Seller or any of its Subsidiaries (including the Transferred Subsidiaries), 12:01 a.m. local time in the respective region of the Seller, or such Subsidiary, as applicable, on the Closing Date.

“Neutral Accountant” means Grant Thornton or, in the event that circumstances create an actual conflict of interest that would impair such firm’s ability to impartially determine any issue presented to it pursuant to this Agreement or if such firm is otherwise unwilling or unable to provide such services, another internationally-recognized independent or neutral and impartial consulting, valuation, dispute resolution or certified public accounting firm jointly selected by the Seller and the Buyer.

“Notified Body” means a body designated by a Member State of the European Union or the UK to perform third-party conformity assessment activities including calibration, testing, certification and inspection, where “conformity assessment” means the process of demonstrating whether, relating to a device, the requirements of Regulation (EU) 2017/745 and/or Regulation (EU) 2017/746 have been fulfilled.

“NYSE” means the New York Stock Exchange and any successor stock exchange.

“OEM Business” means the “Business” as defined in that certain Equity Purchase Agreement, dated as of December 9, 2025, between Lotus Bidco Inc. and Seller.

“Ordinary Course of Business” means with respect to the Business, the ordinary course of such business, consistent with past practices in all material respects.

“Overhead and Shared Services” means the ancillary or corporate shared services or processes (including associated systems and assets) that are provided to or used in both the Business and by the TFX Entities, including services and processes relating to: travel, meeting management and entertainment; temporary labor; office supplies (including copiers and faxes); personal telecommunications (including email); computer, telecommunications, internet and networks maintenance, services and support; software-as-a-service, platform-as-a-service and infrastructure-as-a-service; software applications, databases, platforms, data hosting and infrastructure services; call centers; fleet management; energy/utilities; procurement and supply arrangements; treasury; public relations, legal and regulatory matters (including FDA and similar Governmental Entity audit support and product registration, listing, labeling, clearance, notification and compliance support); risk management (including workers’ compensation); payroll; procurement cards and travel cards; telephone/data connectivity; disaster recovery; accounting; tax; internal audit; executive management; quality control and oversight (including microbiological/sterilization support); clinical support; data and analytics support (including reporting); research and development (including packaging support); engineering; investor relations; human resources and employee relations management; employee benefits; credit, collections and accounts payable; property management; facility management; site security; environmental, health and safety support; freight management; waste incineration; global trade compliance; and customs and excise matters.

“Owned Real Property” means the real property owned by any TFX Entity (in each case, solely with respect to the Business) or the Transferred Subsidiaries, together with, to the extent owned by a TFX Entity (in each case, solely with respect to the Business) or the Transferred Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the TFX Entities (in each case, solely with respect to the Business) or the Transferred Subsidiaries relating to the foregoing.

“Palette” means Palette Life Sciences AB.

“Permitted Encumbrance” means (a) statutory Encumbrances arising by operation of Law with respect to a liability incurred in the Ordinary Course of Business and which is not yet due or delinquent, (b) Encumbrances for Taxes, assessments or other governmental charges not yet due or the validity or amount of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’, landlords’, lessors’ and other similar Encumbrances arising or incurred in the Ordinary Course of Business and that are not yet delinquent or the validity or amount of which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (d) pledges, deposits or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security legislation), (e) with respect to real property, (i) any Encumbrance or title defects of record that do not detract from the value or use of the property; (ii) any other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental Law, (ii) any right, interest, encumbrance or title of a lessor or sublessor affecting the underlying fee interest or sublease-hold estate or granted under the express terms of any lease or sublease agreement which do not materially or adversely impair the occupancy or use of the underlying leased or subleased real property for the purposes for which it is currently used in connection with the Business, (g) with respect to Intellectual Property, nonexclusive licenses granted in the Ordinary Course of Business, and (h) Encumbrances arising under securities Laws.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, trust, association, organization or other entity of whatever nature, including any Governmental Entity.

“Personal Information” means any information that identifies an individual, that is associated with an identified individual, or which otherwise constitutes “personal information,” “personally identifiable information” or any other similar terms under applicable Law.

“Privacy Laws” mean all applicable Laws regulating the processing, use, disclosure, collection, privacy, protection, transfer, or security of Personal Information.

“Privacy Requirements” means, with respect to any collection, access, use, processing, disclosure, transfer, protection, storage, modification, selling, sharing, disclosure, retention, destruction, privacy, or security (collectively “Processing”) of Personal Information and applicable to any Transferred Subsidiaries or Seller or any of its Affiliates (solely with respect to the operation of the Business) (i) all applicable Laws (including Privacy Laws), (ii) the external privacy policies of any Transferred Subsidiaries or Seller or any of its Affiliates (solely with respect to the operation of the Business), (iii) binding industry standards (including the Payment Card Industry Data Security Standard (PCI-DSS)) and (iv) applicable provisions of Contracts to which any Transferred Subsidiary or Seller or any of its Affiliates (solely with respect to the operation of the Business) is bound.

“Purchase Price” means the Enterprise Value;

(a) plus:

(i) the Closing Cash; and

(ii) the Closing Non-Cash Working Capital Overage, if any.

(b) minus (without duplication):

(i) the Closing Non-Cash Working Capital Underage, if any; and

(ii) the Closing Indebtedness, if any.

The Purchase Price and all components thereof (including Closing Cash) shall be denominated in US dollars and, where applicable, exchange rates will be applied in accordance with the Accounting Principles.

“QMS Certification” means the following quality management system certifications: ISO 13485, EU Medical Device Regulation Quality Management System, Medical Device Single Audit Program (“MDSAP”), and, if MDSAP is not applicable, then (a) for the time period starting February 2, 2026, FDA Quality Management System Regulation (21 CFR Part 820) or (b) for the time period prior to February 2, 2026, FDA Quality System Regulation.

“Representatives” means, with respect to any Person, the officers, directors, managers, members, limited or general partners, equityholders, principals, employees, agents, auditors, advisors, counsel, investment bankers and other representatives of such Person.

“Restricted Cash” means all cash and cash equivalents of the Transferred Subsidiaries not freely usable by and available to the Buyer or the Transferred Subsidiaries because it is subject to restrictions or limitations (other than Taxes) on use or distribution by applicable law, Contract or otherwise, including without limitation, restrictions or limitations (other than Taxes) on dividends and repatriation or any other form of restriction.

“Retained Business” means any entity, assets, business or activity of Seller and its Affiliates, whether undertaken prior to or after the date hereof, other than the Business.

“Retained Employee Plans” means the Employee Plans and any other benefit or compensation plan, program, policies, contracts, agreements or arrangements that are maintained, sponsored or contributed to or required to be contributed to by a TFX Entity or any of its Affiliates (including any Transferred Subsidiary) or under or with respect to which a TFX Entity or any of its Affiliates has any current or contingent liability or obligation immediately prior to Closing, in each case that are not Transferred Employee Plans.

“Reverse Manufacturing and Supply Agreement” means that certain Reverse Manufacturing and Supply Agreement in substantially the form attached hereto as Exhibit F.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Trade Control Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria (until July 1, 2025), the Crimea region of Ukraine, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Control Laws including: (i) any Person listed on any U.S. or applicable non-U.S. sanctions- or export-related restricted party list, including OFAC’s List of Specially Designated Nationals and Blocked Persons, or any other sanctions- or export-related restricted party list maintained by OFAC, the U.S. Department of Commerce Bureau of Industry and Security, the U.S. Department of State, the United Kingdom, or the European Union; (ii) any Person organized under the laws of or ordinarily resident in, or a national of, a Sanctioned Country; (iii) any Governmental Entity of a Sanctioned Country or a Governmental Entity of Venezuela; or (iv) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) or (ii).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Combined Tax Return” means any combined, consolidated, unitary or similar Tax Return that includes the Seller or any of its Affiliates (other than the Transferred Subsidiaries), on the one hand, and any of the Transferred Subsidiaries or their respective Subsidiaries, on the other hand.

“Seller Related Parties” means, collectively, any direct or indirect equity holders, partners, directors, managers, members, Affiliates or Representatives of Seller.

“Spanish Closing” means the closing of the transactions to be consummated with respect to Spain, either as part of the Closing on the Closing Date or delayed in accordance with Section 2.7.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Closing Non-Cash Working Capital” means $370,000,000.

“Tax” or “Taxes” means any federal, state, local or non-U.S. taxes, charges, duties, fees, levies or other assessments in the nature of taxes, imposed by the IRS or any other Taxing Authority, including income, gross receipts, franchise, payroll, employment, excise, ad valorem, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, retirement, unemployment, disability, workers compensation, real property, personal property, sales, use, transfer, value added, net worth, recording, alternative, add-on minimum or other taxes, and any interest, penalties or additional amounts imposed thereon.

“Tax Return” means any return (including any information return), declaration, report, statement, schedule, statement, notice, form, election and other document relating to Taxes, filed or required to be filed with a Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“TFX Entity” means the Seller and each of its Subsidiaries, other than the Transferred Subsidiaries.

“Trade Control Laws” means all export, reexport, transfer, retransfer, and import control Laws; all U.S. anti-boycott Laws; and all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union, and the United Nations Security Council, in each case as applicable to any Transferred Subsidiary.

“Transaction Expenses” means all unpaid fees and expenses (including legal, accounting, consulting, investment banking and financial advisory expenses) incurred by, subject to reimbursement by, or to be paid directly by or on behalf of, any Transferred Subsidiary in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements (excluding the Transaction Payments).

“Transaction Payments” means, in each case, solely to the extent outstanding and unpaid, (a) all change of control, transaction, severance or retention or similar payments under a Transferred Employee Plan that are payable by a Transferred Subsidiary (or for which a Transferred Subsidiary has any liability or obligation) to a Business Employee, Former Business Employee or dependent thereof, either (i) that is a “single trigger” payment payable as a result of the consummation of the Acquisition (even if there are other immaterial conditions), or (ii) with respect to retention payment arrangements entered into in connection with the consummation of the Acquisition (irrespective of whether the relevant documentation expressly references a potential acquisition or otherwise), as a result of such Person’s continued employment as of a specified date, in each case, together with the employer portion of any Taxes related thereto (calculated as if all such amounts were payable on the Closing Date), and (b) the employer portion of any Taxes related to the settlement or accelerated vesting of any deferred compensation, equity or equity-based awards under a Retained Employee Plan, including any deferred compensation, equity or equity-based awards issued or provided by any direct or indirect parent company of the Transferred Subsidiaries, that are or become payable by a Transferred Subsidiary (or for which a Transferred Subsidiary has any current or contingent liability or obligation) (calculated as if all such amounts were payable on the Closing Date); for the avoidance of doubt, in no event shall any of the following be considered “Transaction Payments”: (x) any payments made pursuant to any offer letter, agreement, plan or other arrangement adopted or entered into by or at the direction of the Buyer or its Affiliates; or (y) any payments owed, in whole or in part, as a result of events or action taken by Buyer after the Closing.

“Transferred Employee Plans” means the Employee Plans that are sponsored or maintained solely by one or more Transferred Subsidiaries.

“Unpaid Income Taxes” means the sum, on a jurisdiction-by-jurisdiction and entity-by-entity basis (which shall not be less than zero in the aggregate or in respect of any Tax Return), of the aggregate amounts of unpaid Income Taxes of the Transferred Subsidiaries for any Pre-Closing Tax Period beginning on or after January 1, 2025 and for which the applicable Tax Return first becomes due (taking into account extensions) after the date hereof and only in jurisdictions in which the relevant Transferred Subsidiary (i) has historically filed Tax Returns for the relevant Income Tax or (ii) first became required to file Tax Returns for the relevant Income Tax on or after January 1, 2025, and determined: (a) by excluding any Taxes attributable to any action taken by the Buyer or any of its Affiliates (including the Transferred Subsidiaries) on the Closing Date after the Closing outside the ordinary course of business and not required by this Agreement (and this section (a) shall, for the avoidance of doubt, exclude any Taxes attributable to action taken by the Buyer or any of its Affiliates (including the Transferred Subsidiaries) pursuant to Section 6.4(a)); (b) without regard to any GAAP concepts of deferred Tax assets and liabilities; (c) on a “closing of the books” basis as if the taxable years of the Transferred Subsidiaries ended on and including the Closing Date and in accordance with Section 6.1(b); (d) with regard to any estimated Income Tax payments made prior to Closing, and overpayments of Income Taxes carried forward from a Pre-Closing Tax Period, in each case, to the extent such amounts have the effect of reducing (but not below zero) the particular unpaid Income Taxes being measured; (e) by including in taxable income for such Pre-Closing Tax Period any adjustments pursuant to Section 481 of the Code (or any similar provision of state or local Tax Law) made prior to the Closing Date that have not previously been included in taxable income by the Seller or any of its Subsidiaries; (f) by excluding any liability accruals or reserves for contingent Taxes or uncertain Tax positions; and (g) in accordance with the past practices (including reporting positions, elections and accounting methods) of the Transferred Subsidiaries in preparing Tax Returns, except to the extent required by applicable Law, and except with respect to items historically reported on Tax Returns the treatment of which has been, or may be, modified by legislation effective for tax years beginning on or after January 1, 2025, in which case the treatment of such items shall be determined by the Seller in any manner permitted by such legislation.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder, as well as any similar Laws.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquired Interests	Recitals
Acquisition	Recitals
Affiliated Party	Section 3.23
Agreement	Preamble
Automatic Transfer Employees	Section 5.4(a)
Balance Sheet	Section 3.6(a)
Business Permits	Section 5.3(f)
Buyer(s)	Preamble
Buyer 401(k) Plan	Section 5.4(i)
Buyer FSA Plan	Section 5.4(i)(vii)
Buyer Indemnitees	Section 8.2
Buyer Material Adverse Effect	Section 7.2(a)(ii)
Buyer Plans	Section 5.4(d)
Buyer Released Matters	Section 5.13(c)
Buyer Released Party	Section 5.13(c)
Buyer Releasing Party	Section 5.13(c)
Closing	Section 2.2(a)
Closing Statement	Section 2.4(a)
COBRA	Section 5.4(i)(v)
Commingled Contracts	Section 5.22(a)
Confidentiality Agreement	Section 5.5
Continuing Business Employees	Section 5.4(a)
Corporate Policies	Section 5.16
DC Plan	Section 5.4(i)(iv)
De Minimis Losses	Section 8.4(a)(i)
Delayed Transfer Date	Section 5.4(b)
Delayed Transfer Employee	Section 5.4(b)
Disclosure Schedules	Article III
Environmental Laws	Section 3.17(d)(i)
Environmental Permits	Section 3.17(d)(ii)
Estimated Closing Statement	Section 2.2(b)
Estimated Purchase Price	Section 2.2(b)
Excluded Marks	Section 5.9(a)

Financial Statements	Section 3.6(a)
Forfeited Awards	Section 5.4(g)(i)
Fundamental Reps	Section 7.3(a)(i)
Hazardous Substance	Section 3.17(d)(iii)
HSR Act	Section 3.3(b)
Indemnified Party	Section 8.6(a)
Indemnifying Party	Section 8.6(a)
Insurance Policies	Section 3.21
Interest Seller Affiliates	Recitals
Losses	Section 8.2
Material Adverse Effect	Section 7.3(a)(ii)
Material Contracts	Section 3.19(a)
Material Customers	Section 3.22(a)
materiality	Section 7.2(a)(ii)
Material Supplier	Section 3.22(b)
Non-US Plans	Section 3.11(e)
Objection Notice	Section 2.4(c)
Outside Date	Section 9.1(a)(ii)(A)
Outstanding Equity	Section 3.4(a)
Parties	Recitals
Party	Recitals
Permit Materials	Section 5.3(f)
Permits	Section 3.9(b)
Pre-Closing Tax Periods	Section 6.1(a)
Qualifying Offer	Section 5.4(b)
R&W Insurance Policy	Section 5.21
R&W Subrogation Waiver	Section 5.21
Registered IP	Section 3.15(a)
Release Documents	Section 2.2(c)(i)(E)
Relevant Business Entities	Section 3.1
Required Transferor	Section 5.19(d)
Review Period	Section 2.4(b)
Restructuring	Section 5.17(a)
Seller	Preamble
Seller 401(k) Plan	Section 5.4(i)(iii)
Seller FSA Plan	Section 5.4(i)(vii)
Seller Indemnitees	Section 8.3
Seller Released Matters	Section 5.13(b)
Seller Released Party	Section 5.13(b)
Seller Releasing Party	Section 5.13(b)
Simpson Thacher	Section 10.13(a)
Solvent	Section 4.5
Straddle Periods	Section 6.1(a)
Material Suppliers	Section 3.22(b)
Surviving Agreements	Section 5.13(a)(i)
Terminated Agreements	Section 5.13(a)(i)

TFX Business System	Section 5.14(b)
Third Party Claim	Section 8.6(a)
Third Person Guarantees	Section 5.15
Transfer Taxes	Section 6.2(a)
Transferred Business Employees	Section 5.4(a)
Transferred FSA Balances	Section 5.4(i)(vii)
Transferred Holdcos	Recitals
Transferred Subsidiaries	Recitals
Transferred Subsidiary Employees	Section 5.4(a)
Transition Services Agreement	Section 5.14(a)
Unresolved Objections	Section 2.4(c)(iii)
Willful Breach	Section 9.2(b)
Wrong Pocket Contract	Section 5.22(b)
Wrong Pockets Period	Section 5.19

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall cause the Interest Seller Affiliates to sell to the Buyer, and the Buyer shall purchase from such Persons, the Acquired Interests in the Transferred Holdcos, free and clear of all Encumbrances (other than Encumbrances arising under securities laws or Encumbrances imposed by or on behalf of Buyer or its Affiliates) in exchange for payment by, or on behalf of, the Buyer to the Seller of the Purchase Price.

Section 2.2 Closing.

(a) The sale of the Acquired Interests shall take place at a closing (the “Closing”) to be held remotely via exchange of documents and signatures by means of electronic mail or other electronic transmission at 10:00 a.m., New York City time, on the twelfth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (such twelfth Business Day, the “Triggering Business Day”), or at such other place, date or time as the Seller and the Buyer may mutually agree in writing; provided, that Buyer shall take all action within its control to cause the Financing to made available to and received by Buyer as soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and shall keep Seller apprised of the likely timing of Buyer’s receipt of the Financing during such period of time and, should Buyer receive the Financing prior to the Triggering Business Day, then Seller may, at its sole election, cause the Closing to occur on the first Business Day following Buyer’s receipt of the Financing in lieu of the Closing occurring on the Triggering Business Day (and, for the avoidance of doubt, Buyer’s receipt of the Financing shall in no way serve as a condition to Buyer’s obligation to consummate the Closing when required under this Agreement); provided, further, that in no event shall the

Closing occur prior to March 2, 2026 without the prior written consent of the Buyer and the Seller; provided, further, that at the Seller’s request at its sole discretion, the Parties shall delay the Closing until the next day following the satisfaction or waiver of such conditions that is the first Business Day after the last Business Day of a fiscal month of the Seller. The day on which the Closing takes place is referred to as the “Closing Date”. Notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date (and without limiting the provisions of this Agreement related to the Measurement Time), following the occurrence of the Closing, the transfer of legal ownership of the Acquired Interests shall be deemed to occur and be effective as of as of, 12:01 am, New York City time, on the Closing Date.

(b) At least five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth (i) a good-faith estimate of (A) the Closing Non-Cash Working Capital, (B) the Closing Indebtedness, and (C) the Closing Cash, and (ii) on the basis of the foregoing estimates, a calculation of the Purchase Price (such price, the “Estimated Purchase Price”). The Estimated Closing Statement shall be prepared in accordance with the terms of this Agreement, including the Accounting Principles and consistent with the definitions set forth herein. The Estimated Closing Statement shall include a breakdown of each component set forth thereon and reasonable detail in support of the foregoing amounts and calculations. The Seller shall provide Buyer and their agents and representatives with reasonable access to the relevant books and records and employees of the Transferred Subsidiaries for the purpose of facilitating Buyer’s’ review of the Estimated Closing Statement. Buyer shall have the opportunity to make any comments which shall be considered in good faith by the Seller prior to the Closing (and any updates or revisions as agreed upon by the Buyer and the Seller shall be included in the Estimated Closing Statement).

(c) At the Closing, the Seller shall:

(i) deliver or cause to be delivered by the Interest Seller Affiliates to the Buyer:

(A) the Acquired Interests, including any certificates thereof (if any), accompanied by such duly executed assignments and other instruments of transfer relating to the Acquired Interests in customary form and substance and otherwise reasonably satisfactory to the Seller and the Buyer (including any such assignments or other instruments of transfer necessary or appropriate under the Laws of any non-US jurisdiction);

(B) duly executed counterparts to the Transition Services Agreement, the Reverse Manufacturing and Supply Agreement, the Interim Operating Model Agreements, and the Manufacturing and Supply Agreement;

(C) a certificate of the Seller dated as of the Closing Date stating that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d) have been satisfied;

(D) a properly completed IRS Form W-9 duly executed by Seller, certifying that each of Teleflex Medical Devices LLC, TM Holdings LLC, and Teleflex Medical LLC is not a “foreign person” for purposes of Section 1445 of the Code (in accordance with Treasury Regulation Section 1.1445-2(b)(2)(v)) and is not subject to backup withholding; and

(E) customary guaranty and lien releases and other similar security release and termination documentation (including, without limitation, copies of draft UCC-3 termination statements to be filed upon the occurrence of the Closing) (drafts of which shall have been delivered to the Buyer at least five (5) Business Days prior to the Closing Date), all in form reasonably satisfactory to the Buyer and duly executed by the holder(s) (or agent on their behalf) of all Indebtedness other than the Indebtedness set forth in Section 2.2(c)(i)(E) of the Disclosure Schedules, in each case, releasing, discharging and terminating any and all obligations and guarantees of the Transferred Subsidiaries and Liens or other security interests in the equity interests of the Transferred Subsidiaries and/or the assets of the Transferred Subsidiaries and the Business, with respect to such Indebtedness, effective as of the Closing Date (all in form and substance satisfactory to the Buyer, collectively, the “Release Documents”).

(ii) pay or cause to be paid the Transaction Expenses via wire transfer of immediately available funds in US dollars (to accounts specified by the Seller at least two (2) Business Days in advance of the Closing Date).

(iii) pay or cause to be paid the Transaction Payments , via wire transfer of immediately available funds in US dollars (to the accounts of the applicable Transferred Subsidiaries for further distribution to the recipients of such Transaction Payments via the next regularly scheduled payroll).

(d) At the Closing, the Buyer shall deliver or cause to be delivered to the Seller or the Interest Seller Affiliates:

(i) payment, via wire transfer of immediately available funds in US dollars (to accounts specified by the Seller at least two (2) Business Days in advance of the Closing Date), in an amount equal to the Estimated Purchase Price;

(ii) duly executed counterparts to the assignments and other instruments of transfer referred to in paragraph (c)(i)(A) above;

(iii) a certificate of the Buyer dated as of the Closing Date stating that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(iv) duly executed counterparts to the Transition Services Agreement, the Reverse Manufacturing and Supply Agreement, the Interim Operating Model Agreements, and the Manufacturing and Supply Agreement.

Section 2.3 Consent to Certain Assignments.

(a) Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, (i) this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign, directly or indirectly, any Contract, asset, claim or right or any benefit arising under or resulting from such asset, claim or right if an attempted direct or indirect transfer or assignment thereof, without the consent of a third Person, would constitute a breach, default, violation or other contravention of the rights of such third Person, would be ineffective with respect to any Person party to any agreement concerning such asset, claim or right, or would violate any Law, and (ii) if any such direct or indirect transfer or assignment of any such Contract, asset, claim or right requires the consent of a third Person, then, subject to Section 5.3(e) and Section 5.27, the Parties hereto shall use their commercially reasonable efforts to obtain such consent as promptly as practicable following the date hereof and such transfer or assignment shall be made subject to such consent first being obtained. The Buyer agrees that neither the Seller nor any of its Affiliates shall have any liability to the Buyer as a result of the failure, in and of itself, to obtain any such consent.

(b) If any such consent is not obtained prior to the Closing (each such asset or Contract a “Non-Transferred Asset”) for any reason, the Closing shall (subject to the satisfaction or waiver of the conditions set forth in Article VII) nonetheless take place on the terms set forth herein and, thereafter until such consent is obtained, (i) the Seller and the Buyer shall, subject to Section 5.3(e) and Section 5.27, use, and shall cause of their respective Affiliates to use, commercially reasonable efforts to obtain such consent for such Non-Transferred Asset as promptly as practicable following the Closing and (ii) the Seller and the Buyer shall cooperate in any lawful and reasonable arrangement reasonably proposed by the Seller or the Buyer under which (A) the Buyer shall obtain (without infringing upon the legal rights of such third Person or violating any Law) the economic claims, rights and benefits under such Non-Transferred Asset with respect to which such consent has not been obtained and (B) the Buyer shall assume any related economic burden with respect to such Non-Transferred Asset (including the amount of any Liabilities for Taxes imposed on the Seller and its Affiliates with respect thereto). Any expenses or costs incurred in connection with taking any actions pursuant to clause (ii) shall be split equally between Buyer and Seller; provided, that each of the Buyer and the Seller shall bear its own advisors fees (including attorneys fees) and its own internally allocated costs (e.g., overhead, salary, etc.). If any such consent or waiver is not obtained prior to the Closing and, as a result thereof, the Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such assets of the Business intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of the Seller thereunder so that the Buyer would not in fact receive all such rights or the Seller would forfeit or otherwise lose the benefit of rights that Seller is entitled to retain, the Seller and the Buyer shall cooperate in any lawful and commercially reasonable arrangement, as the Seller and the Buyer shall agree, under which the Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer; provided, that all reasonable out-of-pocket expenses of such cooperation and related actions shall be split equally between the Buyer and the Seller; provided, that each of the Buyer and the Seller shall bear its own advisors fees (including attorneys fees) and its own internally allocated costs (e.g., overhead, salary, etc.).

Section 2.4 Purchase Price True-Up.

(a) Within 120 days after the Closing Date, the Buyer shall prepare and deliver (or cause to be prepared and delivered) to the Seller a statement in substantially the same form as the Estimated Closing Statement (the “Closing Statement”) setting forth in reasonable detail, (i) the Buyer’s good-faith calculation of (A) the Closing Non-Cash Working Capital, (B) the Closing Indebtedness, and (C) the Closing Cash, (ii) the deviations of such amounts from the estimates thereof used to determine the Estimated Purchase Price, together with supporting calculation, and (iii) on the basis of such amounts, the Buyer’s calculation of the Purchase Price. The Closing Statement shall include a breakdown of each component thereof and reasonable detail in support of the foregoing amounts and calculations. The Closing Statement shall be prepared in accordance with the terms of this Agreement, including the Accounting Principles and consistent with the definitions set forth herein.

(b) By 5:00 p.m., New York City time on the 60th day following the delivery of the Closing Statement to the Seller (such 60 day period, the “Review Period”), the Closing Statement shall become non-appealable, final and binding on all Parties hereto unless, at or prior to the end of the Review Period, the Seller shall have delivered to the Buyer a statement describing in reasonable detail the nature, amount and basis of each objection of the Seller to the Closing Statement or any component thereof. During the Review Period, the Seller and its advisors (including its accountants) shall be provided reasonable access to, and be permitted to, review the books, records and working papers of the Buyer and its advisors (including its accountants) relating to the Closing Statement to the extent set forth in paragraph (e) below; provided that such access is requested with reasonable advance notice and during the normal business hours of the Buyer or its affiliates.

(c) If the Seller objects to any aspect of the Closing Statement, the Seller shall deliver a written notice of such objection (the “Objection Notice”) to the Buyer on or prior to the expiration of the Review Period, setting forth in reasonable detail, any items or amounts with respect to which the Seller disagrees. Objections raised in the Objection Notice shall be resolved as set forth below. In connection therewith, the Parties and their respective advisors (including their accountants) shall be permitted to review the working papers of the other Parties and their respective advisors (including their respective accountants) relating to such objections to the extent set forth in paragraph (e) below.

(i) The Seller and the Buyer shall first use their reasonable best efforts to resolve such objections in good faith.

(ii) If the Seller and the Buyer are able to resolve such objections within 30 days after delivery of the Objection Notice, the Seller and the Buyer Representative, within such 30-day period, shall jointly prepare and sign a statement setting forth in reasonable detail (A) the calculations of Closing Non-Cash Working Capital, Closing Indebtedness, and Closing Cash and the deviations of such amounts from the estimates thereof used to determine the Estimated Purchase Price and (B) using such amounts, the calculation of the Purchase Price, and the deviation of such amount from the Estimated Purchase Price, which such calculations shall be final and binding on all Parties hereto.

(iii) If the Seller and the Buyer do not reach a resolution of all objections set forth in such statement of objections within 30 days after delivery of such statement of objections, the Seller and the Buyer shall, within 15 days after the expiration of such 30-day period, (A) jointly prepare and sign a statement setting forth those objections (if any) that the Seller and the Buyer have resolved and the resolution of such objections, which resolutions shall be final and binding on all Parties hereto, (B) jointly prepare and sign a statement setting forth those objections which remain unresolved (collectively, the “Unresolved Objections”), and (C) jointly engage the Neutral Accountant to resolve the Unresolved Objections.

(iv) The Seller and the Buyer shall jointly submit to the Neutral Accountant, within 5 days after the date of the engagement of the Neutral Accountant, a copy of the Closing Statement, a copy of the statement of objections delivered by the Buyer, and the joint statement of Unresolved Objections referred to in paragraph (iii) above. Each of the Seller and the Buyer shall submit to the Neutral Accountant (with a copy delivered to the other on the same day), within 15 days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Seller and the Buyer may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other on the same day), within 30 days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other. Unless requested by the Neutral Accountant in writing, neither the Seller nor the Buyer may present any additional information or arguments to the Neutral Accountant, either orally or in writing. A copy of all materials submitted to the Neutral Accountant shall be provided by the Seller or the Buyer, as applicable, to the other Party concurrently with the submission thereof to the Neutral Accountant.

(v) The Seller and the Buyer shall instruct the Neutral Accountant that (A) the scope of its review and authority shall be limited to resolving the Unresolved Objections, (B) its review and determination should be based solely on such reports, rebuttals and supporting information submitted by the Seller and the Buyer and the terms of this Agreement, including the Accounting Principles (i.e., not on the basis of an independent review), and should be made in accordance with the terms and procedures set forth in this Agreement, including the Accounting Principles, and consistent with the definitions contained herein, and (C) the Neutral Accountant shall issue a written ruling, which sets forth the resolution of each Unresolved Objection and includes a statement setting forth in reasonable detail (1) the calculations of Closing Non-Cash Working Capital, Closing Indebtedness and Closing Cash (including the components thereof) and the deviations of such amounts from the estimates thereof used to determine the Estimated Purchase Price, and (2) using such amounts, the calculation of the Purchase Price, and the deviation of such amount from the Estimated Purchase Price, each reflecting the Neutral Accountant’s resolution of the Unresolved Objections. The resolution of each Unresolved Objection shall consist of the determination of an appropriate value for each Closing Statement item that is the subject of an Unresolved Objection, which value shall be equal to one of, or between, the values proposed by the Seller and by the Buyer. The Neutral Accountant shall act as an expert (and not an arbitrator) and render a determination, based solely on the written presentations of the Buyer and Seller and not by independent review, solely of those matters submitted to it in accordance with this Section 2.4(c).

(vi) The resolution by the Neutral Accountant of the Unresolved Objections shall be final and binding upon all Parties hereto and shall not be subject to review or appeal, absent a showing of fraud or manifest error. The Seller and the Buyer agree that the procedure set forth in this Section for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes, provided that no Party shall be prohibited from instituting any Action to enforce the resolution of the Neutral Accountant in any court of competent jurisdiction.

(d) The fees, costs and expenses of the Neutral Accountant shall be paid by the Seller, on the one hand, and the Buyer, on the other hand, in relation to the proportional difference between the Neutral Accountant’s final determination of the Purchase Price and the Seller’s and the Buyer’s determination of the Purchase Price, as reflected in the Closing Statement or in the Buyer’s statement of objections, as applicable. The fees, costs and expenses of the accountants, attorneys and other representatives of each Party incurred in connection with the matters described in this Section shall be borne by such Party.

(e) Each of the Seller and the Buyer shall assist, and shall cause its Affiliates to assist, the other Party and its advisors (including its accountants) in the review of the Closing Statement and in connection with the other matters addressed by this Section. Each of the Seller and the Buyer shall afford to the other Party and its advisors (including its accountants), reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books and records of such first Party and its Affiliates to the extent relevant to such matters; provided that, notwithstanding anything to the contrary in this Section, such access shall not (i) unreasonably disrupt the normal operations of such first Party or any of its Affiliates, (ii) include access to materials that would result in the waiver of any attorney-client, work-product or other privilege (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such waiver) or (iii) include any access to any working papers of any independent accountant unless customary confidentiality and hold harmless agreements have been first executed.

(f) If the Purchase Price, as finally determined pursuant to this Section 2.3(b), is greater than the Estimated Purchase Price, the Buyer shall, within ten (10) Business Days of such final determination, cause to be delivered by wire transfer of immediately available funds to the Seller the amount of such difference to the account or accounts designated in writing by the Seller to the Buyer. If the Purchase Price, as finally determined pursuant to this Section, is less than the Estimated Purchase Price, the Seller shall, within ten (10) Business Days of such final determination, deliver by wire transfer of immediately available funds to the Buyer the amount of such difference to the account or accounts designated in writing by the to the Seller.

Section 2.5 German Works Council. Provided that the German Works Council process in respect of the Restructuring has been initiated by the Seller two (2) months prior to the proposed Closing Date, to the extent that the German Closing does not occur on the Closing Date as a result of the non-satisfaction of the condition set forth in Section 7.1(d), the German Closing shall take place on the last Business Day of the month on which the condition set forth in Section 7.1(d) is satisfied, unless the parties mutually agree on a different date. At the German Closing, the Seller shall cause its relevant Affiliate to sell and transfer those assets and liabilities of the Business with respect to Germany to the relevant Affiliate designated by the Buyer, and the Buyer shall cause its designated Affiliate to purchase and accept the transfer of such assets and liabilities of the Business. The Seller shall submit a copy of any agreements found with the works council with respect to the Restructuring once signed.

Section 2.6 Italian Works Council. The Seller shall ensure that any and all actions forming part of, or undertaken in connection with, the Restructuring (including any transfer of employees, reorganization, relocation, modification of employment terms, redundancies or any other HR or operational measure impacting employees) are carried out in compliance with applicable Italian employment, labour, social security and occupational health and safety laws and, to the extent required under Article 47 of Law 428/1990 (and following modifications) and/or any applicable collective bargaining agreement, the Seller shall initiate, conduct and complete all legally required information and consultation procedures with the competent works councils in relation to the Restructuring only. The Seller shall start the Italian Restructuring Consultation at least two (2) months prior to the proposed Closing Date, act in good faith to complete it within the statutory timeframes, so that it does not delay Closing. Provided that the Italian Works Council process or processes in respect of the Restructuring (collectively, the “Italian Restructuring Consultation”) has been initiated by the Seller two (2) months prior to the proposed Closing Date, to the extent that the Italian Closing does not occur on the Closing Date as a result of the non-satisfaction of the condition set forth in Section 7.1(c), the Italian Closing shall take place on the last Business Day of the month on which the condition set forth in Section 7.1(c) is satisfied (provided that if there are less than seven (7) Business Days between the date such condition is satisfied and the last Business Day of such calendar month, the Italian Closing shall instead take place on the last Business Day of the following calendar month), unless the Parties mutually agree on a different date. At the Italian Closing, the Seller shall cause its relevant Affiliate to sell and transfer those assets and liabilities of the Business with respect to Italy to the relevant Affiliate designated by the Buyer, and the Buyer shall cause its designated Affiliate to purchase and accept the transfer of such assets and liabilities of the Business. If the Italian Closing does not occur on the Closing Date as a result of the non-satisfaction of the condition set forth in Section 7.1(c), the effective time of the Italian Closing for tax, accounting, operational and all other matters will be deemed to be the expiry of 24:00 hours (local time) of the last calendar day of the calendar month in which the Italian Closing occurs.

Section 2.7 Spanish Works Council. Provided that the Spanish Works Council process in respect of the Restructuring has been initiated by the Seller two (2) months prior to the proposed Closing Date, to the extent that the Spanish Closing does not occur on the Closing Date as a result of the non-satisfaction of the condition set forth in Section 7.1(e), the Spanish Closing shall take place on the last Business Day of the month on which the condition set forth in Section 7.1(e) is satisfied (provided that if there are less than seven (7) Business Days between the date such condition is satisfied and the last Business Day of such calendar month, the Spanish Closing shall instead take place on the last Business Day of the following calendar month), unless the parties mutually agree on a different date. At the Spanish Closing, the Seller shall cause its relevant Affiliate to sell and transfer those assets and liabilities of the Business with respect to Spain to the relevant Affiliate designated by the Buyer, and the Buyer shall cause its designated

Affiliate to purchase and accept the transfer of such assets and liabilities of the Business. If the Spanish Closing does not occur on the Closing Date as a result of the non-satisfaction of the condition set forth in Section 7.1(e), the effective time of the Spanish Closing for tax, accounting, operational and all other matters will be deemed to be the expiry of 24:00 hours (local time) of the last calendar day of the calendar month in which the Spanish Closing occurs.

Section 2.8 French Works Council. The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement:

(a) With respect to (i) the portion of the Business conducted in France, and (ii) any interest that would be an Acquired Interest and that is currently held by Teleflex Medical SAS (collectively, the “French Assets” of the “French Asset Holder”), the signing of a binding agreement in relation to, or completion of the transactions contemplated in this Agreement requires, under French applicable Laws, the prior consultation of the works council of the French Asset Holder and/or any other relevant employee representative body (as the case may be) (the “French Works Council”), and consequently, notwithstanding any other provisions of this Agreement, the French Assets are not included in the scope of the Agreement and the French Asset Holder shall not be a Transferred Holdco unless and until the completion of the French Put Option Exercise. This Agreement shall constitute a binding agreement on Buyer (or its nominee) to acquire the French Assets subject to the completion of the French Put Option Exercise.

(b) As soon as reasonably possible after the date of the Agreement and in any event, at least two (2) months prior to the proposed Closing Date, Seller shall cause the French Asset Holder to endeavor to complete the information and consultation process of the French Works Council in connection with the transfer of the French Assets to Buyer or Buyer’s nominee (the “French Consultation Process”). Buyer shall in good faith and in a timely manner provide Seller and the French Asset Holder with such assistance, information and documentation (including attending any meeting with the French Works Council) as Seller may reasonably request in connection with the French Consultation Process. The French Consultation Process shall be deemed to have been completed on the earlier of: (i) the date on which the French Works Council issues an opinion with respect to the proposed transfer of the French Assets, as contemplated in this Agreement (and if requested by the Buyer, the Seller shall promptly provide a copy of the minutes of the French Works Council’s opinion); or (ii) if the French Works Council has not issued an opinion with respect to the proposed transfer of the French Assets, as contemplated in this Agreement, the date on which the maximum timeline provided by applicable Law (under articles L. 2312-15, L.2312-16 and R.2312-6 of the French Labor Code) for such French Works Council to issue its opinion expires (such earlier date, the “French Consultation Completion Date”).

(c) Buyer hereby irrevocably offers to acquire directly, or through its nominee, and grants to Seller an irrevocable option to require Buyer to so acquire, the French Assets from the relevant Affiliate of the Seller, on the terms and conditions set forth in this Agreement, subject to the occurrence of the French Consultation Completion Date (the “French Put Option”). After the French Consultation Completion Date, Seller may provide notice to Buyer in its sole discretion of its exercise of the French Put Option (the “French Put Option Exercise”). If the French Put Option Exercise has been completed prior to the Closing Date, the French Assets shall be automatically deemed by the Parties as included in the scope of this Agreement (immediately upon receipt by the Buyer of Seller’s notice of the French Put Option Exercise) and as a result, to the fullest extent permitted under the Laws of France, the French Assets shall transfer from the relevant Affiliate of the Seller to Buyer or its nominee at Closing. If the French Put Option Exercise has not been completed prior to the Closing Date, then (x) the Closing shall nonetheless take place on the terms set forth herein without any reduction in the Purchase Price, and (y) the provisions of this Section 2.8 shall continue to apply in respect of the French Assets.

Section 2.9 [Reserved]

Section 2.10 Tax Withholding. The Buyer shall be entitled to deduct and withhold from any portion of any payment payable pursuant to this Agreement such amounts as it is required to deduct and withhold from such payment(s) under any federal, state, local, or non-U.S. Tax Law; provided that, except with respect to compensatory payments to any current or former employees or with respect to Seller’s failure to satisfy Section 2.2(c)(i)(D), prior to making any such deduction or withholding, the Buyer shall use commercially reasonable efforts to provide Seller at least ten (10) Business Days’ advance notice of the relevant withholding requirement and shall fully cooperate with Seller to eliminate, reduce or mitigate such deduction or withholding. In the event any such amounts are so deducted or withheld, the amount deducted or withheld shall be treated as having been paid to the Person in respect of which such amounts would otherwise have been paid for purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

Except as (a) set forth in the Disclosure Schedules delivered by the Seller to the Buyer contemporaneously with the execution of this Agreement (the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1 Organization and Qualification. The Seller, each Interest Seller Affiliate and each Transferred Subsidiary (collectively, the “Relevant Business Entities”) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all necessary organizational power and authority to own the assets owned by it, and own lease and operate its properties, and to carry on its business as is now being conducted, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each Relevant Business Entity is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except for any such failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Seller has made available to the Buyer true, correct and complete copies of the organizational documents of each such Transferred Subsidiary, which reflect all amendments made thereto at any time prior to the Closing. There is no pending, or to the Knowledge of the Seller, threatened, action for the dissolution, liquidation, appointment of an examiner or insolvency of any Transferred Subsidiary.

Section 3.2 Authority.

(a) Each Relevant Business Entity (to the extent a party thereto) has full organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Relevant Business Entity (to the extent a party thereto) of this Agreement and each Ancillary Agreement to which it will be a party and the consummation by such Relevant Business Entity of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary organizational action, and no other act or proceeding on the part of any Relevant Business Entity is necessary to authorize the execution, delivery, or performance of this Agreement, each Ancillary Agreement to which it will be a party, and the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each Ancillary Agreement to which any Relevant Business Entity will be a party will have been, duly executed and delivered by each Relevant Business Entity party thereto and, assuming due execution and delivery by each of the other Parties hereto and thereto, this Agreement constitutes, and upon their execution each Ancillary Agreement to which any Relevant Business Entity will be a party will constitute, the legal, valid and binding obligations of each Relevant Business Entity party thereto, enforceable against such Relevant Business Entity in accordance with their respective terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Seller has the ability to cause each Interest Seller Affiliate to comply with the obligations of this Agreement contemplated to be complied with by such Interest Seller Affiliate.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each Relevant Business Entity (to the extent a Party thereto) of this Agreement and each Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without notice, lapse of time, or both, directly or indirectly:

(i) conflict with, violate or result in the violation of, or constitute or result in a breach of or a default under any provision of the organizational or constitutional documents of such Relevant Business Entity;

(ii) assuming all notices, authorizations, approvals, orders, permits and consents and other actions described in Section 3.3(b) have been filed or obtained and any applicable waiting period has expired or been terminated, conflict with, violate or result in the violation of, or constitute or result in a breach of or a default, or require any notice, filing, approval or consent under any Law or permit applicable to the Business or any Transferred Subsidiary;

(iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any assets or properties of the Transferred Subsidiaries; or

(iv) conflict with, result in any breach of, constitute a default under, require any consent of any Person pursuant to, or give to any Person any right of termination, acceleration, revocation or cancellation of, or require any payment under, any Material Contract or Lease to which such Relevant Business Entity is a party;

except, in the case of clauses (ii), (iii), and (iv), for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) No Relevant Business Entity is required to file or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity, whether with or without notice, lapse of time, or both, directly or indirectly, in connection with the execution, delivery and performance by such Relevant Business Entity (to the extent a Party thereto) of this Agreement and each Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) in compliance with any other Laws relating to antitrust, merger control or and foreign investment, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iv) with respect to any Permits that may be transferred, amended, terminated or obtained in connection with the Restructuring and (v) for such items, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, or the Transferred Subsidiaries, taken as a whole.

Section 3.4 Acquired Interests and Capitalization.

(a) Section 3.4(a)(i) of the Disclosure Schedules sets forth for each Transferred Subsidiary in existence as of the date hereof the class and number of authorized, issued and outstanding shares of capital stock or other authorized, issued and outstanding equity interests, as applicable, as of the date hereof (collectively, the “Outstanding Equity”). As of the date hereof and as of immediately prior to the Closing, the Seller directly or indirectly owns and will own all Outstanding Equity, free and clear of any Encumbrance, other than Permitted Encumbrances. Each Interest Seller Affiliate has the right, authority and power to sell, assign and transfer all Acquired Interests owned by it to the Buyer. Following completion of the Restructuring and immediately prior to Closing, (i) the Seller will own, directly or indirectly, all of the issued and outstanding equity interests of the Interest Seller Affiliates, and (ii) the Interest Seller Affiliates will collectively own, directly or indirectly, all of the issued and outstanding shares of capital stock or other issued and outstanding equity interests, as applicable, of the Transferred Subsidiaries. Upon delivery to the Buyer of the Acquired Interests at the Closing, the Buyer, shall acquire good, valid and marketable title to the Acquired Interests, free and clear of any Encumbrance other than Encumbrances created by the Buyer or its Affiliates or restrictions arising under applicable securities Laws.

(b) As of the date hereof, all Outstanding Equity is validly issued, fully paid and nonassessable, in each case, where such concepts are applicable. Other than as contemplated by this Agreement, there are no outstanding options, warrants, convertible or exchangeable securities, phantom rights, rights of first refusal or offer, co-sale rights, conversion rights, subscription rights, profits interests or other rights, agreements, arrangements or commitments of any kind relating to the Outstanding Equity or obligating any Transferred Subsidiary to issue or sell any Outstanding Equity or any other interest in such Transferred Subsidiary. There are no outstanding contractual obligations of any Transferred Subsidiary to repurchase, redeem or otherwise acquire any Outstanding Equity. Other than as contemplated by this Agreement, there are no agreements or understandings in effect with respect to the voting or transfer of the Outstanding Equity.

(c) There are no: (i) obligations, contingent or otherwise, of the Transferred Subsidiaries to make any material investment in (in the form of a loan, capital contribution or otherwise) any Person or (ii) any outstanding bonds, debentures, notes or other Indebtedness of any Transferred Subsidiary having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters to which the equityholders of such Transferred Subsidiary may vote. When the Outstanding Equity is sold and delivered to Buyer in accordance with the terms of this Agreement for the consideration expressed herein, except for the rights set forth in the organizational documents of each Transferred Subsidiary, which such rights have been waived or terminated in connection with the transactions contemplated hereby, no Person will have any right of first offer, right of first refusal, preemptive right or other similar right in connection with such sale and delivery. Except for the organizational documents of the Transferred Subsidiaries or as otherwise contemplated by this Agreement or any Ancillary Agreement, there are no agreements or commitments or obligations, contingent or otherwise, of any Transferred Subsidiary relating to the equity interests of such Transferred Subsidiary including, the acquisition, disposition, repurchase, redemption, voting or registration thereof, voting trusts, proxies, or other such agreements or understandings relating to the equity interests of any Transferred Subsidiary.

Section 3.5 Subsidiaries. After giving effect to the Restructuring, no Transferred Subsidiary will have any Subsidiary, nor directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for or exchangeable for any such equity, partnership, membership or similar interest in, any Person other than another Transferred Subsidiary.

Section 3.6 Financial Statements.

(a) Section 3.6(a) of the Disclosure Schedules sets forth, in each case with respect to the Business, (i) the unaudited balance sheet of the Business as of June 29, 2025 (the “Balance Sheet”) and the unaudited statement of operating results for the six-month period ended June 29, 2025 (the “Interim Financial Statements”), and (ii) the unaudited tangible identifiable net assets of the Business as of December 31, 2024, and December 31, 2023 and the unaudited statements of operating results for the year ended December 31, 2024, and December 31, 2023 (such financial statements in clauses (i) and (ii), collectively, the “Financial Statements”). Each of the Financial Statements (A) has been derived from the Seller’s financial statements, and the Seller’s financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (B) fairly presents, in all material respects, the financial position and operating results of the Business as of the dates and for the periods indicated, except, in each ease of the Interim Financial Statements as otherwise noted therein and, in the case of the Interim Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes; provided that, such year-end adjustments and absent footnotes (if any), individually or in the aggregate, would not be material to the Business, taken as a whole, to the Transferred Subsidiaries, taken as a whole.

(b) There are no Liabilities included in the Transferred Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such Liabilities (i) specifically reflected on and adequately reserved against in the Balance Sheet or any notes thereto, (ii) incurred since the date of the Balance Sheets in the Ordinary Course of Business (none of which is a liability for breach of any Contract, breach of warranty, tort, infringement or violation of Law or that relates to any cause of Action or lawsuit), (iii) described on Section 3.6(b) of the Disclosure Schedules, or (iv) that, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole, or the Transferred Subsidiaries, taken as a whole.

(c) The Inventories reflected on the Interim Financial Statements or acquired subsequent to the date of the Interim Financial Statements are generally of a quality and quantity usable and/or salable in the Ordinary Course of Business, except for any items of inventory that are obsolete, below standard quality or not salable in the ordinary course of business and that have been written down to net realizable market value in accordance with GAAP, which inventories are not in the aggregate material. The Inventories are reflected on the Interim Financial Statements and in the books and records of the Business on a basis consistent with past practice in all material respects. Except as would not reasonably be expected to be material to the Business, taken as a whole, or the Transferred Subsidiaries, taken as a whole, the Inventories do not consist of any items held on consignment. Except as set forth in Section 3.6(c) of the Disclosure Schedules, no Transferred Subsidiary is under any obligation or liability with respect to accepting returns of any Inventory in the possession of their customers other than in the ordinary course of business. No Transferred Subsidiary has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time. The Inventories reflected on the Interim Financial Statements are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business.

Section 3.7 Sufficiency of Assets. After giving effect to the Restructuring, assuming the receipt of any consents required in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement, assuming the properties, assets and rights to be transferred to the Buyer and its Affiliates under this Agreement in connection with the Business (including the portion of any Commingled Contracts relating to the Business) were transferred to the respective Transferred Subsidiaries, except as set forth on Section 3.7 of the Disclosure Schedules or as contemplated by the Transition Services Agreement or any other of the Ancillary Agreements, the assets of the Transferred Subsidiaries, along with any Intellectual Property subject to Section 5.9(e), constitute all of the assets, properties and rights necessary to conduct the Business or used or held for use in the conduct of the Business, in each case, in the manner in which it is conducted during the twelve-month period immediately prior to the Closing, normal wear and tear excepted (other than Overhead and Shared Services), free and clear of all Encumbrances (except for Permitted Encumbrances).

Section 3.8 Absence of Certain Changes or Events. Since the date of the Balance Sheet through the date of this Agreement: (i) except for (x) the Restructuring and (y) the auction and other processes undertaken in connection with the sale of the Business, the Business has been conducted only in the Ordinary Course of Business; and (ii) except as set forth on Section 3.8 of the Disclosure Schedules, neither the Seller nor any of its Affiliates, any Transferred Subsidiary, nor any TFX Entity (in each case, solely with respect to the Business) has taken any action which, if taken after the date of this Agreement and prior to Closing, would require the consent of Buyer pursuant to Section 5.1(a), (b), (c), (d), (e), (f), (g), (h), (m), (n), (o), (p), (q), (r), (s), (t), (u), (v), (w), (x) or (y) (solely with respect to such the foregoing clauses). Since December 31, 2024, through the date of this Agreement: there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.9 Compliance with Law; Permits.

(a) Each TFX Entity (in each case, solely with respect to the Business) and each Transferred Subsidiary is and has been since the Lookback Date in compliance with all Laws applicable to it, except for any instances of noncompliance that, individually or in the aggregate, would not be material to the Business or the Transferred Subsidiaries. Since the Lookback Date, no TFX Entity (in each case, solely with respect to the Business) or Transferred Subsidiary has received any written, or, to the Knowledge of Seller, oral, notice from any Governmental Entity or Notified Body asserting a material violation of applicable Laws by such TFX Entity or Transferred Subsidiary.

(b) Except as set forth on Section 3.9(a)(i) of the Disclosure Schedules, each TFX Entity (in each case, solely with respect to the Business) and each Transferred Subsidiary is in possession of (i) permits, licenses, franchises, certificates, concessions, orders, and registrations, in each case, of any Governmental Entity or Notified Body necessary for it to own, lease and operate its properties and to carry on the Business as currently conducted, including any environmental and Healthcare Permits (the “Permits”) (other than any Permits related to Overhead and Shared Services), except where the failure to have the Permits would not reasonably be expected to have a Material Adverse Effect.

Section 3.10 Litigation. There is no, and since the Lookback Date through the date hereof there has been no, Action by or against any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary or their respective directors, officers, managers or equityholders (in their capacity as such), active, pending or, to the Knowledge of the Seller, threatened (a) that would reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby or (b) where the aggregate monetary liability of the TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. As of the date hereof and since the Lookback Date, no TFX Entity (in each case, solely with respect to the Business) nor any Transferred Subsidiaries nor any of their respective properties, assets, directors, officers, managers or equityholders (in their capacity as such) have been subject to any settlement, stipulation, order, writ, judgement, injunction, decree, ruling, determination or award of any court or of any Governmental Entity that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Disclosure Schedules sets forth a list of all material Employee Plans (other than any employment or other individual agreements) and separately identifies each Transferred Employee Plan (whether or not a material Employee Plan) or Retained Employee Plan. With respect to each Transferred Employee Plan and each material Retained Employee Plan, the Seller has provided (or to the extent adopted following the date hereof in accordance with this Agreement, will provide) to the Buyer copies of the material documentation pursuant to which such Employee Plan has been established, maintained, funded and administered.

(b) Except as would not result in material liability to any of the Transferred Subsidiaries (taken as a whole) to the extent applicable: (i) each Employee Plan maintained exclusively or primarily for participants in the United States has been established, funded, administered and maintained in accordance with its terms and the requirements of applicable Law (including ERISA and the Code); (ii) there is no pending or, to the Knowledge of the Seller threatened, claim or Action on behalf of or relating to any Employee Plan (other than routine claims for benefits); and (iii) there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Plan. None of the Transferred Subsidiaries has incurred (whether or not assessed) any material Tax or penalty, in each case, that remains unsatisfied, under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS or may rely on an opinion letter from the IRS with respect to a pre-approved plan indicating that the plan is so qualified and no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(d) No Employee Plan is, and none of the Transferred Subsidiaries contributes to or has any current or contingent obligation or liability under or with respect to: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (ii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which any TFX Entity or any Transferred Subsidiary could incur liability under Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. None of the Transferred Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code. No Employee Plan, and none of the Transferred Subsidiaries, has any current or potential obligation to provide post-employment, post-termination or post-ownership welfare benefits to any Person other than as required under Section 4980B of the Code or similar state Law for which the covered individual pays the entire cost of coverage (other than with respect to employer-subsidized or employer-paid COBRA (as defined in Section 5.4(i)(v)) premiums during the duration of a contractual severance period).

(e) Except as would not result in material liability to any of the Transferred Subsidiaries (taken as a whole), with respect to Employee Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plans”) (i) all amounts required to be book reserved, funded or secured by an insurance policy under each Non-US Plan have been so reserved, funded or secured in proper accordance with GAAP; (ii) each Non-US Plan maintained or administered by a TFX Entity or an Affiliate, and with respect to each other Non-US Plan, to the Knowledge of the Seller, has been registered if required to be registered with a Governmental Entity, has been maintained in good standing with the appropriate Governmental Entities, and has been maintained and operated in all material respects in accordance with its terms and is in compliance with all applicable Law; and (iii) no Non-US Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or defined-benefit like termination indemnity, jubilee, seniority premium or gratuity plan or arrangement that has any unfunded or underfunded liabilities. All contributions required to have been made by any Transferred Subsidiary or otherwise on account of the Business to any plan maintained by a Governmental Entity have been timely made.

(f) The Acquisition could not, directly or in combination with other events, reasonably result, separately or in the aggregate, in the payment or retention, acceleration or enhancement of any amount or benefit (whether in cash, property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could reasonably constitute an “excess parachute payments” within the meaning of Section 280G of the Code.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of the Acquisition, either alone or in combination with the occurrence of any other event, could reasonably result in (i) any payment (whether in cash or property) or benefit becoming due to, or increase the amount of compensation or benefits payable or to be provided to, any Business Employee or Former Business Employee (or any dependent or beneficiary thereof); (ii) any acceleration of the timing of payment, funding or vesting of any compensation or benefits payable or to be provided to any Business Employee or Former Business Employee; or (iii) the forgiveness of any loan or similar obligation of any Business Employee or Former Business Employee (or any dependent or beneficiary thereof).

(h) No amount under any Transferred Employee Plan or, with respect to any Business Employee or Former Business Employee, any Retained Employee Plan, in either case that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been subject to the interest and additional Tax set forth under Section 409A or Section 4999 of the Code. None of the TFX Entities or Transferred Subsidiaries has any current or contingent make whole, reimbursement, indemnity or “gross-up” obligation to any Business Employee or Former Business Employee for any Taxes imposed under Section 409A or Section 4999 of the Code (or any corresponding provision of state or local Tax law).

Section 3.12 Labor and Employment Matters.

(a) Section 3.12(a) of the Disclosure Schedules sets forth a true and complete list of all Business Employees as of November 21, 2025, including (i) employee identification number (ii) hire date, (iii) employing entity, (iv) current job title, (v) primary work location, (vi) full-time or part-time status, and (v) whether active or on leave (the “Business Employee List”).

(b) Except as set forth on Schedule 3.12(b) of the Disclosure Schedules, none of the TFX Entities (solely with respect to Business Employees or the Business) or the Transferred Subsidiaries are a party to, bound by, otherwise subject to, or currently negotiating any Collective Bargaining Agreement, and no Business Employees are represented by any labor union, works council, labor organization or group of employees with respect to their employment with any TFX Entities or Transferred Subsidiaries. To the Knowledge of the Seller, there are, and since the Lookback Date have been, no organizing activities or collective bargaining arrangements with respect to the Business or any Business Employees, and no such activities are currently being made or threatened. There are, and since the Lookback Date there have been, no lockouts, strikes, slowdowns, work stoppages, picketing, hand billing, unfair labor practice charges, material grievances or arbitrations or other material labor disputes pending or threatened with respect to the Business or any Business Employee. Except as set forth in Section 2.5 through Section 2.8, neither of the TFX Entities nor any of the Transferred Subsidiaries has any legal or contractual requirement to provide notice or information to, bargain with, enter into consultation procedure with, or obtain consent from, any labor union, works council, labor organization or employee representative, or any applicable labor tribunal, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(c) Each of the TFX Entities (solely with respect to the Business) and the Transferred Subsidiaries are, and since the Lookback Date have been, in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors, agency workers and exempt and non-exempt employees), immigration (including Forms I-9 compliance in the U.S.), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action and unemployment insurance, automated employment decision tools and other artificial intelligence, except for any instances of noncompliance that, individually or in the aggregate, would not be material to the Business or the Transferred Subsidiaries.

(d) To the Knowledge of the Seller, no Business Employee or, with respect to prong (ii), Former Business Employee, in each case, with annualized base compensation at or above $125,000, (i) intends to terminate his or her employment with the applicable Transferred Subsidiary prior to the one-year anniversary of the Closing Date, or (ii) is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, fiduciary duty, noncompetition agreement or restrictive covenant obligation owed to: (A) any TFX Entity or Transferred Subsidiary; or (B) any third party with respect to such Person’s right to be employed as an employee of any TFX Entity or Transferred Subsidiary.

(e) Since the Lookback Date, there have been no material complaints of sexual harassment against any managerial-level Business Employee or Former Business Employee. The Seller does not reasonably anticipate material liabilities arising out of any such allegations and, to the Knowledge of the Seller, there are no such allegations of harassment that if known to the public, would bring the Business into material disrepute.

(f) To the Knowledge of the Seller and except as set forth in Sections 3.11(a) and 3.11(g) of the Disclosure Schedules, there are no other arrangements in place with Business Employees whereby (i) consummation of the Acquisition will result in a payment to a Business Employee, or (ii) a Business Employee is entitled to a retention based payment and such retention was granted to the Business Employee in connection with the consummation of the Acquisition (irrespective of whether the relevant documentation expressly references a potential acquisition or otherwise), and irrespective of whether such arrangements in (i) and (ii) may contain other conditions.

Section 3.13 Personal Property. After giving effect to the Restructuring and except as set forth on Section 3.13 of the Disclosure Schedules, each Transferred Subsidiary will have good and valid title to all material assets, real, personal and mixed, owned by it or used or held for use in the Business, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.14 Real Property.

(a) Section 3.14(a) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property. With respect to the Owned Real Property, the Transferred Subsidiaries have good and marketable fee simple title, free and clear of all Encumbrances, other than Permitted Encumbrances, (i) except as set forth on Section 3.14(a) of the Disclosure Schedules or as may otherwise be provided for in connection with the Restructuring, Transition Services Agreement or other Ancillary Agreement, neither any TFX Entity nor any of the Transferred Subsidiaries have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property, and (ii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.14(b) of the Disclosure Schedules lists each lease agreement, license, sublease, and occupancy agreement pursuant to which the Transferred Subsidiaries and the TFX Entities (in each case, solely with respect to the Business) hold any Leased Real Property, respectively, (each a “Lease”) and the street address of each parcel of Leased Real Property. The Transferred Subsidiaries and the TFX Entities (in each case, solely with respect to the Business) have a valid leasehold interest in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Seller has made available to Buyer true, complete and accurate copies of each such Lease of each parcel of Leased Real Property. Except as set forth on Section 3.14(b) of the Disclosure Schedules: (i) each Lease is legal, valid and binding on the TFX Entities or the Transferred Subsidiaries party thereto and, to the Knowledge of the Seller, each other party thereto, and is in full force and effect and enforceable against the applicable TFX Entity or Transferred Subsidiary and, to the Knowledge of the Seller, against each other party thereto in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), (ii) there is no default under any

Lease by any TFX Entity, any of the Transferred Subsidiaries or, to the Knowledge of the Seller, any other party thereto, (iii) the Transferred Subsidiary’s or the TFX Entity’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease, (iv) or as may otherwise be provided for in connection with the Restructuring, Transition Services Agreement or other Ancillary Agreement, neither any TFX Entity nor any of the Transferred Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property, and (v) neither any TFX Entity nor any of the Transferred Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein.

Section 3.15 Intellectual Property; Information Technology; Data Privacy.

(a) Schedule 3.15(a) of the Disclosure Schedules sets forth a list, after giving effect to the Restructuring, of all patents, registered Trademarks and registered copyrights, all pending applications with respect to any of the foregoing, all domain names and the Material Intellectual Property included in the Company Intellectual Property (collectively, the “Registered IP”). As of the date hereof, no Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding, other than those proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All filing, examination, issuance, post registration and maintenance fees, required with respect to any of the Registered IP have been paid or will be paid by the applicable due date or thereafter, including reasonable official surcharges as necessary to keep the Registered IP in force, excluding any pending applications that the TFX Entities or the Transferred Subsidiaries, as applicable, has determined, in the exercise of good faith business judgment, to cease to prosecute or to abandon. As of the date hereof, none of the Registered IP has been adjudged invalid or unenforceable by final order or judgment of any court of competent jurisdiction.

(b) Since the Lookback Date the TFX Entities and the Transferred Subsidiaries have taken reasonable steps to maintain the confidentiality of all material trade secrets included in the Company Intellectual Property.

(c) After giving effect to the Restructuring, except as provided in Schedule 3.15(c) of the Disclosure Schedules or provided or disclosed elsewhere in this Agreement (including Sections 5.9 and 5.14), or as contemplated by the Transition Services Agreement, the Transferred Subsidiaries will exclusively own the Company Intellectual Property, including the right to sue and recover for (including damages) past, present, or future infringements, violations or misappropriations thereof, free and clear of any Encumbrances (other than Permitted Encumbrances), and will have a valid right to use all other Intellectual Property that is being used by or is necessary for the conduct of the Business as currently conducted, except as would not reasonably be expected to be material to the Business and the Transferred Subsidiaries.

(d) The conduct of the Business does not and, for the past six (6) year, has not infringed upon or misappropriated any Intellectual Property of any third party, except as would not reasonably be expected to be material to the Business and the Transferred Subsidiaries. None of the TFX Entities (in each case, solely with respect to the Business) nor the Transferred Subsidiaries have received, since the Lookback Date, any written notice, and there has been no Action, asserting that any such infringement or misappropriation has occurred. To the Knowledge of the Seller, no third party is misappropriating, violating or infringing, or since the Lookback Date has misappropriated, violated or infringed, any Company Intellectual Property, except as would not reasonably be expected to be material to the Business and the Transferred Subsidiaries taken as a whole.

(e) Except as would not reasonably be expected to be material to the Business and the Transferred Subsidiaries taken as a whole, (i) since the Lookback Date, the TFX Entities have taken commercially reasonable actions to protect the integrity, security and continuous operation of the IT Assets (and all data, including Personal Information, processed thereby) and, to the Knowledge of the Seller, no Person has gained unauthorized access to the foregoing and (ii) to the Knowledge of the Seller, the IT Assets (A) operate and perform in accordance with their documentation, (B) have not malfunctioned or failed since the Lookback Date and (C) are free from bugs, viruses, malware or other corruptants.

(f) Except as would not, reasonably be expected to be material to the Business, taken as a whole, and the Transferred Subsidiaries taken as a whole, the TFX Entities (in each case, solely with respect to the Business) and the Transferred Subsidiaries are in compliance with all Privacy Requirements.

Section 3.16 Taxes.

(a) Each of the TFX Entities (in each case, solely with respect to the Business) and each Transferred Subsidiary has timely filed all material Tax Returns it has been required to file and all such Tax Returns are correct and complete in all material respects. All material Taxes of each of the TFX Entities (in each case, solely with respect to the Business) and each Transferred Subsidiary that are due and payable (whether or not shown as due on such Tax Returns) have been duly and timely paid. The Financial Statements fully accrue all liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP, and neither TFX Entities (in each case, solely with respect to the Business) nor each Transferred Subsidiary has incurred any liability for Taxes since the date of the Financial Statements outside of the Ordinary Course of Business.

(b) Each of the TFX Entities (in each case solely with respect to the Business) and each Transferred Subsidiary has withheld or collected all material Taxes that such Person has been required to withhold or collect, and to the extent required when due, has timely paid such Taxes to the proper Taxing Authority.

(c) There are no written claims by any Taxing Authority in a jurisdiction where any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary does not file Tax Returns that such TFX Entity (in each case, solely with respect to the Business) or such Transferred Subsidiary is subject to taxation by that jurisdiction.

(d) There are no deficiencies or assessments of material Taxes asserted in writing by any Taxing Authority with respect to any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary; there are no ongoing audits or examinations of any of the material Tax Returns relating to any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary and no such audit or examination is threatened in writing; and no TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary has granted any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment of material Taxes.

(e) There are no material Tax liens on the assets of any TFX Entity (in each case, solely with respect to assets used in the Business) or any Transferred Subsidiary other than Permitted Encumbrances.

(f) No TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary is a party to any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes, other than any such agreement or arrangement that is solely among Seller and its Affiliates or is a commercial contract the primary subject matter of which is not Taxes.

(g) No Transferred Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (1) change in or improper use of any method of accounting on or prior to the Closing Date; (2) closing agreement as described in Section 7121 of the Code (or corresponding provisions of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (3) installment sale or open transaction disposition made on or prior to the Closing Date; or (4) any prepaid amount, deferred revenue or any other income eligible for deferral under the Code and the Treasury Regulations (including pursuant to Sections 455 and 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received or realized on or prior to the Closing Date outside the ordinary course of business.

(h) No Transferred Subsidiary has made an election under Section 965(h) of the Code.

(i) No TFX Entity (in each case, solely with respect to the Business) nor any Transferred Subsidiary has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or corresponding provisions of state, local or non-U.S. Tax Law).

(j) No closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary that would have a continuing effect on any Transferred Subsidiary or the Business after the Closing Date.

(k) For U.S. federal (and applicable U.S. state and local) income tax purposes, the tax classification of each Transferred Subsidiary in existence as of the date hereof is listed on Section 3.16(k) of the Disclosure Schedules.

(l) No Transferred Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(m) No Transferred Subsidiary has been a member of any affiliated, consolidated, combined, unitary or similar group for any Tax purposes (other than any group of which a TFX Entity is or was the parent).

(n) No Transferred Subsidiary has any material unsatisfied liability under escheat or unclaimed property Laws.

Section 3.17 Environmental Matters.

(a) Except as would not, individually or in the aggregate, be material to the Business or any Transferred Subsidiaries, (i) each TFX Entity (in each case, solely with respect to the Business) and each Transferred Subsidiary is, and since the Lookback Date has been, in compliance with all applicable Environmental Laws and possesses and is in compliance with, and since the Lookback Date has possessed and has been in compliance with all Environmental Permits; (ii) no TFX Entity (in each case, solely with respect to the Business) or Transferred Subsidiary has received since the Lookback Date (or earlier to the extent unresolved) any written notices from any Governmental Entity or other Person alleging that it or the Business has any liability pursuant to or is in violation of any Environmental Law; (iii) as of the date hereof, there are no pending or, to the Knowledge of the Seller, threatened Actions made pursuant to Environmental Law against any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary; and (iv) no TFX Entity (in each case, solely with respect to the Business) nor any Transferred Subsidiary, nor any other Person whose liability any TFX Entity (in each case solely with respect to the Business) or any Transferred Subsidiary has assumed or provided an indemnity with respect to, has stored, treated, handled, manufactured, released, distributed, disposed or arranged for the disposal of, or exposed any Person to Hazardous Substances or products containing any Hazardous Substances, including at or from any of the Owned Real Properties or Leased Real Properties, or owned, leased or operated any property or facility contaminated by Hazardous Substances, that would require investigation, response action or remediation by, or has resulted or would result in liability for, the Business or any Transferred Subsidiary under Environmental Law.

(b) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to the Connecticut Transfer Act, Conn. Gen. Stat. Sections 22a-134 et seq (the “Transfer Act”).

(c) To the Knowledge of Seller, Seller has made available to Buyer copies of all material environmental site assessments and reports, and all material third-party audits relating to environmental, health and safety matters in Seller’s possession and concerning (i) the Business’ former properties and facilities, to the extent prepared in the past five (5) years, (ii) any material unresolved environmental liability of the Business or (iii) the Owned Real Properties and the Leased Real Properties.

(d) For purposes of this Agreement:

(i) “Environmental Laws” shall mean any Laws in effect as of or prior to the Closing Date relating to public or worker health or safety (to the extent relating to exposure to Hazardous Substances), pollution or the protection of the environment.

(ii) “Environmental Permits” shall mean all Permits required under any Environmental Law for the operation of the Business or the Transferred Subsidiaries.

(iii) “Hazardous Substance” shall mean any material, chemical, waste or substance that is defined as hazardous, toxic, explosive, corrosive or flammable or otherwise regulated pursuant to, or for which liability or standards of conduct may be imposed under, Environmental Laws due to its harmful or deleterious properties or characteristics, including petroleum and its byproducts, asbestos and asbestos-containing materials, radiation, and per- and polyfluoroalkyl substances.

Section 3.18 Healthcare Laws.

(a) Each TFX Entity (in each case, solely with respect to the Business) and each Transferred Subsidiary, since the Lookback Date, (i) are, and have been, in compliance in all material respects with applicable Healthcare Laws and the products of the Business are in conformance with all applicable CE marking certifications and declaration of conformity; (ii) have not received any written notice alleging any material violation of any applicable Healthcare Law; (iii) have not been subject to a corporate integrity agreement or deferred prosecution agreement with any Governmental Entity with jurisdiction over Healthcare Laws; (iv) have not been charged with, convicted of or entered into a plea of guilty or nolo contendere to any criminal offense under any Healthcare Laws; and (v) have implemented a compliance program that addresses applicable Healthcare Laws.

(b) None of any TFX Entity (in each, solely with respect to the Business), any Transferred Subsidiary, nor any of their respective officers or directors, employees, or, to the Knowledge of the Seller, contractors or agents is, or has been since the Lookback Date debarred by FDA or any similar Governmental Entity under any applicable Healthcare Law or to the Knowledge of the Seller, is subject to any Action that could result in any of the foregoing.

Section 3.19 Material Contracts.

(a) Section 3.19(a) of the Disclosure Schedules sets forth a true, accurate and complete list of Contracts to which any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary is a party to or bound by, in each case excluding any Employee Plan, Overhead or Shared Services and any purchase order or analogous instrument entered into with customers or suppliers in the Ordinary Course of Business (the Contracts required to be set forth on Section 3.19 of the Disclosure Schedules, whether or not listed on Section 3.19 of the Disclosure Schedules, the “Material Contracts”):

(i) any Contract evidencing Indebtedness for borrowed money, or any note, bond, indenture, mortgage or other evidence of Indebtedness, or any guarantee thereof, in an aggregate principal amount in excess of $4,000,000 owing by any Transferred Subsidiary to any Person, other than any such Contract evidencing Indebtedness related to overdraft protections incurred in the Ordinary Course of Business or extensions of credit related thereto;

(ii) any Contract with any Governmental Entity requiring annual payments to such Governmental Entity in excess of $250,000;

(iii) any Contract governing any joint venture, strategic alliance, partnership, the sharing of profits or similar arrangement;

(iv) any Contract that (A) limits the ability of any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary (1) to compete in any line of business or with any Person or in any geographic area, including non-solicitation and non-competition agreement, (2) to conduct their business (including any exclusivity, “most favored nation,” fixed pricing, preferred provider, or similar provisions) or (B) (1) grants a right of first refusal or first offer to any client, customer, vendor, supplier, distributor or contractor, (2) includes minimum purchase conditions or other requirements, (3) contains a “most-favored-nation”, “best-pricing” or similar provision; or (4) contains any provision that requires the purchase of all or a material portion of such TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary requirements for a given product or service from a given third party;

(v) any Contract with obligations remaining to be performed or liabilities continuing after the date hereof, that provides for payment or receipt by any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary of more than $2,000,000 per year;

(vi) any Contract involving the settlement or compromise of any Action, including settlement agreements, coexistence agreements and consent agreements with any Governmental Entity, that contains any material outstanding monetary obligations, individually or in the aggregate, on any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary involving (A) payments in excess of $2,000,000 or (B) any material ongoing requirements related to or restrictions on the Business;

(vii) any Contract with any Material Customer;

(viii) any Contract with any Material Supplier;

(ix) any Collective Bargaining Agreement;

(x) any Lease, Contract or other arrangement for the lease of any Leased Real Property;

(xi) any acquisition, disposition, merger or similar agreement or Contract (whether involving the acquisition, disposition or combination of any business, assets of any Person, equity interests of any business or entity by any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary) which (A) has been entered into since 2020 and involves the acquisition of any Person or any assets of a Person in excess of $5,000,000, or (B) contain representations, warranties, covenants, indemnities or other obligations of any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary that are still in effect, including any outstanding “earn-outs”, holdbacks, contingent or deferred purchase price payments, or similar contingent payment obligations (in each case, excluding any assets or inventories acquired in the Ordinary Course of Business);

(xii) any Contract that grants a third Person any right to buy any material portion of the assets, equity interests or business of any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary or any right of first refusal or right of first offer or that otherwise purports to limit the ability of any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary to own, sell, transfer, pledge or otherwise dispose of any material portion of the assets, equity interests or business of such TFX Entity or Transferred Subsidiary;

(xiii) any Contract under which any TFX Entity (in each case, solely with respect to the Business) or any Transferred Subsidiary has permitted any material assets or property to become encumbered by an Encumbrance (other than a Permitted Encumbrance);

(xiv) any Contract that provides for the indemnification by, or the assumption or guarantee by, any TFX Entity (in each case, solely with respect to any of the Business) or any Transferred Subsidiary of any material liability of any Person under which such TFX Entity or Transferred Subsidiary would reasonably be expected to incur costs that exceed $250,000 and not covered by insurance;

(xv) any Contract (A) pursuant to which any Transferred Subsidiary or any TFX Entity (solely with respect to any of the Business) grants or receives, any right to use, exercise or practice any right to Intellectual Property (other than non-exclusive licenses entered into with customers and service providers in the Ordinary Course of Business and non-exclusive licenses for commercially available software with a replacement value of less than $250,000), (B) relating to the acquisition, divestiture, or development of material Intellectual Property (other than Contracts entered into with employees, contractors or consultants pursuant to Seller’s or its Affiliates’ form assignment agreement), or (C) that constitutes a concurrent use agreement, settlement agreement, or coexistence agreement with respect to any Company Intellectual Property;

(xvi) any Contract for the advancement or loans to any other Person in excess of $25,000;

(xvii) any contract involving both the Business and the OEM Business; or

(xviii) any Contract, written or other binding commitment, to enter into any agreement or Contract of the type described in the foregoing subsections (i) through (xvii).

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the TFX Entity or Transferred Subsidiary party thereto and, to the Knowledge of the Seller, each other party thereto, and is in full force and effect and enforceable against the TFX Entity or Transferred Subsidiary party thereto and, to the Knowledge of the Seller, against each other party thereto in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); and (ii) there is no default under any Material Contract by any TFX Entity or any Transferred Subsidiary party thereto, and no event has occurred within the last twelve (12) months that with notice or lapse of time or both would constitute such a breach or default thereunder by any TFX Entity or Transferred Subsidiary party thereto, or, to the Knowledge of the Seller, any other party thereto. As of the date hereof, the Seller has not received any written notice from any counterparty to any Material Contract that such counterparty intends to terminate or materially reduce its relationship and, to the Knowledge of the Seller, no such termination or material reduction has been threatened. The Seller has made available to the Buyer true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.20 Brokers. Except for Centerview Partners LLC and J.P. Morgan Securities LLC, the fees and expenses of which will constitute Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with the negotiation or consummation of the transactions contemplated hereby or any Ancillary Agreement based upon arrangements made by or on behalf of the Seller or any of its Affiliates for which Buyer or any Transferred Subsidiary would be liable following the Closing.

Section 3.21 Insurance. Section 3.21(a) of the Disclosure Schedules contains a correct and complete list of all material primary, excess and umbrella policies of insurance carried by or for the benefit of any Transferred Subsidiary and their respective assets and properties (collectively, the “Insurance Policies”), copies of all of which have been made available to Buyer. The Insurance Policies cover such risks and are in such amounts and with such deductibles and exclusions as are reasonable to operate the Business and for the respective properties and assets of each Transferred Subsidiary. Except as set forth on Section 3.21(b) of the Disclosure Schedules, from the date of the Balance Sheet through the date hereof, there have been no material claims with respect to which notice has been or should have been provided to the insurer under any Insurance Policies. As of the date of this Agreement, all premiums due and payable with respect to such Insurance Policies maintained by any Transferred Subsidiary that are required to have been paid prior to the date of this Agreement have been so paid, no default exists thereunder, and, with respect to any material claims made under such polices, no insurer refused to cover all or any portion of such claims or denied or disputed liability. There is no threatened termination or non-renewal of any such Insurance Policies in writing or, to the Knowledge of the Seller, orally. Since the Lookback Period, the Transferred Subsidiaries have complied with all material requirements to purchase insurance assumed under contract or statutory requirements, including requirements to provide or retain evidence of such insurance. All such Insurance Policies are valid and in full force and effect as they apply to any matter, Action or event relating to a member of the Transferred Subsidiaries and, to the Knowledge of the Seller, are adequate to insure against all liabilities, claims and risks against which it is customary for companies similarly situated as the Transferred Subsidiaries to insure. The Transferred Subsidiaries are in compliance in all material respects with the terms of their Insurance Policies. The Transferred Subsidiaries will provide timely notice to Buyer of any known incidents that occurred before the Closing resulting in a material claim, or which are reasonably likely to result in a material claim after Closing.

Section 3.22 Customers; Suppliers.

(a) Section 3.22(a) of the Disclosure Schedules sets forth true and complete list of the top ten (10) customers of the Business of the TFX Entities (in each case, solely with respect to the Business) and the Transferred Subsidiaries for the twelve (12) month period ended as of December 31, 2024, as calculated by gross dollar amount of revenue (collectively, the “Material Customers”).

(b) Section 3.22(b) of the Disclosure Schedules sets forth true and complete list of the top ten (10) vendors and suppliers of the Business of the TFX Entities (in each case, solely with respect to the Business) and the Transferred Subsidiaries for the twelve (12) month period ended as of December 31, 2024, as calculated by gross dollar amount of expenses incurred (collectively, the “Material Suppliers”).

(c) (i) No such Material Customer or Material Supplier has materially modified, canceled, terminated, or, to the Knowledge of the Seller, threatened to terminate or provided notice of its intention not to renew its relationship with the TFX Entities (in each case, solely with respect to the Business) or the Transferred Subsidiaries and (ii) since December 31, 2024, no TFX Entity (in each case, solely with respect to the Business) nor Transferred Subsidiary has received written or, to the Knowledge of the Seller, oral notice from any such Material Customer or Material Supplier notifying that such customer or supplier intends to materially modify or cancel its relationship with such TFX Entity or Transferred Subsidiary.

Section 3.23 Affiliate Matters. Except (a) as set forth on Section 3.23 of the Disclosure Schedules (such agreements, “Affiliate Contracts”) and (b) the Transferred Employee Plans, none of the Transferred Subsidiaries (x) is party to or otherwise bound by any Contract with, (y) has borrowed money from or loaned money to, or (z) has any claim or Action pending against any (i) present or former employee, officer, manager, partner or director of any TFX Entity or any of its Subsidiaries or Affiliates, including the Transferred Subsidiaries (each, an “Affiliated Party”) or (ii) Seller or any Affiliate of Seller or any Relevant Business Entity (including any Affiliated Party).

Section 3.24 Intercompany Arrangements. Except for any Contracts for the provision of services covered by the Ancillary Agreements, Section 3.24 of the Disclosure Schedules sets forth a list, which is true, correct and complete in all material respects as of the date hereof, of all Contracts between or among any Transferred Subsidiary, on the one hand, and any TFX Entity, on the other hand.

Section 3.25 International Trade Matters.

(a) No TFX Entity (in each case, solely with respect to the Business), nor any Transferred Subsidiary, nor any director officer, or any employee of any TFX Entity (in each case, solely with respect to the Business) or Transferred Subsidiary, or to the Knowledge of the Seller, any agent or other third party representative acting on behalf of any TFX Entity (in each case, solely with respect to the Business) or Transferred Subsidiary (i) is or since April 24, 2019, has been (1) a Sanctioned Person; (2) engaged in any dealings with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (3) in violation of Trade Control Laws; or (ii) has in the past five (5) years been in violation of Anti-Corruption Laws. In the past five (5) years (and, in the case of Trade Control Laws since April 24, 2019), no TFX Entity (in each case, solely with respect to the Business) or Transferred Subsidiary has received from any Person any written notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Entity, concerning any actual or potential violation of any Anti-Corruption Laws or Trade Control Laws, and there are no pending or, to the Knowledge of the Seller, threatened claims by any Governmental Entities against the Business or any Transferred Subsidiary with respect to Anti-Corruption Laws or Trade Control Laws.

(b) No Transferred Subsidiary engages in the “design, fabrication, development, testing, production or manufacture” of one or more “critical technologies” within the meaning of Section 721 of the U.S. Defense Production Act of 1950 and its implementing regulations (the “DPA”), as defined in 31 CFR § 800.215.

Section 3.26 Exclusivity of Representations and Warranties. None of the Seller nor any of its Affiliates, nor any Representative of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including any such representation or warranty relating to the business, financial condition, results of operations, prospects, assets or liabilities of the Business or the Transferred Subsidiaries), except as expressly set forth in this Article, any certificate delivered pursuant to Section 7.3(c) or any Ancillary Agreement, and such Persons hereby expressly disclaim any such other representations or warranties.

Section 3.27 Contracts and Commitments. Except for those warranties that are (a) expressly set forth in any contract that Seller is otherwise bound or (b) required by applicable Law, Seller has, to the Knowledge of the Seller, not made any express or implied warranties covering products sold or services rendered by the Business that have not expired. Each product developed, researched, tested, manufactured, labeled, packaged, distributed, imported, exported, handled, stored, produced or delivered by each TFX Entity (in each case, solely with respect to the Business) and each Transferred Subsidiary (each a “TFX Product”) has been in material conformity with all applicable contractual commitments and all express and implied warranties. Except as set forth in Section 3.27 of the Disclosure Schedules, there are no material claims or Actions pending or, to the Knowledge of the Seller, threatened in writing, or any basis for any claims or Action, involving a TFX Product regarding an alleged defect or an alleged breach of any warranty provided by Seller. Except as set forth in Section 3.27 of the Disclosure Schedules for (i) and (ii) only, since the Lookback Date there have not been any (i) recalls by the Seller, (ii) Actions (whether completed or pending) seeking the recall, suspension or seizure of any TFX Product, or (iii) safety, performance, or quality issues, manufacturing/supply interruptions, product complaints, adverse events, deviations, or corrective or preventive, or other remedial actions relating to any TFX Product, except where such event would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1 Organization and Qualification. The Buyer is a company limited by shares duly organized, validly existing and in good standing under the laws of England and Wales and has all necessary corporate power and authority and all authorizations, license and permits necessary to own, lease and operate its properties, rights and assets and to carry on its business as is now being conducted. The Buyer is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of the properties, rights and assets owned, leased or operated by it or the nature of its business makes such qualification necessary, except for any such failures that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2 Authority.

(a) The Buyer has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other act or proceeding on any part of the Buyer is necessary to authorize the execution, delivery, or performance of this Agreement, each Ancillary Agreement to which it will be a party, and the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each Ancillary Agreement to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other Parties hereto and thereto, this Agreement constitutes, and upon their execution each Ancillary Agreement to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without notice, lapse of time, or both, directly or indirectly:

(i) conflict with, violate or result in the violation of, or constitute or result in a breach of or a default under any provision of the organizational documents of the Buyer;

(ii) conflict with, violate or result in the violation of, or constitute or result in a breach of or a default under any Law or permit applicable to any Buyer or by which any property or asset of the Buyer is bound;

(iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any asset or properties of the Buyer; or

(iv) conflict with, result in any breach of, constitute a default under, require any consent of any Person pursuant to, or give to any Person any right of termination, acceleration, modification, revocation or cancellation of, or require any payment under, any Contract to which the Buyer is bound;

except, in the case of clauses (ii), (iii) and (iv), for any matters that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer is not required to file or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity, whether with or without notice, lapse of time, or bother, directly or indirectly, in connection with the execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) compliance with and filings under the HSR Act, (ii) compliance with any other Laws relating to antitrust, merger control or foreign investment , (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and (iv) for such items, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4 Financing. The Buyer currently has as of the date of this Agreement and, at the Closing will have, cash and available lines of credit at the amounts set forth on Exhibit D attached hereto (the “Financing”) which will be sufficient for the Buyer to pay the amount required to satisfy all of the Buyer’s payment obligations on the Closing Date under this Agreement.

Section 4.5 Solvency. Assuming (a) the satisfaction of the conditions contained in Sections 7.1 and Section 7.3, (b) the accuracy of the representations contained in Article III, and (c) the compliance by the Seller of its obligations contained herein, immediately after giving effect to the transactions contemplated by this Agreement (including the Acquisition, the consummation of any contemplated financing, and the repayment or refinancing of any Indebtedness contemplated to be repaid or refinanced, and the payment of all related fees and expenses), the Buyer will be Solvent. “Solvent” means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of the Buyer and its wholly owned Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debts” of the Buyer and its wholly owned Subsidiaries, taken as a whole, including contingent liabilities, as such quoted terms are generally understood in accordance with applicable federal Law governing the insolvency of debtors; (ii) the Buyer will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing; and (iii) the Buyer will be able to pay its debts, including contingent liabilities, as they mature.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

Section 4.7 Buyer’s Investigation and Reliance.

(a) Other than for the representations and warranties of the Seller expressly set forth in Article III or any certificate delivered pursuant to Section 7.3(c), and the representations and warranties of the Seller or any of its Affiliates expressly set forth in any Ancillary Agreement, the Buyer and its Affiliates are not relying in any respect on, and the Seller and its Affiliates shall have no liability to the Buyer and its Affiliates with respect to, any representation, warranty, statement, document, prediction or other piece of information, written or oral, express or implied, made or provided by the Seller or any of its Affiliates, or any Representative of any of the foregoing (including any management presentation, any discussions regarding due diligence, any projections or other forecasts as to future performance, and any materials included in any “electronic data room”) in entering into this Agreement or the Ancillary Agreements or in consummating any of the transactions contemplated hereby or thereby, and the Buyer, on behalf of itself and its Affiliates, agrees that it will not bring any claim for indemnification or any Action in respect of any such representation, warranty, statement, document, prediction or other piece of information.

(b) The Buyer acknowledges that, should the Closing occur, the Buyer will acquire the Transferred Subsidiaries on an “as is” and “where is” basis, and that the Seller and its Affiliates and its and their Representatives have made no representations or warranties with respect to the merchantability or fitness for any particular purpose of any of the Transferred Subsidiaries.

(c) As of the date hereof, the Buyer has no reason to believe that any of the representations or warranties made by the Seller in Article III are untrue or inaccurate in any respect.

(d) The Buyer, its Affiliates and its and their Representatives have been provided with full and complete access to the Business and the Transferred Subsidiaries and their respective Representatives, properties, assets, offices, facilities, books and records, and to all other information that the Buyer and its Affiliates have requested in connection with their investigation of the Business and the Transferred Subsidiaries and the transactions contemplated hereby. The Buyer is a sophisticated Party and has made its own independent investigation, review and analysis regarding the Business and the Transferred Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis was conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose.

(e) Nothing in this Section is intended to modify or limit in any respect any of the representations or warranties of the Seller in Article III.

Section 4.8 Exclusivity of Representations and Warranties. None of the Buyer nor any of its Affiliates, nor any Representative of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, except as expressly set forth in this Article, any certificate delivered pursuant to Section 7.2(c) or any Ancillary Agreement, and such Persons hereby expressly disclaim any such other representations or warranties.

Section 4.9 Legal Proceedings. As of the date hereof, there are no Actions pending, threatened in writing or, to the Buyer’s Knowledge, threatened orally against the Buyer or any of its Affiliates or it or their respective properties, assets, directors, officers, managers, equityholders, employees, service providers or business which, will, or would reasonably be expected to, prevent or materially impede the ability of the Buyer to perform its obligations under this Agreement. Neither the Buyer nor any of its Affiliates is subject to any outstanding judgment, order or decree of any Governmental Entity which will, or would reasonably be expected to, prevent or materially impede the ability of the Buyer to perform its obligations under this Agreement or challenge or seek to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.10 Investment Intent. The Buyer is acquiring the Acquired Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Acquired Interests are not registered under the Securities Act, any state securities Laws or any other applicable securities Laws, any that the Acquired Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulation or any other applicable securities Law, as applicable.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Except as otherwise expressly contemplated by this Agreement (including as required or permitted to implement the Restructuring in accordance with Exhibit C and Section 5.17), as required by applicable Law or as set forth on Section 5.1 of the Disclosure Schedules, between the date of this Agreement and through the Closing Date, unless the Buyer shall otherwise provide its prior written consent, the Business shall be conducted only in the Ordinary Course of Business and in compliance in all material respects with all applicable Law and Contracts applicable to the Business, and the Seller shall and shall cause the Transferred Subsidiaries to use commercially reasonable efforts to preserve intact in all material respects the Business. Except as otherwise expressly contemplated by this Agreement (including as required to implement the Restructuring in accordance with Exhibit C), as required by applicable Law or as set forth on Section 5.1 of the Disclosure Schedules, between the date of this Agreement and through the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent, solely in the case of (e), (i), (p), (r), (s), (t) and (u), shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall not permit the Transferred Subsidiaries to do, any of the following in connection with the Business or the Transferred Subsidiaries:

(a) amend or change, or permit any Transferred Subsidiary to amend or change its certificate of incorporation, bylaws or equivalent organizational documents;

(b) issue, transfer, sell, grant, dispose or pledge, or permit any Transferred Subsidiary to issue, transfer, sell, grant, dispose or pledge, any shares of capital stock, membership interests or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire shares of capital stock or other equity interests or amend any term of any such capital stock, membership interests, or equity interests, or grant any equity appreciation or similar rights;

(c) declare, set aside, make or pay or permit any Transferred Subsidiary to declare, set aside, make or pay any dividends or other distributions with respect to any shares of capital stock or other equity interests, except for (i) dividends of cash made prior to the Measurement Time or taken into account in the Estimated Closing Statement, and (ii) dividends or other distributions (whether of cash or other assets) among the Transferred Subsidiaries (subject to Section 5.29);

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire or permit any Transferred Subsidiary to reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares of capital stock or other equity interests, or make any other analogous change with respect to its equity capital structure;

(e) acquire, merge or consolidate with or purchase the assets or securities of any corporation, partnership, limited liability company, other business organization or division thereof;

(f) sell, lease (as lessor), exclusively license (as licensor), mortgage, dispose or otherwise subject to any Encumbrance (other than Permitted Encumbrances), with respect to any Transferred Subsidiary, any of its material tangible properties or assets, other than (i) sales to customers in the Ordinary Course of Business, (ii) sales of inventory, raw materials and work-in-progress in the Ordinary Course of Business, (iii) sales or other disposition of used or obsolete equipment and fixtures in the Ordinary Course of Business, and (iv) sales or other dispositions pursuant to any Contract existing on the date of this Agreement;

(g) take any action or permit any Transferred Subsidiary to take any action with respect to, or adopt, any plan of complete or partial liquidation, dissolution, merger, consolidation, voluntary bankruptcy, receivership, insolvency or similar proceeding or recapitalization;

(h) (i) sell, transfer, license, abandon, subject to any Encumbrance (other than Permitted Encumbrances), permit to lapse, allow to expire (except of registered Intellectual Property at the end of its applicable maximum statutory term) or otherwise dispose of any Company Intellectual Property except for non-exclusive licenses of rights to Company Intellectual Property granted in the Ordinary Course of Business, or (ii) disclose any trade secrets or other confidential information of the Business to any Person (other than to the Buyer and its Affiliates or otherwise in connection with the transactions contemplated hereunder or the negotiation thereof) other than disclosures that are made subject to confidentiality and non-disclosure agreements or other obligations of confidentiality in the Ordinary Course of Business;

(i) (A) amend, modify, transfer, assign, convey, fail to renew or terminate (including by accelerating or waiving any material rights or benefits under) any Restructuring Transferred Assets or any Material Contract (excluding any expiration in accordance with its terms), or (B) enter into any Contract that would be a Material Contract if entered into prior to the date hereof; provided, that this clause (i) shall not apply to any Material Contracts which are leases, Contracts or other arrangements for the lease of any Leased Real Property, which are addressed exclusively by Section 5.1(r) below;

(j) make, authorize or commit to any material capital expenditure not reflected in the capital budget of the Business attached as Section 5.1 of the Disclosure Schedules;

(k) except as required by Law, as required by any Collective Bargaining Agreement or as required pursuant to the existing terms of any Employee Plan as in effect on the date hereof, (i) grant or announce any new compensation or benefits or any increase in the salaries, bonuses, incentives or other compensation or benefits payable to any Business Employee or Former Business Employee (or any dependent or beneficiary thereof), other than any increase in annual base salaries, bonuses, incentives or such other compensation or benefits in the Ordinary Course of Business not exceeding 3% in the aggregate for each type of compensation or benefit; (ii) establish, adopt, enter into, terminate, modify or amend any Transferred Employee Plan or, with respect to the Business Employees or Former Business Employees, any Employee Plan (or any plan, program, policy, agreement or arrangement that would constitute such an Employee Plan or Transferred Employee Plan if in effect on the date hereof), in each case, other than in the Ordinary Course of Business under a broad-based Employee Plan that applies substantially uniformly to Business Employees and other similarly situated employees of the TFX Entities and its Affiliates and that would not increase the compensation and benefit cost to the Business or Transferred Subsidiaries by more than 3%, or transfer the sponsorship of or liabilities with respect to any Employee Plan to any Transferred Subsidiary; (iii) take any action to accelerate or modify the time of payment, funding or vesting of any compensation or benefits under any Transferred Employee Plan or otherwise with respect to any Business Employee or Former Business Employee (or any dependent or beneficiary thereof); or (iv) hire, engage, promote or terminate (other than for cause) any Business Employee or any other Person who would constitute a Business Employee if employed on the date hereof, other than in the Ordinary Course of Business and subject to the other clauses of this subsection (k);

(l) transfer or reassign the duties of (i) any Business Employee such that he or she is no longer a Business Employee or (ii) any other employee of any TFX Entity such that he or she would become a Business Employee;

(m) (i) negotiate, amend, modify, extend, terminate or enter into any Collective Bargaining Agreement or (ii) voluntarily recognize or certify and labor union, works council, labor organization, or other employee representative as the bargaining representative for any Business Employee;

(n) implement or announce any employee layoff, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could trigger obligations under the WARN Act;

(o) make any change in any method of accounting or accounting practice or policy, except as required by Law or GAAP or changes in official interpretations thereof;

(p) make, change or revoke any material Tax election, change any annual Tax accounting period, change or request any Taxing Authority to change any material Tax accounting method, or consent to any extension or waiver of the limitation period applicable to any material Tax Return or any claim or assessment in respect of a material amount of Taxes, in each case which would reasonably be expected to bind, and have an adverse effect on, the Business following the Closing, and excluding any Tax election, Tax accounting period, Tax accounting method, extension or waiver action taken with respect to a Seller Combined Tax Return;

(q) (i) form any Subsidiary or acquire any equity interest in any other Person (other than in accordance with Contracts in effect on the date hereof), (ii) enter into any new line of business outside of its existing business, or (iii) open a new office in any country where no Subsidiary has an office as of the date hereof;

(r) other than in the Ordinary Course of Business that are not material or that exceed $50,000, (i) amend, modify, extend or renew any Lease for Leased Real Property, (ii) terminate any Lease for Leased Real Property, or (iii) enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property

(s) commence, settle, agree to settle or waive or otherwise compromise any Action, proceeding, suit, claim or threatened Action, proceeding, suit or claim, in each case, (i) exceeding $500,000 or (ii) containing any material ongoing requirements related to or restrictions on the Business;

(t) incur, assume, guarantee or otherwise become liable for any Indebtedness for borrowed money in excess of $2,500,000, or subjected any of its assets to any Encumbrance (other than Permitted Encumbrances);

(u) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or make any loan or advance (other than travel and similar advances to its employees in the ordinary course of business) in, excess of $25,000 to any Person;

(v) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation or any Business Employee or Former Business Employee;

(w) cancel or fail to renew any Insurance Policies unless replaced with a new policy that contains and / or provides for substantially similar insurance coverage;

(x) [Reserved]; or

(y) authorize, offer, agree or commit, in each case in a legally binding manner, to do any of the foregoing.

Section 5.2 Access to Information. From the date hereof until the Closing Date, the Seller shall afford the Buyer and their Representatives reasonable access, upon reasonable notice, to the properties, assets, offices, Contracts, facilities, employees, books and records of the Seller and the Transferred Subsidiaries, in each case to the extent related to the Business or the Transferred Subsidiaries, and shall furnish the Buyer with such financial, operating and other data and information relating to the Business and the Transferred Subsidiaries as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Seller and its Affiliates. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Affiliates shall be required to disclose any information to the Buyer or its Representatives if such disclosure would (a) result in the waiver of any attorney-client or other legal privilege, provided, that Seller and its Affiliates (including the Transferred Subsidiaries) shall use commercially reasonable efforts to disclose such information or materials in a manner that does not result in the waiver of the applicable privilege, (b) contravene any Law, fiduciary duty or Contract; provided, that Seller and its Affiliates (including the Transferred Subsidiaries) shall use commercially reasonable efforts to disclose such information or materials in a manner that does not result in such contravention or (c) relate to any Seller Combined Tax Return. The Seller may also reasonably designate any material provided to the Buyer as “Outside Counsel Only Material” or with similar restriction (it being understood that such materials and the information provided therein are to be provided only to the outside legal counsel of the Buyer and not to be disclosed by such outside legal counsel to employees, officers or directors of the Buyer without the prior written consent of the Seller.) Prior to the Closing, the Buyer shall not and shall cause its Affiliates and its and their Representatives not to use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the transactions described in this Agreement. Notwithstanding anything to the contrary herein, prior to the Closing, the Buyer shall not have the right to perform or conduct any sampling, investigation, analysis or testing of any environmental media or building materials or any other environmental or subsurface sampling or testing at, in, on or underneath any Owned Real Property, any Leased Real Property or any other real property of any TFX Entity or Transferred Subsidiary without the prior written consent of the Seller. Notwithstanding the foregoing, prior to the Closing, without the prior written consent of the Seller, neither the Buyer nor any of its Representatives shall contact any employee, officer or director of the Seller or any of its Affiliates for any information or matter regarding the Business in connection with or related to the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.3 Efforts to Consummate the Transaction.

(a) Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Entities all consents, approvals, authorizations, expirations of waiting periods, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) as soon as reasonably practicable after the date hereof, and with respect to filing under the HSR Act no later than twenty (20) Business Days after the date hereof, make all necessary filings, and thereafter promptly make any other required submissions, with respect to this Agreement required under the HSR Act and with respect to the merger control and foreign direct investment rules in the jurisdictions identified in Section 5.3(a) of the Disclosure Schedules or other applicable Law. The

Buyer shall pay all of the Parties’ filing fees and other charges for filing under the HSR Act and the merger control and foreign direct investment rules in the jurisdictions identified in Section 5.3(a) of the Disclosure Schedules. Promptly after the date hereof, the Parties shall seek early termination of any applicable waiting periods. None of the Parties shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period, or enter into a timing agreement, including any agreement to delay the consummation or not to consummate the transactions contemplated hereby, with any Governmental Entity without the prior written consent of the other Party; provided Buyer may cause any filing under the HSR Act be withdrawn and refiled pursuant to 16 C.F.R. Section 803.12(c) once, but only once, without the Seller’s consent. Without limiting the generality of this paragraph (a), the Buyer shall, and shall cause its Affiliates to, take any and all steps necessary to (x) avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity or any other Person or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, or make unlawful the consummation of the contemplated transactions, so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement and the Ancillary Agreements (and, in any event, no later than the Outside Date), including by proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise (i) the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, product lines, licenses, properties, products, rights, services or businesses of the Buyer or of the Business or the Transferred Subsidiaries or their respective Affiliates and Subsidiaries or any interest therein, (ii) the termination, relinquishment, waiver or other modification of existing relationships, ventures, contractual rights, obligations or other arrangements of it, or of the Business or the Transferred Subsidiaries or their respective Affiliates and Subsidiaries or any interest therein, or (iii) taking or committing or agreeing to restrictions or actions that after the Closing would limit the Buyer’s or limit the Business’s or the Transferred Subsidiaries’ or their respective Affiliates’ and Subsidiaries’ or any interest therein, freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, product lines, licenses, properties, products, rights, services or businesses of the Buyer, or of the Business or the Transferred Subsidiaries or their respective Affiliates and Subsidiaries or any interest or interests therein, including any restructuring, reorganizing, relocating, reconfiguring of any assets, operations, properties or businesses; and (iv) restricting, limiting, or eliminating any governance rights (including voting power, consent rights, board of directors nominations or designation rights, board observer rights, and ownership or equity interests) with respect to the Buyer and its Subsidiaries or the Business or the Transferred Subsidiaries (such sale, lease, license, divestiture, disposal and holding separate or other action described or contemplated above in this Section 5.3(a), a “Regulatory Remedy”); provided that (A) any and all of the Regulatory Remedies are conditioned and become effective only concurrently with or immediately upon the Closing; (B) nothing contained in this Agreement shall require the Buyer to (or cause either its Affiliates or a fund or portfolio company of an investor in the Buyer or its group of entities to) take, or cause to be taken, or commit to take, or commit to cause to be taken, any sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, product lines, licenses, properties, products, rights, services or businesses of or any other actions or measures with respect to the Buyer or its Affiliates or any fund or portfolio company of an investor in the Buyer or its group of entities or their respective Subsidiaries (other than, for the avoidance of doubt, the Business and the Transferred Subsidiaries); (C) nothing contained in this Agreement shall require the Buyer to (or cause its Affiliates to) take, or cause to be taken, or commit to take, or commit to cause to be taken, any sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, product lines, licenses, properties, products, rights, services or businesses of the Business and/or of Transferred Subsidiaries that, individually or in the aggregate, generated greater than $170,000,000 in third party gross revenues for the 2024 calendar year; (D) for the avoidance of doubt nothing contained in this Agreement shall require the Buyer, Seller or any of their respective Affiliates to violate any applicable Laws or regulations enacted, entered, enforced, issued or put into effect that prohibits or makes it illegal to consummate and make effective the transactions contemplated by this Agreement. In addition, the Buyer shall use its best efforts to defend through litigation on the merits any claim asserted by any Person that would prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements by the Outside Date. Notwithstanding anything to the contrary herein, nothing in this Section 5.3(a) shall require the Seller or the Buyer to (or to cause their respective Affiliates to), and neither Seller nor Buyer may (or may cause their respective Affiliates to), effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the Closing and only effective upon the Closing.

(b) Each of the Parties shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the transactions contemplated by this Agreement and the Ancillary Agreements and permit the other Party to review in advance (and shall consider in good faith the views of the other Party with respect to) any proposed communication by such Party to any Governmental Entity. Each of the Buyer on the one hand and, where applicable, the Seller on the other hand shall furnish to the other Party such necessary information, documents and reasonable assistance as the other Party may request in connection with its preparation of any filing or submission which is necessary or advisable under the HSR Act or with respect to any other Laws relating to antitrust, merger control or foreign investment, and shall consult with the other prior to any substantive meetings or material discussions, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity, to the extent permitted by the relevant Governmental Entity, have the right to have a representative present at any such meeting. No Party shall participate in any meeting with any such Governmental Entity unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting. The Buyer shall (i) cooperate with the Seller in connection with the Buyer allocating the purchase price among the assets of the Business for antitrust purposes and (ii) shall not file any such allocation (or any document or other filing directly or indirectly based upon, incorporating or premised upon any such allocation) with any Governmental Entity without the prior written consent of the Seller. Subject to each Confidentiality Agreement, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, any materials disclosed pursuant to this Section may be redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a Party may reasonably designate any competitively sensitive material provided to another Party under this Section as “Outside Counsel Only.”

(c) Without limiting the generality of the foregoing, the Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire any assets (including any equity interest in any Person), unless such acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining any consent, approval, authorization, expiration of waiting period, qualification or order necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, or (ii) increase the risk of any Governmental Entity entering, or increase the risk of not being able to have removed, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements by the Outside Date.

(d) Without limiting the Buyer’s obligations pursuant to paragraph (b) above, the Parties shall, to the extent practicable and without waiver of the attorney client privilege, permit each other to jointly participate in the defense and settlement of any Action relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and no Party shall settle or compromise any such Action without the other’s prior written consent (which such consent shall not be unreasonably withheld, conditioned or delayed).

(e) Notwithstanding anything in this Agreement to the contrary, no Party shall be required in connection with obtaining the consent under any Contract of any third Person that is not a Governmental Entity to agree to the payment of any consideration (monetary or otherwise) to, or the concession or provision of any right to, or the amendment or modification in any manner adverse to the Seller or the Buyer or any of their respective Affiliates of such Contract with, any such third Person.

(f) Notwithstanding anything in this Agreement to the contrary and subject to the Transition Services Agreement and Ancillary Agreements, (i) the Seller shall be responsible for preparing and submitting all filings, applications, certifications, facility registrations, notices and other materials (“Permit Materials”) required to maintain all Permits that are required for the Transferred Subsidiaries to own and operate the Business at the Closing, including any such material Permits required to be transferred or reissued to the Transferred Subsidiaries or Buyer in connection with the transactions contemplated by this Agreement, as listed or otherwise described on Section 5.3(f) of the Disclosure Schedules (such Permits, whether or not listed on Section 5.3(f) of the Disclosure Schedules, the “Business Permits”) to a Transferred Subsidiary, to the extent such Permit Materials are required to be submitted prior to or at the Closing and (ii) the Buyer shall be responsible for preparing and submitting all Permit Materials required to transfer or reissue all Business Permits to a Transferred Subsidiary, to the extent such Permit Materials are required to be submitted after the Closing. Each of the Parties shall reasonably cooperate with the other Party with respect to all such Permit Material submissions. Following the Closing until the transfer or reissuance of the Business Permits to a Transferred Subsidiary, subject to the terms of any applicable Ancillary Agreement, the TFX Entities shall use commercially reasonable efforts, subject to the terms of this Agreement and to the extent permitted by applicable Law and the terms of such Business Permits, (A) to maintain such Business Permits consistent in all material respects with past practice and (B) at the Buyer’s request, to cooperate in any arrangement (including, to the extent applicable, ongoing auditing and reporting obligations) that is reasonably and lawfully designed to provide the applicable Transferred Subsidiary with the benefits arising under such Business Permits; provided, however, that (v) the TFX Entities shall not be required to make any payment, commence, defend or participate in any litigation, assume any liability or grant any other accommodation (financial or otherwise) with respect to any such Business Permits, (w) the reasonable out-of-pocket costs and expenses incurred by the TFX Entities after the Closing at the Buyer’s request with respect to such Business Permits will be borne solely by the Buyer, (x) unless the Parties specify in writing otherwise, after the Closing, the Buyer shall be responsible for complying with and discharging all of the TFX Entities’ obligations (to the extent applicable and legally permissible) with respect to such Business Permits that will be transferred or reissued to the Transferred Subsidiaries and are for the benefit of the Business, including cooperating with Governmental Entities in any audits and conducting all reporting required under or to support maintenance of such Business Permits, (y) to the extent submitted in accordance with Section 5.3(f)(i), any Permit Materials submitted by the Seller or its Affiliates prior to the Closing shall be revocable and conditioned on the Closing occurring and (z) the Buyer shall be liable for, and shall indemnify and hold harmless the Seller Indemnitees from and against, any and all Losses incurred, sustained or suffered by any of the Seller Indemnitees arising out of or relating to any such Business Permits held by the TFX Entities following the Closing for the benefit of the Buyer.

Section 5.4 Employee Matters.

(a) Subject to Section 5.4(b), (i) prior to the Closing, to the extent practicable and subject to applicable Law, Seller shall or shall cause its Affiliate to, transfer the employment of all Business Employees to a Transferred Subsidiary, and (ii) effective as of the Closing Date, the Buyer shall, or shall cause one of its Affiliates (including any Transferred Subsidiary) (or a professional employer organization or employer of record engaged by the Buyer or one of its Affiliates (an “EOR”)) to, (x) cause each Transferred Subsidiary to continue to employ each Business Employee who remains so employed immediately following Closing (all such employees, the “Transferred Subsidiary Employees”), (y) make a timely offer of employment to the Business Employees identified by the Seller within thirty (30) Business Days prior to Closing and not employed by a Transferred Subsidiary (all such employees, the “Offer Employees”), and (z) employ each employee of the Business whose employment is transferred by operation of Law in connection with the transactions contemplated by this Agreement under applicable Business Transfer Regulations and remains so employed immediately following Closing (all such employees, the “Automatic Transfer Employees” and together with the Transferred Subsidiary Employees and the Offer Employees, the “Continuing Business Employees ”), in each case on terms consistent with the provisions of this Section 5.4 and applicable Law.

(b) Notwithstanding Section 5.4(a), with respect to any Business Employee whose employment is unable to transfer to the Buyer or one of the Transferred Subsidiaries effective as of the Closing due to applicable Law or for such other reason as reasonably determined by the Seller, including in connection with the provision of services under the Transition Services Agreement (any such Business Employee, a “Delayed Transfer Employee”), the Buyer shall, or shall cause one of the its Affiliates (including any Transferred Subsidiary) (or an EOR) to, make an offer of employment to each Delayed Transfer Employee on terms consistent with the provision of this Section 5.4 and applicable Law (a “Qualifying Offer”) effective as soon as it is practicable for such Business Employee to become employed by the Buyer or one of the Transferred

Subsidiaries (or an EOR) as determined in consultation with the Seller. For purposes of applying the provisions of this Section 5.4, with respect to each Delayed Transfer Employee, all references to “Closing” or the “Closing Date” in this Section 5.4 shall be deemed to refer to the date of such Delayed Transfer Employee’s date of commencement of employment with the Buyer or one of the Transferred Subsidiaries pursuant to a Qualifying Offer, or for any Automatic Transfer Employee, by operation of Law (as applicable, the “Delayed Transfer Date”). Prior to the Delayed Transfer Date, the Seller shall (or shall cause its applicable Affiliates to) terminate the employment of all Delayed Transfer Employees effective upon the Delayed Transfer Date. Further, notwithstanding the foregoing or anything to the contrary in this Agreement, with respect to each Business Employee in the United States who as of the Closing, and to the extent applicable, the end date of benefits coverage under the Transition Services Agreement, is or will be on a disability leave and whose claim is covered by a Retained Employee Plan (each, an “Inactive Employee”), the Inactive Employee will be treated as a Delayed Transfer Employee and the Buyer shall or shall cause a Transferred Subsidiary to offer employment to each Inactive Employee to the extent such employee returns to active employment within a six (6) month period following the Closing Date. No later than thirty (30) days following the Closing (or such later date if required by Law), the Seller or its Affiliates shall transfer the Business Employee Records to a Transferred Subsidiary to the extent allowed pursuant to applicable Law.

(c) The Buyer agrees that each Continuing Business Employee who is employed by the Buyer or one of its Affiliates (including any Transferred Subsidiaries) (or an EOR) will be provided with for no less than 12 months following the Closing (or until termination of the relevant employee, if sooner), (i) an annual base salary or base wages that are no less favorable than the annual base salary or base wages provided to such Continuing Business Employee immediately prior to the Closing Date, (ii) for the calendar year in which the Closing Date occurs, annual (or shorter term) target cash commission and bonus opportunities that are no less favorable in the aggregate than the annual (or shorter term) target cash commission and bonus opportunities provided to such Continuing Business Employee immediately prior to the Closing Date (and Buyer shall, or shall cause one of the Transferred Subsidiaries to, pay the Continuing Business Employees any amounts that become due and payable under the Transferred Employee Plans that are annual cash incentive compensation plans and commission plans for the year in which the Closing Date occurs pursuant and subject to the terms and conditions of such plans as in effect as of the Closing, solely to the extent any such amounts are unpaid as of Closing), (iii) subject to the terms of applicable policies or individual arrangements or agreements in effect as of Closing, working and office location arrangements that are substantially similar to those provided to such Continuing Business Employee immediately prior to the Closing Date, including working from home arrangements, hybrid arrangement and an office location that does not increase such Continuing Employee’s one-way commute by more than 25 miles from such Continuing Business Employee’s office location immediately prior to the Closing Date, (iv) car allowances and lease terms that are no less favorable than the car allowances and lease terms provided to such Continuing Business Employee immediately prior to the Closing Date, and (v) employee benefits (other than nonqualified deferred compensation, long-term incentive, equity or equity-based compensation, change in control, transaction, retention, severance, defined benefit pension and post-employment welfare benefits (collectively, “Excluded Benefits”)) that are (x) to the extent Buyer does not have similarly-situated employees, substantially comparable in the aggregate to the employee benefits (other than Excluded Benefits) provided to such Continuing Business Employee immediately prior to the Closing Date under the Employee Plans or (y) to the extent Buyer has similarly-situated employees, no less favorable than the employee benefits (other than the Excluded Benefits) provided to such similarly-situated employees of Buyer. Further, in no event shall Buyer or its Affiliates change the terms and conditions of a Continuing Business Employee’s employment in any manner that could be considered a “Measure” under the Business Transfer Regulations.

(d) With respect to each benefit plan, program, practice, policy or arrangement maintained, sponsored or contributed to by the Buyer or any Transferred Subsidiary following the Closing and in which any of the Continuing Business Employees participate, other than any Excluded Benefit (except severance benefits, which shall not be an Excluded Benefit for purposes of this Section 5.4(d)) (the “Buyer Plans”), for purposes of determining eligibility to participate, vesting or level of benefits (other than for benefit accrual purposes under any defined benefit pension plan) or measured entitlements under applicable Law, service with the Seller (or any of its Affiliates or predecessor employers to the same extent and for the same purpose recognized by the Seller) shall be treated as service with the Buyer, except, in any of the foregoing cases, (x) to the extent such service credit would result in any duplication of benefits or compensation or (y) in connection with any Excluded Benefits. The Buyer shall use commercially reasonable efforts to: (i) for the plan year that contains the Closing Date, under each Buyer Plan that is a group health plan in the U.S., waive, unless prohibited by Law, eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations for Continuing Business Employees and their eligible dependents to the same extent waived or satisfied under the corresponding Employee Plan; and (ii) unless prohibited by Law, in the plan year that contains the Closing Date, the Continuing Business Employees shall be given credit under the Buyer Plans that are group health plans in the U.S. for amounts paid during the calendar year in which the Closing Date occurs under the corresponding Employee Plan for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

(e) As of the Closing Date, the Buyer will cause its Affiliates (including the Transferred Subsidiaries) to recognize the certified collective bargaining representative of each Continuing Business Employee, if any. and will assume or honor any Collective Bargaining Agreement or works’ council obligations with respect to any Continuing Business Employees and, to the extent required by applicable local Law, will consult or negotiate with the union or works’ council a transition into the Buyer’s benefits to the extent required by any Contract.

(f) From and after the Closing Date, the Buyer shall, or shall cause one of the Transferred Subsidiaries to, retain or assume all Transferred Employee Plans (including individual agreements) and Business Employee Liabilities. From after the Closing Date, the Buyer shall reimburse the Seller for any Business Employee Liabilities that are paid by a TFX Entity (including, for the avoidance of doubt, the employer portion of any payroll or other employment Taxes with respect to such Business Employee Liabilities), promptly upon the Seller notifying the Buyer of the reimbursement amount. Prior to the Closing Date, except as necessary to provide the services set forth in the Transition Services Agreement, the Seller or its Affiliates (other than any Transferred Subsidiary) shall take all actions necessary to: (1) assume or retain (as applicable) the sponsorship of and all liabilities and obligations at any time relating to or arising under or in connection with any Retained Employee Plan; (2) ensure the TFX Entities have been removed from the Transferred Employee Plans as participating, covered, or adopting employers (as applicable); and (3) ensure active participation in the Transferred Employee Plans by any Person who is not a Continuing Business Employee (or eligible spouse, dependent or beneficiary thereof) (as applicable) has ceased.

(g) As of the Closing Date and for a period of ninety (90) days thereafter, the Parties will use commercially reasonable efforts to provide each other with such information regarding each employee who has suffered or will suffer an Employment Loss (as defined below) at any site of employment where a Business Employee is located, in each case, as is reasonably necessary to comply with their respective obligations under the WARN Act. As used herein, “Employment Loss” means an “employment loss” within the meaning of the WARN Act that occurs either within the ninety (90) days immediately preceding and including the Closing Date or during the ninety (90) days immediately following the Closing Date.

(h) The Parties agree that, notwithstanding the terms of any non-competition, non-solicit, nondisclosure or other restrictive covenant including in any Employee Plan (including Transferred Employee Plans) and applicable to a Business Employee (the “RCAs”), such Business Employee shall (i) be permitted to provide services to the Buyer or any of its Affiliates following the Closing and (ii) if permitted by Section 5.18, be permitted to provide services to the Seller or any of its Affiliates following the Closing, and, in each case, the applicable Party shall not, and shall cause their Affiliates to not, seek to enforce the terms of any such RCA following the Closing against the other Party. The TFX Entities shall retain the right to enforce the terms of any RCA other than against the Buyer and its Affiliates.

(i) Certain Arrangements.

(i) Vacation. Effective as of the Closing Date, but without limiting the provisions of this Section 5.4, the Buyer shall, or shall cause one of its Affiliates (including any Transferred Subsidiary) (or an EOR) to, assume or retain, as the case may be, all obligations of the TFX Entities and the Transferred Subsidiaries for the accrued, unused vacation time of the Continuing Business Employees.

(ii) Severance. Notwithstanding anything to the contrary in the Agreement or as otherwise required by Law, the Buyer shall, or shall cause one of its Affiliates (including any Transferred Subsidiary) (or an EOR) to, provide severance pay and benefits to each Continuing Business Employee who is involuntarily terminated by the Buyer (or its applicable Affiliate) without “cause” during the 12-month period after the Closing Date (or such longer period required by applicable Law) that are no less than the severance pay and benefits, if any (including continued health coverage, if any), that such Continuing Business Employee would have been eligible to receive pursuant to the Employee Plan applicable to such Continuing Business Employee and set forth on Schedule 5.4(i)(ii) of the Disclosure Schedules.

(iii) Defined Contribution Retirement Plans. As of the Closing Date, the Continuing Business Employees shall cease to actively participate under the Teleflex 401(k) Savings Plan (the “Seller 401(k) Plan”). Effective as of the Closing Date, the Seller shall take all necessary action, if any, to (a) effect such cessation of participation, (b) fully vest the unvested account balances of the Continuing Business

Employees under the Seller 401(k) Plan. As soon as reasonably practicable following the Closing Date (and in any event no later than 60 days following the Closing Date), the Continuing Business Employees shall be eligible to participate in a tax-qualified defined contribution and retirement savings plan intended to be qualified under Section 401(k) of the Code sponsored by the Buyer or one of the Transferred Subsidiaries (the “Buyer 401(k) Plan”) and the Buyer shall permit the Continuing Business Employees to make rollover contributions to the applicable Buyer 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Seller 401(k) Plan in the form of cash and notes (and, in the case of existing Continuing Business Employee, shall use commercially reasonable efforts to permit loan rollovers), but in no event in the form of securities of a TFX Entity, in an amount equal to the full account balance distributed to such employee from the Seller 401(k) Plan.

(iv) Deferred Compensation Plan. The Teleflex Incorporated Deferred Compensation Plan (the “DC Plan”) shall be a Retained Employee Plan, and Seller shall administer deferral elections for participants thereunder, including Continuing Business Employees, during the calendar year in which the Closing Date occurs. During the calendar year in which the Closing Date occurs, the Seller and the Buyer shall reasonably cooperate with respect to the Seller’s administration of the DC Plan for Continuing Business Employee participants. Following the Closing and for the remainder of the calendar year in which the Closing Date occurs, the Buyer shall withhold amounts consistent with the Continuing Business Employees’ deferral elections under the DC Plan (if any), as provided by the Seller, and shall timely (and in any event no later than five (5) Business Days after the end of each applicable payroll period) remit any such contributions to the Seller. In addition, the Seller, shall remain responsible and shall fund the full amount of any employer contributions to the DC Plan made after the Closing Date with respect to Continuing Business Employees in accordance with the terms and conditions of the DC Plan.

(v) COBRA. In accordance with the provisions of Treas. Reg. 54.4980B-9, the Parties agree that for purposes of providing welfare benefit continuation coverage pursuant to the provisions of Section 601 et. seq. of ERISA and Section 4980B of the Code (“COBRA”), the TFX Entities, or the welfare benefit plans (as defined under Section 3(1) of ERISA) of the TFX Entities, shall be responsible for any obligations under COBRA with respect to any “qualifying event” that occurs before the Closing Date with respect to Continuing Business Employees and their eligible dependents and to any individuals who are “M&A qualified beneficiaries” (within the meaning of Treas. Reg. 54.4980B-9). The Buyer and the Transferred Subsidiaries shall be responsible for (i) continuing to provide coverage that satisfies the obligations under COBRA with respect to “qualifying events” that occurred under a Transferred Employee Plan and (ii) providing coverage that satisfies the obligations under COBRA with respect to any “qualifying event” that occurs on or after the Closing Date with respect to Continuing Business Employees and their eligible dependents.

(vi) [Reserved.]

(vii) Flexible Spending Accounts. The Seller and the Buyer shall take commercially reasonable efforts to cause, effective as of the Closing or as soon as administratively practicable thereafter in accordance with the Transition Services Agreement, (A) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of the Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Continuing Business Employees who are participants in the Seller FSA Plan to be transferred to one or more comparable plans of the Buyer (collectively, the “Buyer FSA Plan”); and (B) such Continuing Business Employees to be reimbursed from the applicable Buyer FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing occurs that are submitted to the applicable Buyer FSA Plan from and after the Closing (except as would result in a duplication of reimbursement for the same period). As soon as practicable after the Closing, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, the Seller shall pay to the Buyer the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and the Buyer shall pay the Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(j) If any Business Employee requires a work permit, visa or other legal or regulatory approval for such Business Employee’s employment with the Buyer or any of its Affiliates (including the Transferred Subsidiaries), the Buyer and the Seller shall, or shall cause its applicable Affiliates (including the Transferred Subsidiaries) to, use reasonable best efforts to process and support work permit, visa or similar applications in respect of such Business Employee.

(k) Notwithstanding anything in this Agreement to the contrary, the terms and conditions or employment for any Business Employees covered by any Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law. Prior to the Closing, the Transferred Subsidiaries, Seller and its Affiliates shall fully and timely satisfy any notice, information, consultation or bargaining obligations owed to the Business Employees or their representatives with respect to the transactions contemplated by this Agreement under applicable Law and any Collective Bargaining Agreement and Buyer and its Affiliates shall reasonably cooperate with respect to the foregoing.

(l) Prior to Closing, the Seller shall provide Buyer with updated versions of the Business Employee List upon Buyer’s reasonable request made no sooner than thirty (30) days following the date of this Agreement, which request may be made no more frequently than monthly through the Closing Date, and each updated Business Employee List shall include the following additional data points for each Business Employee: (i) annual salary or hourly wage rate, as applicable, (ii) incentive compensation, including bonuses and commissions (actual for 2024 and expected for 2025), and (iii) visa or work authorization status, as applicable (including type of visa, expiration date, and sponsoring entity). Prior to the Closing, Seller shall provide to Buyer contact information for third-party service providers providing contingent personnel to the Business and reasonably cooperate in identifying and transferring such contingent work force to the extent requested by Buyer.

(m) The provisions of this Section 5.4 are solely for the benefit of the respective Parties to this Agreement and nothing in this or elsewhere herein, express or implied, shall confer upon any Business Employee (or any dependent, successor, legal representative or beneficiary thereof) or any other Person, any rights or remedies by reason of this Section 5.4, including any right to continued employment or any other service relationship or any right to compensation or benefits of any nature or kind whatsoever under this Agreement or otherwise. Nothing in this Agreement, express or implied, shall (i) be construed to create any third-party beneficiary rights in any Person under or by reason of this Section 5.4; (ii) be construed to interfere with any right to manage the performance of, discipline, or terminate the employment or other service relationship of any particular Business Employee, with or without cause, (iii) be construed to limit or prohibit the Buyer or its any of Affiliates’ ability to cause the amendment, modification or termination of any compensation or benefit program, plan, policy, agreement or arrangement (including any Employee Plan or Buyer Plan) or constitute or be construed as an amendment of, modification of or establishment of any compensation or benefit program, plan, policy, program, agreement or arrangement (including any Employee Plan or Buyer Plan) or (iv) reduce any Person’s rights (including Business Employees) required under applicable Law.

Section 5.5 Confidentiality. Each of the Parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other Party in connection with the transactions contemplated hereby and by the Ancillary Agreements pursuant to the terms each of the confidentiality agreement dated October 1, 2025 between Intersurgical AG and Teleflex Incorporated and the confidentiality agreement dated July 9, 2025 between TA Associates (UK) LLP and Teleflex Incorporated (each, a “Confidentiality Agreement”), the terms of which are incorporated herein by reference and which shall continue in full force and effect until the Closing Date. Upon the Closing, the non-disclosure and non-use provisions of each Confidentiality Agreement shall terminate, but solely with respect to information exclusively relating to the Business and the Transferred Subsidiaries, and the Buyer acknowledges that all other information provided to it concerning the Seller or any of its Affiliates shall remain subject to the terms and conditions of each Confidentiality Agreement after the Closing. If for any reason this Agreement is terminated prior to the Closing Date, each Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.6 Public Announcements. No Party shall issue any press release, filings with the SEC or other public statement with respect to the transactions contemplated hereby, without the prior consent of the other Parties hereto (which consent, in each case, shall not be unreasonably withheld, delayed or conditioned), except for such release, filing or other public statement as may be required by applicable Law or stock exchange listing requirement, in which case the Party required to make such release or public statement shall, to the extent permitted by applicable Law or rules of any stock exchange, consult with each other Party before issuing, and provide each other Party the opportunity to review and comment upon such release, filing or other public statement, and shall not issue any such press release, make any such filing or make any such public statement prior to such consultation, except as may be required by applicable Law or stock exchange listing requirement; provided, however, that each Party may, without consultation or consent of the other Party, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in public filings, in each case so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party hereto in accordance with this Section 5.6); and that do not include any previously undisclosed information relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. For the avoidance of doubt, notwithstanding anything herein to the contrary, the Parties hereto acknowledge and agree that the each of TA, the Buyer and any of their respective Affiliates may provide to its investors, limited partners, prospective limited partners, prospective investors, financing sources, and / or prospective financing sources (in each case, who are under customary confidentiality agreements and have been advised of the confidential nature of such information) general information about the subject matter of this Agreement, the Business and the Transferred Subsidiaries (including its and their performance and improvements and any other information that would typically be provided by private equity funds to their investors, limited partners, prospective limited partners, prospective investors, financing sources, and / or prospective financing sources) in connection with their fund raising, marketing, informational, compliance or reporting activities.

Section 5.7 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, the Buyer shall and shall cause its Subsidiaries (including the Transferred Subsidiaries) to, indemnify and hold harmless each Business Employee, Former Business Employee and each other present and former director and officer of the Transferred Subsidiaries against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date (including consummation of any financing and any transactions contemplated hereby or by the Ancillary Agreements), whether asserted or claimed prior to, on or after the Closing Date, to the fullest extent that the TFX Entities and the Transferred Subsidiaries would have been permitted under any applicable organizational documents of the TFX Entities or the Transferred Subsidiaries (as applicable) as in effect on the date hereof (including with respect to the advancement of expenses).

(b) Prior to the Closing, the Buyer shall purchase a “tail” directors’ and officers’ liability insurance policy for the Transferred Subsidiaries and their current and former directors, officers and employees who as of the Closing Date are covered by the directors’ and officers’ liability insurance coverage maintained by the Seller and its Affiliates in a form reasonably acceptable to the Seller that shall provide such directors, officers and employees with coverage for six (6) years following the Closing Date at a level of coverage appropriate for the Business and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Seller and its Affiliates. The Buyer shall pay for the full costs of such tail policy for the Transferred Subsidiaries; provided, that in no event shall the full costs of such tail policy exceed $2,000,000. Following the Closing, the Buyer shall and shall cause the applicable Transferred Subsidiaries to maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) Prior to the Closing, the Buyer shall purchase a “tail” employment practices liability insurance policy and a “tail” fiduciary liability insurance policy for the Transferred Subsidiaries in a form reasonably acceptable to the Seller that shall provide coverage for six (6) years following the Closing Date at a level of coverage appropriate for the Business and have other terms not less favorable to the insured persons than the employment practices liability and fiduciary liability insurance coverage currently maintained by the Seller and its Affiliates. The Buyer shall pay for the full costs of such tail policies for the Transferred Subsidiaries; provided, that in no event shall the full costs of such tail policies exceed $500,000. Following the Closing, the Buyer shall and shall cause the applicable Transferred Subsidiaries to maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) If within the six (6) years following Closing, the Buyer, any Transferred Subsidiary or any of its or their respective successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving corporation or entity following such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer, Transferred Subsidiary or successor or assign, shall use commercially reasonably efforts to make proper provisions so that the successors and assigns of the Buyer or the Transferred Subsidiary will comply with the obligations set forth in Section 5.7(a). Following the Closing, the Buyer shall and shall cause the applicable Transferred Subsidiaries to maintain such policy in full force and effect, and continue to honor the obligations thereunder.

Section 5.8 Retention of Records. For a period of seven (7) years after the Closing, the Buyer shall and shall cause its Affiliates (including the Transferred Subsidiaries) to (i) retain the books and records relating to the Business and the Transferred Subsidiaries relating to periods prior to the Closing, (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours and in a manner so as not to interfere with the operation of the Business, to such books and records, (iii) afford the Representatives of the Seller with reasonable access to certain employees of the Transferred Subsidiaries who were responsible for Seller’s or Transferred Subsidiaries financial reporting or accounting prior to the Closing, during regular business hours and in a manner so as not to interfere with the operation of the Business (in the case of clauses (ii) and (iii), solely in connection with and as necessary for the Seller’s ongoing financial reporting or accounting purposes related to the Seller’s ownership of the Business prior to the Closing the Seller’s compliance with applicable Law or the conduct of any administrative or legal proceeding, or the Seller’s preparation of any Tax Returns, filings, workpapers, memoranda, opinions or other advice or other records), and (iv) use commercially reasonable efforts to reasonably assist the Representatives of the Seller (at the Seller’s expense) in accessing such books and records.

Section 5.9 Use of Names; Shared IP.

(a) The Buyer acknowledges and agrees that the TFX Entities are not conveying ownership or any other rights or granting any license, except as set forth in paragraph (b) below, to the Buyer or any Affiliate of the Buyer (including the Business and the Transferred Subsidiaries) with respect to any Trademarks of the Seller or any Affiliate of the Seller: consisting of or incorporating the “Teleflex”, “TFX” or “Arrow” marks nor any Trademarks confusingly similar thereto (the “Excluded Marks”). The Buyer hereby acknowledges and agrees that all right, title and interest in and to the Excluded Marks, together with all variations thereof and all identifiers of source incorporated or associated with the forgoing are owned exclusively by the TFX Entities. After the Closing, except as set forth in paragraph (b) below, the Buyer shall not and shall not permit its Affiliates (including the Business and the Transferred Subsidiaries) to, use in any manner the Excluded Marks or any Trademark that is confusingly similar to any Excluded Mark.

(b) As promptly as practicable, and in any event no later than 180 days after the Closing Date, the Buyer shall and shall cause its Affiliates (including the Business and the Transferred Subsidiaries) to take all necessary action to cause the name of the Business and any Transferred Subsidiary (including through any certificate of assumed name or d/b/a filing) that includes any Excluded Mark or any other Trademark of any TFX Entity that is not part of the Company Intellectual Property to be changed to a name that does not include, or is confusingly similar to, any of the foregoing. As promptly as practicable, and in any event no later than twelve (12) months after the Closing Date, the Buyer shall use commercially reasonable efforts to, and shall cause its Affiliates (including the Business and the Transferred Subsidiaries) to use commercially reasonable efforts to, change all signage, stationary, print advertising, product labeling, product packaging, branding, domain names and all other materials to delete all references to the Excluded Marks and any other Trademark of any TFX Entity that is not part of the Company Intellectual Property. For twelve (12) months following the Closing, the Buyer and its Affiliates (including the Business and the Transferred Subsidiaries) shall have the right to use the Excluded Marks and any other Trademark of any TFX Entity that is not part of the Company Intellectual Property, in a manner consistent with past practice (including for regulatory filings, applications, registrations, or other regulatory purposes or where required by applicable Law) and customary “phase out” use, provided that the Buyer may extend this right for up to two (2) successive periods of six (6) months each, in each case upon sixty (60) days prior written notice to the Seller. Notwithstanding anything to the contrary in this Agreement, neither the Buyer nor its Affiliates will be prohibited under this Agreement from using any Excluded Marks (i) in a descriptive, factually accurate, non-trademark manner in accordance with principles of fair use (or comparable foreign doctrine) and applicable Law or for describing the past ownership of the Business, (ii) solely for archival and compliance reporting purposes in internal documents and records or (iii) subject to Section 5.9(c), for purposes of regulatory filings or where required by applicable Law.

(c) The Buyer shall, and shall cause its Affiliates (including the Business and the Transferred Subsidiaries) to, ensure that all of its and their respective uses of any Trademarks pursuant to Section 5.9(b) shall be only (i) in the same or substantially similar manner and for the same or substantially similar purpose that such Trademark was used by the TFX Entities in or relating to the Business during the twelve (12)-month period preceding the Closing, other than customary phase-out uses, (ii) in a manner that in no way impairs the reputation or goodwill associated with such Trademark or the TFX Entities, and (iii) with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Business used the Excluded Marks and any other Trademarks referenced in Section 5.9(b) during the twelve (12)-month period preceding the Closing.

(d) From and after the Closing, pursuant to the procedures and subject to the provisions of Article VIII, the Buyer shall be liable for, and shall indemnify and hold harmless the Seller Indemnitees from and against, any and all Losses incurred, sustained or suffered by any of them as a result of the use by the Buyer or its Affiliates (including the Transferred Subsidiaries) after the Closing Date of any Excluded Mark or any other Trademark referenced in Section 5.9(b) and from any Actions or enforcement actions by, or liability to, any Governmental Entity or any

Person arising from or related in any way to the use or distribution by the Buyer or its Affiliates (including the Transferred Subsidiaries) or any of their respective agents, representatives, distributors or resellers after the Closing Date of any product labeling, product warnings, product packaging, branding, product literature, promotional materials, advertising, and marketing that is not in compliance with any Laws, including Healthcare Laws and Environmental Laws.

(e) Effective as of the Closing Date, the Seller (acting on its own behalf and on behalf of its Affiliates) hereby covenants and agrees to not to commence or threaten to bring, and to not directly or indirectly support, join or encourage any other Person in commencing or threatening to bring, any Action anywhere in the world against (i) any of the Transferred Subsidiaries or any of their respective Subsidiaries in relation to any alleged infringement, misappropriation or other violation of any Intellectual Property (other than Trademarks) owned as of the Closing by the Seller and its Affiliates that would be infringed, misappropriated or otherwise violated by the conduct of the Business as it is conducted as of the Closing (and reasonably foreseeable extensions and natural evolutions thereof), to the extent that such infringement, misappropriation or other violation arises in the conduct of the Business as it is conducted as of the Closing or such reasonably foreseeable extensions and natural evolutions, or (ii) the Buyer or any of its Affiliates, solely with respect to any such alleged infringement, misappropriation or other violation of such Intellectual Property by any Transferred Subsidiaries or any of their respective Subsidiaries.

(f) As promptly as practicable, and in any event no later than twelve (12) months after the Closing Date, the Seller shall use commercially reasonable efforts to, and shall cause its Affiliates to use commercially reasonable efforts to, change all signage, stationary, print advertising, product labeling, product packaging, branding, domain names and all other materials to delete all references to any Trademark that is part of the Company Intellectual Property (“Company IP Marks”). For twelve (12) months following the Closing, the Seller and its Affiliates shall have the right to use the Company IP Marks in a manner consistent with past practice (including for regulatory filings, applications, registrations, or other regulatory purposes or where required by applicable Law) and customary “phase out” use, provided that, to the extent required for Seller and its Affiliates to comply with applicable Laws, regulatory requirements or contracts applicable to the Business, the Seller may extend this right for up to two (2) successive periods of six (6) months each, in each case upon sixty (60) days prior written notice to the Buyer. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor its Affiliates will be prohibited under this Agreement from using any Company IP Marks (i) in a descriptive, factually accurate, non-trademark manner in accordance with principles of fair use (or comparable foreign doctrine) and applicable Law or for describing the past ownership of the Business, (ii) solely for archival and compliance reporting purposes in internal documents and records or (iii) subject to Section 5.9(c), for purposes of regulatory filings or where required by applicable Law.

(g) The Seller shall, and shall cause its Affiliates to, ensure that all of its and their respective uses of any Trademarks pursuant to Section 5.9(f) shall be only (i) in the same or substantially similar manner and for the same or substantially similar purpose that such Trademark was used by the TFX Entities in or relating to the Retained Business during the twelve (12)-month period preceding the Closing, other than customary phase-out uses, (ii) in a manner that in no way impairs the reputation or goodwill associated with such Trademark, and (iii) with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Business used the Company IP Marks and any other Trademarks referenced in Section 5.9(f) during the twelve (12)-month period preceding the Closing.

(h) From and after the Closing, pursuant to the procedures and subject to the provisions of Article VIII, the Seller shall be liable for, and shall indemnify and hold harmless the Buyer Indemnitees from and against, any and all Losses incurred, sustained or suffered by any of them as a result of the use by the Seller or its Affiliates after the Closing Date of any Company IP Mark or any other Trademark referenced in Section 5.9(f) and from any Actions or enforcement actions by, or liability to, any Governmental Entity or any Person arising from or related in any way to the use or distribution by the Seller or its Affiliates or any of their respective agents, representatives, distributors or resellers after the Closing Date of any product labeling, product warnings, product packaging, branding, product literature, promotional materials, advertising, and marketing that is not in compliance with any Laws, including Healthcare Laws and Environmental Laws.

Section 5.10 Communications with Customers and Suppliers. Prior to the Closing, the Parties shall reasonably cooperate with each other in coordinating their communications with any customer, supplier or other contractual counterparty of the Business in relation to the transactions contemplated hereby and by the Ancillary Agreements. Prior to the Closing, without the prior written consent of the Seller, the Buyer shall not, and shall cause its Affiliates and its and their Representatives not to, contact or otherwise engage in any communications with any customer, supplier or other contractual counterparty of the Business. Notwithstanding the foregoing, the immediately preceding sentence shall not prohibit or restrict Buyer or its Affiliates in any manner from contacting, communicating with, pursuing or engaging any actual or potential customer, supplier, vendor or other business relations of such Buyer or any of its Affiliates in the ordinary course operation of their respective businesses so long as doing so does not violate the other provisions of this Section 5.9(a).

Section 5.11 Further Assurances. Following the Closing, from time to time and subject to the terms and conditions of this Agreement, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall use commercially reasonable efforts to take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Acquisition, including, in the case of the Seller, using commercially reasonable efforts to execute and deliver to the Buyer such, bills of sale, and other instruments of conveyance as the Buyer may reasonably request; provided, that the Party requesting any such action shall pay the reasonable and documented out-of-pocket costs incurred by the other Party or Parties taking such action.

Section 5.12 Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.13 Intercompany Arrangements; Mutual Release.

(a) On or prior to the Closing, the Seller shall and shall cause its Affiliates to:

(i) terminate, cancel, retire, payoff or otherwise extinguish all Intercompany Contracts and Affiliate Contracts (such Contracts, the “Terminated Agreements”) between any Transferred Subsidiary, on the one hand, and any TFX Entity, on the other hand, except for (A) those Contracts set forth in 5.13 of the Disclosure Schedules (the “Surviving Agreements”), and (B) this Agreement and the Ancillary Agreements; and

(ii) cancel, retire, payoff or otherwise extinguish (by way of capital contribution, cash settlement or as otherwise determined by the Seller) all payables and receivables under the Terminated Agreements, and all other intercompany advances, accounts, payables and receivables between any Transferred Subsidiary, on the one hand, and any TFX Entity, on the other hand.

Each Party hereto shall and shall cause its Affiliates to execute and deliver all termination, release and other appropriate documentation at or prior to the Closing as is reasonably requested by any Party hereto to fully effectuate and document the provisions of this Section.

(b) Effective as of the Closing, the Seller does hereby, for itself and each other TFX Entity (each, a “Seller Releasing Party”), release and absolutely forever discharge the Business and the Transferred Subsidiaries (each, a “Seller Released Party”) from and against all Seller Released Matters. “Seller Released Matters” means any and all claims, demands, proceedings, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent, that any Seller Releasing Party now has, or at any time previously had, or shall or may have in the future, as an owner of the Business or any of the Transferred Subsidiaries, or as a counterparty to any Contract with the Business or any of the Transferred Subsidiaries (including any Terminated Agreement), in each case arising with respect to any matter occurring at or prior to the Closing; provided that Seller Released Matters shall not include and this Section 5.13(b) shall not constitute a waiver or release of any Action (i) that solely arises out of this Agreement or any Ancillary Agreement or as a result of an action or event occurring after the Closing, (ii) any right of any Seller Releasing Party to be indemnified by any Transferred Subsidiary pursuant to the organizational or governance documents of such Transferred Subsidiary or pursuant to any directors and officers insurance policy (whether pursuant to Section 5.7 or otherwise), or (iii) that have arisen or arises out of or relates to or is a result of (x) any of the Seller Released Parties’ bad faith, gross negligence, willful misconduct or fraud, or (y) any actions taken by any of the Seller Released Parties’ in its capacity as a director, officer, employee, contractor or agent of any Transferred Subsidiary. It is the intention of the Seller in providing this release to the Seller Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters and the final resolution by the applicable Seller Releasing Party and the Seller Released Parties of all Seller Released Matters.

(c) Effective as of the Closing, the Buyer does hereby, for itself and each of its Affiliates, including the Transferred Subsidiaries (each, a “Buyer Releasing Party”), release and absolutely forever discharge the Seller and each other TFX Entity and each director, officer and employee thereof who served in any capacity at, by or on behalf of the Business or any of the Transferred Subsidiaries (each, a “Buyer Released Party”) from and against all Buyer Released Matters. “Buyer Released Matters” means any and all claims, demands, proceedings, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), Actions and causes of Action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent, that any Buyer Releasing Party now has, or at any time previously had, or shall or may have in the future, as an Affiliate, Subsidiary or employer of any Buyer Released Party, or as an owner of the Business or any of the Transferred Subsidiaries, or as a counterparty to any Contract with any Buyer Released Party (including any Terminated Agreement), or as a Person managed or otherwise directed by any Buyer Released Party, in each case arising with respect to any matter occurring at or prior to the Closing; provided that Buyer Released Matters shall not include provided that Seller Released Matters shall not include and this Section 5.13(c) shall not constitute a waiver or release of any Action (i) that solely arises out of this Agreement or any Ancillary Agreement or as a result of an action or event occurring after the Closing. It is the intention of the Buyer in providing this release to the Buyer Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Buyer Released Matters and the final resolution by the applicable Buyer Releasing Party and the Buyer Released Parties of all Buyer Released Matters.

Section 5.14 Transition Services.

(a) At the Closing, the Seller and the Buyer shall enter into a transition services agreement, substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”); provided, that from the date of this Agreement through the Closing Date, the Seller and the Buyer shall continue to negotiate in good faith to finalize the terms of the Transition Services Agreement (including the schedules and exhibits thereto) prior to the Closing Date. The Buyer acknowledges that as of the Closing, neither the Seller nor any of its Affiliates shall have any obligation to provide any support or other services to the Buyer, the Business or the Transferred Subsidiaries, other than those expressly required to be provided pursuant to the Transition Services Agreement or as otherwise expressly contemplated by any other Ancillary Agreement or by this Agreement.

(b) The Buyer acknowledges and agrees that (i) neither the Buyer nor any of its Affiliates (including the Transferred Subsidiaries) is purchasing, acquiring or obtaining any license or other rights in the TFX Business System or any Intellectual Property rights therein and (ii) that the TFX Business System constitutes proprietary and confidential information of the TFX Entities. The Buyer and its Affiliates (including the Transferred Subsidiaries) shall not have the right to use the TFX Business System after the Closing and shall cease any and all such use immediately at Closing. “TFX Business System” means a set of tools, processes, methodologies, practices, know-how and related training materials developed by or for the Seller and its Affiliates that are designed to continuously improve business management and performance in the critical areas of quality, delivery, cost and innovation.

(c) From the date hereof until the Closing Date, at Buyer’s sole cost and expense, Seller hereby agrees to make reasonably available, during normal business hours and in such a manner as not to unreasonably interfere with the normal operations of the Seller and the Transferred Subsidiaries, relevant employees of Seller and the Transferred Subsidiaries and books, records and information, in each case, as reasonably requested by Buyer in connection with the ERP separation (to the extent applicable), including in a manner that permits Buyer to reasonably assess business requirements, conduct a vendor selection process, and undertake related activities.

(d) At the Closing, the Seller and the Buyer shall enter the Manufacturing and Supply Agreement and the Reverse Manufacturing and Supply Agreement; provided, that from the date of this Agreement through the Closing Date, the Seller and the Buyer shall continue to negotiate in good faith to finalize the terms of the schedules and exhibits to each of the Manufacturing and Supply Agreement and the Reverse Manufacturing and Supply Agreement.

Section 5.15 Release of Encumbrances; Release of Guarantees to Third Persons.

(a) Seller shall use its reasonable best efforts, and shall cause its Affiliates to use their reasonable best efforts, in each case, at the Seller’s sole cost and expense, to cause Seller or its Affiliates to be substituted in all respects for any Transferred Subsidiary, and for such Transferred Subsidiary to be released, effective as of the Closing (or, if such release is not available prior to Closing, effective as soon as possible after the Closing), in respect of, or otherwise terminate (and cause such Transferred Subsidiary to be released in respect of), all obligations and liabilities of the Transferred Subsidiaries under any guarantees, performance bonds, surety bonds, letters of credit and other analogous forms of support benefitting the Retained Business or Seller, including those items listed on Section 5.15(a) of the Disclosure Schedules (such items, whether or not listed on Section 5.15(a) of the Disclosure Schedules, the “Retained Business Third Person Guarantees”). To the extent any such Retained Business Third Person Guarantees for which Seller or any of its Affiliates is not substituted in all respects for a Transferred Subsidiary (or for which a Transferred Subsidiary is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with the Transferred Subsidiaries to be released in respect thereof), Seller shall continue to use reasonable best efforts to effect such substitution or termination and release as soon as promptly as practicable, and neither Buyer nor Seller shall, and shall cause their respective Affiliates (including with respect to Buyer, the Transferred Subsidiaries) not to, take any action (including the amendment or renewal of any underlying Contract) that would extend the duration of such Retained Business Third Person Guarantee, or cause the potential monetary liability of the guarantor under such Retained Business Third Person Guarantee to increase.

(b) The Parties hereto shall cooperate and use their reasonable best efforts to obtain, effective as of the Closing, the full and unconditional release of the Seller and the other TFX Entities from all guarantees, performance bonds, surety bonds, letters of credit and other analogous forms of support benefitting the Business or the Transferred Subsidiaries, including those items listed on Section 5.15(b) of the Disclosure Schedules (such items, whether or not listed on Section 5.15(b) of the Disclosure Schedules, the “Business Third Person Guarantees”). To the extent any such Business Third Person Guarantee is not released by the Closing Date, the Parties hereto shall continue to cooperate and use their reasonable best efforts to obtain the release of such Business Third Person Guarantee as promptly as practicable, and neither Buyer nor Seller shall, and they shall cause their respective Affiliates (including with respect to Buyer, the Transferred Subsidiaries) not to, take any action (including the amendment or renewal of any underlying Contract) that would extend the duration of such Business Third Person Guarantee, or cause the potential monetary liability of the guarantor under such Business Third Person Guarantee to increase.

(c) From and after the Closing, pursuant to the procedures and subject to the provisions of Article VIII, (i) Buyer shall be liable for, and shall indemnify and hold harmless the Seller Indemnitees from and against, any and all Losses incurred, sustained or suffered by any of them relating to, arising out of or in consequence of (A) any Business Third Person Guarantee, (B) any claim or demand for payment made by the guaranteed party in respect of the Business Third Person Guarantee on Seller or any of its Affiliates with respect to any of the Business Third Person Guarantee or (C) any Action by any Person who is entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Business Third Person Guarantee, and shall reimburse Seller and its Affiliates for any reasonable and documented out-of-pocket fees or expenses incurred in connection with any of the foregoing, and (ii) Seller shall be liable for, and shall indemnify and hold harmless the Buyer Indemnitees from and against, any and all Losses incurred, sustained or suffered by any of them relating to, arising out of or in consequence of (i) any Retained Business Third Person Guarantee, (ii) any claim or demand for payment made by the guaranteed party in respect of the Retained Business Third Person Guarantee on Buyer or any of its Affiliates with respect to any of the Retained Business Third Person Guarantee or (iii) any Action by any Person who is entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Retained Business Third Person Guarantee, and shall reimburse Buyer and its Affiliates for any reasonable and documented out-of-pocket fees or expenses incurred in connection with any of the foregoing.

Section 5.16 Corporate Insurance. The Buyer acknowledges that, except for those policies set forth on Section 5.16 of the Disclosure Schedules, the policies and insurance coverage maintained on behalf of the entities comprising the Business are part of the corporate insurance program maintained directly or indirectly by the Seller (such policies, the “Corporate Policies”), and, after the Closing, such coverage will not be available to the Business, the Transferred Subsidiaries or the Buyer. The Parties acknowledge that the Business may be entitled to the benefit of coverage under the occurrence-based Corporate Policies with respect to any Losses arising from or relating to any acts, facts, circumstances, events or omissions occurring prior to or existing prior to Closing (“Pre-Closing Occurrences”). For any Pre-Closing Occurrences, from and after the Closing, Seller will direct such carriers to provide the Business with access to the occurrence-based Corporate Policies and shall reasonably cooperate with Buyer and the Business and take commercially reasonable actions as may be necessary or advisable to assist the Business in submitting, and to provide support with respect to, such claims to which such policies are responsive. Seller hereby authorizes Buyer to report any and all Pre-Closing Occurrences arising in connection with the Business to the applicable occurrence-based Corporate Policies to the extent permitted under such occurrence-based Corporate Policies, and where not permitted, Seller agrees, upon receipt of a written request by Buyer, to use (and cause the its Subsidiaries to use, as applicable) commercially reasonable efforts to make such report on Buyer’s behalf. Buyer shall exclusively bear the amount of any deductibles, retentions and other costs associated with claims made for Pre-Closing Occurrences pursuant to this Section 5.16. With respect to claims for Pre-Closing Occurrences made pursuant to this Section 5.16 (or pending as of the date of this Agreement), (i) if reported to the applicable insurance provider by Buyer, Buyer shall promptly notify Seller’s corporate insurance department of such claims, (ii) whether such Pre-Closing Occurrence was reported to the applicable insurance provider by Buyer or Seller or any of their respective Affiliates, (A) Seller shall provide Buyer with a copy of the applicable occurrence-based Corporate Policy and Buyer shall, and shall cause its Affiliates to, comply with the terms of the applicable incurrence-based Corporate Policy and (B) each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to Buyer. Furthermore, the Buyer agrees that if at any time in the future it shall sell, directly or indirectly, the Business or any Transferred Subsidiary, it shall use commercially reasonable efforts to obtain the express agreement of the direct or indirect purchaser of such entity to the matters set forth in this Section 5.16. The TFX Entities shall be free in their discretion at any time to modify any of the Corporate Policies; provided, that Seller shall not, and shall cause the TFX Entities not to, take any action that would cause the Business to no longer be eligible for coverage under the occurrence-based Corporate Policies in respect of Pre-Closing Occurrences.

Section 5.17 Restructuring; Steering Committee.

(a) Prior to the Closing, the Seller shall, and shall cause its Affiliates to take all action necessary to effectuate (i) the steps set forth on Exhibit C as they relate to the Business, (ii) the transfer of the Restructuring Transferred Assets and (iii) the transfer of the Business Employees (collectively clauses (i), (ii) and (iii), in each case, as they relate to the Business, the “Restructuring”) (in each as such Exhibit C and Section 5.17 of the Disclosure Schedules may be amended from time to time in accordance with this Section 5.17). Seller shall (i) keep the Buyer reasonably apprised of the status thereof (including, in respect of all material developments in connection with any employee transfer and/or works council process or similar), (ii) provide drafts of the documentation to effect the Restructuring (including any material correspondence to be provided in respect of any employee transfer and/or works council process or similar) to Buyer and its counsel, advisors and representatives reasonably in advance of executing any such documentation and consummating any associated steps of the Restructuring and (iii) make its employees, representatives and advisors available to Buyer and its counsel, advisors and representatives upon reasonable prior notice (and during normal business hours) for purposes of discussing the drafts of the documentation to effect the Restructuring, and shall consider in good faith and implement such comments of Buyer and its counsel, advisors and representatives to such documents or any associated steps of the Restructuring (including Exhibit C attached hereto) as agreed to by the Seller in good faith. The Buyer shall, at the Seller’s expense, provide such reasonable cooperation therewith as may be requested by the Seller.

(b) Notwithstanding anything to the contrary in this Agreement but provided the Seller complies with its obligations in Section 5.17(a), the Seller may amend Exhibit C and the steps of the Restructuring set forth therein from time to time in its sole discretion, (i) with respect to matters that would not reasonably be expected to have any adverse effect on the Buyer or any of its Affiliates or the value of the Business, (ii) any change that is a De Minimis Deviation or (iii) otherwise with Buyer’s prior written consent; provided, that, (x) Seller shall keep Buyer reasonably informed as to any such amendments; and (y) without the prior written consent of Buyer pursuant to this sentence, the Seller will not change the terms and conditions of a Business Employee’s employment in any manner that could reasonably be considered a “Measure” under the Business Transfer Regulations in connection with the Restructuring. The Seller and its Affiliates shall, with the prior written consent of Buyer, take such other restructuring actions as, in their reasonable discretion, are necessary or appropriate to effectuate the separation of the Business from the TFX Entities in connection with the Acquisition. The representations and warranties in Article III shall be deemed to have been made for all purposes hereunder assuming that the Restructuring had been completed in accordance with this Section 5.17 and was effective as of the date hereof and for all backward-looking periods covered by the representations and warranties in Article III.

(c) The Buyer may request that the Seller make an amendment to Exhibit C and the steps of the Restructuring set forth therein from time to time in its sole discretion. The Seller shall be obligated to make such changes to the extent the changes that are the subject of such requests or proposals are De Minimis Deviations or do not have an adverse effect on the Seller.

(d) Promptly following the date hereof, Buyer and Seller shall establish a steering committee (the “Steering Committee”), which shall be comprised of two representatives of Buyer and two representatives of Seller (each a “Steering Representative”), each of whom shall possess a sufficient level of knowledge of the matters for which the Steering Committee is responsible in order to provide appropriate guidance and oversight of the Restructuring and effectuating the separation of the Business from the TFX Entities. Each Steering Representative shall, through the Closing Date, be primarily responsible for negotiating, supervising, coordinating and facilitating (as applicable) any matter for which the Steering Committee is responsible pursuant to this Agreement (with the assistance of other Representatives as deemed appropriate by such Steering Representative), including resolving any disputes between Buyer and Seller as to calculation or validity of any fees and expenses incurred by the Seller, the Buyer or any of their respective Affiliates in connection with the Restructuring or the separation of the Business from the TFX Entities including any Taxes incurred in respect of such fees and expenses, and each Steering Representative shall have the authority to act on behalf of Buyer or Seller (as applicable).

(e) The Steering Committee shall meet (in person, by telephone or videoconference) at least once every week and more or less frequently, as agreed between Buyer and Seller, in order to reasonably perform its functions and to make its determinations (each, a “Steering Committee Meeting”). Each Steering Representative shall be entitled to appoint a replacement Steering Representative or an alternate to attend any Steering Committee Meeting and to comment on such Steering Representative’s behalf, in each case, provided, that the replacement or alternate is appointed in writing with sufficient authority to act on behalf of the Buyer or the Seller (as applicable), and such replacement or alternate possesses a level of knowledge of the Restructuring and the separation of the Business from the TFX Entities in order to serve as a constructive replacement or alternative to such Steering Representative. The Steering Committee shall be dissolved upon the Closing.

Section 5.18 Non-Solicit.

(a) From the Closing Date through the second anniversary thereof, the Buyer shall not, and shall cause its Affiliates (including the Transferred Subsidiaries) not to, directly or indirectly, solicit for employment any person who is an officer, director, manager or senior executive employee of any TFX Entity; provided, however, that the foregoing shall not restrict (i) general soliciting activity not specifically targeted to any persons at the TFX Entities (including the placement of general advertisements in trade media and the engagement of search firms that are not instructed to target any persons at the TFX Entities ), (ii) the solicitation of any person who rejected an offer from or was terminated by and is not currently employed by any TFX Entity or has not been employed by or providing services to the Business for at least six (6) months; provided, that if such person was terminated for any reason other than cause then such six (6) month cooling off period shall not apply or (iii) the solicitation of any Person who contacts the Buyer or any of its Affiliates on his own initiative. For the avoidance of doubt, this Section 5.18(a) shall not restrict the Buyer’s compliance with Section 5.4.

(b) From the Closing Date through the second anniversary thereof, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment any person who is an officer, director, manager or senior executive employee of the Buyer; provided, however, that the foregoing shall not restrict (i) general soliciting activity not specifically targeted to any persons at the Buyer (including the placement of general advertisements in trade media and the engagement of search firms that are not instructed to target any persons at the Buyer), (ii) the solicitation of any person who rejected an offer from or was terminated by and is not currently employed by or has not been employed by or providing services to the Buyer for at least six (6) months; provided, that if such person was terminated for any reason other than cause then such six (6) month cooling off period shall not apply, or (iii) the solicitation of any Person who contacts the Seller or any of its Affiliates on his own initiative. For the avoidance of doubt, this Section 5.18(b) shall not restrict Seller’s compliance with Section 5.4.

Section 5.19 Wrong Pockets. Except as provided in this Section 5.19, from and after the Closing Date until the third (3rd) anniversary thereof (such period, the “Wrong Pockets Period”):

(a) If a Party becomes aware of any assets, property, rights or liabilities (other than Wrong Pocket Contracts, which are addressed by Section 5.23) that primarily relate to the Retained Business that remain owned by or in the possession of the Buyer or the Transferred Subsidiaries, including any funds intended for the Seller or its Affiliates, (i) such Party shall promptly notify the other Party in writing and (ii) the Parties shall, as soon as reasonably practicable, use reasonable best efforts to ensure that such asset, property, right or liability is transferred or assumed, with any necessary prior consent, to the Seller or its designee and pending such transfer, to provide the full benefit of any such asset, property or right and full responsibility for any such liability to the Seller or its designee;

(b) If a Party becomes aware of any Restructuring Transferred Assets, or any other assets, property, rights or liabilities (other than Wrong Pocket Contracts, which are addressed by Section 5.23 and Delayed Transferred Assets which are addressed by Section 5.28) that primarily relate to the Business that remain owned by or were transferred to and now are in the possession of the Seller or its Affiliates, including any funds intended for the Transferred Subsidiaries (i) such Party shall promptly notify the other Party in writing and (ii) the Parties shall, as soon as reasonably practicable, use reasonable best efforts to ensure that such Restructuring Transferred Asset, or such other asset, property, right or liability is transferred or assumed, with any necessary prior consent, to the Buyer or its designee and pending such transfer, to provide full benefit of any such transferred asset, or other asset, property or right and full responsibility for any such liability to the Buyer or its designee.

(c) If the Buyer (or any of its Affiliates), on the one hand, or the Seller (or any of its Affiliates), on the other hand, pays any amount to any third party in satisfaction of any liability of the other Party pursuant to the terms of this Agreement or any of the Ancillary Agreements, (i) the paying Party shall promptly notify the other Party of such payment and (ii) the other Party shall promptly reimburse the paying Party for the amount so paid by the paying Party to such third party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such amount, whether in connection with a dispute under this Agreement or any of the Ancillary Agreements or otherwise).

(d) Notwithstanding anything to the contrary in this Section 5.19, if, prior to the expiration of the Wrong Pockets Period, a Party (i) becomes aware of any asset, property, right or liability (other than Contracts) that one Party (the “Required Transferor”) has an obligation to use commercially reasonable efforts to transfer to the other Party or its designee pursuant to this Section 5.19, for no additional consideration, (ii) notifies the Required Transferor in writing of such obligation, and (iii) does not transfer or provide access to such asset, property, right or liability to the other Party by the expiration of the Wrong Pockets Period, then the Required Transferor will use commercially reasonable efforts to transfer or provide access to such asset or liability to the other Party, notwithstanding the expiration of the Wrong Pockets Period.

Section 5.20 Termination of Overhead and Shared Services. The Buyer acknowledges and agrees that, except as otherwise expressly provided in an Ancillary Agreement, effective as of the Closing Date, all Overhead and Shared Services provided to the Transferred Subsidiaries or the Business shall cease and the Seller and its Affiliates shall have no further obligation to provide any such Overhead and Shared Services to the Transferred Subsidiaries or the Business.

Section 5.21 R&W Insurance Policy. Subject to the rights set forth in Article VII, none of the Seller nor any of its Affiliates shall have any liability or obligation to indemnify or compensate the Buyer or any other Person to the extent the Buyer does not obtain or maintain a buyer’s side representation and warranty insurance policy (a “R&W Insurance Policy”), or to the extent that the terms thereof do not provide coverage for any specific type or category of claims or losses, or to the extent the issuer or underwriter of such policy terminates the same or does not for any reason accept or pay any claims made thereunder. If the Buyer obtains a R&W Insurance Policy, the R&W Insurance Policy shall expressly provide that: (i) the insurer shall have no right of subrogation or other rights against the Seller or any of its Affiliates, or any direct or indirect member, manager, director, officer or partner of any of the foregoing (except in the case of fraud) (the “R&W Subrogation Waiver”), (ii) the R&W Subrogation Waiver shall not be waived, amended, modified or otherwise revised without the prior written consent of the Seller, and (iii) the Seller and its Affiliates shall be express third-party beneficiaries of the provisions set forth in clauses (i) and (ii). The Seller and its Affiliates shall provide reasonable cooperation to the Buyer as reasonably requested by the Buyer in connection with the Buyer obtaining the R&W Insurance Policy and use commercially reasonable efforts with respect to Buyer’s procurement of, management of any claims, and removing any conditional exclusions including conducting any additional diligence investigation (provided that such cooperation does not (x) cause the Seller or any of its Affiliates to incur any material expense or (y) impose any material burden on the Seller or its Affiliates). The Buyer shall provide the Seller with a true and complete copy of the final R&W Insurance Policy upon receipt.

Section 5.22 Commingled Contracts; Wrong Pocket Contracts.

(a) The Buyer acknowledges that the Seller and its Affiliates are parties to certain Contracts that relate both to the Business, on the one hand, and the Retained Business, on the other hand, that are material to the continuing operation of the Business, as currently conducted (excluding any Contracts related to Overhead and Shared Services) (such Contracts, the “Commingled Contracts”), and a true and correct list of (x) each material Commingled Contract as of the date hereof that is either a customer Contract or a direct supplier Contract and (y) material categories of other types of Commingled Contracts is set forth in Section 5.22 of the Disclosure Schedules. Prior to the Closing and for a period of two (2) year after the Closing, the Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (at the Buyer’s sole discretion) with respect to each Commingled Contract, either (i) assist the Buyer to establish replacement Contracts, contract rights, bids, purchase orders or other agreements with respect to the Business between the Seller and any third party which is a counterparty to a Commingled Contract, or (ii) transfer or assign the rights and obligations under such Commingled Contract which are primarily related to the Business to the Buyer (or such Person as Buyer designates), and pending the establishment of any such replacement Contract pursuant to clause (i) or the transfer or assignment of such rights and obligations pursuant to clause (ii), establish reasonable and lawful arrangements designed to provide Buyer (or such Person as Buyer designates) with the with the rights and obligations under such Commingled Contract related to the Business; provided, however, that the Seller makes no representation or warranty that any third party will agree to enter into any such Contract, contract right, bid, purchase order or other agreement with the Buyer on the existing terms of the applicable Commingled Contract or at all; provided, further that to the extent compliance with this Section 5.22 would conflict with the obligations of the parties to the Transition Services Agreement or any other Ancillary Agreement (for instance, by causing a Commingled Contract to be separated in such a way that Transition Services (as defined in such Transition Services Agreement) to be provided under the Transition Services Agreement can no longer be provided on the terms of the Transition Services Agreement), the Buyer and the Seller shall discuss and agree in good faith with respect to the appropriate treatment of the relevant Commingled Contract in respect of such conflict. Notwithstanding anything contained in this Section 5.22 to the contrary, Seller and Buyer shall equally split all costs and expenses associated with fulfilling the obligations under this Section 5.22; provided, that each of the Buyer and the Seller shall bear its own advisors fees (including attorneys fees) and its own internally allocated costs (e.g., overhead, salary, etc.) and neither Seller nor Buyer shall be required to commence any litigation or other Action or offer or grant any accommodation (financial or otherwise) to any third party to fulfill its obligations under this Section 5.22 without the prior written consent of the other.

(b) From the date hereof and for period of two (2) year period following the Closing, the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to identify any Contracts that (i) primarily relate to the Business but to which only the Seller or one of the Seller’s Subsidiaries (other than a Transferred Subsidiary) is party or (ii) primarily relate to the Retained Business or the TFX Entities but to which only a Transferred Subsidiary is party (each a “Wrong Pocket Contract”) and notify the other Party of such Wrong Pocket Contract. In the event that prior the Closing or during the three (3) year period following the Closing, the Parties identify any Wrong Pocket Contract, at the request of the Buyer (in the case of a Wrong Pocket Contract that primarily relates to the Business) or the Seller (in the case of a Wrong Pocket Contract that primarily relates to the Retained Business or the TFX Entities), the Parties will, as soon as reasonably practicable, use commercially reasonable efforts to (a) ensure the assignment of such Wrong Pocket Contract to the other Party or one of its Affiliates

(with any necessary prior consent), (b) pending such assignment, to the extent permitted by applicable Law and by the terms of such Wrong Pocket Contract, enter into arrangements with the other Party to provide such Party (or such Party’s Affiliate) with the full benefit of the rights applicable to the Business, on the one hand, or the Retained Business or TFX Entities, on the other hand, under such Wrong Pocket Contract (whether by entering into a separate agreement with the other Party with respect to such Wrong Pocket Contract or by including such arrangements as an additional service under the Transition Services Agreement) and (c) cooperate with each other to assist the non-requesting Party (i.e. the Party that is transferring away the applicable Wrong Pocket Contract) to either (1) assist the non-requesting Party to establish replacement Contracts, contract rights, bids, purchase orders or other agreements or (2) transfer or assign the rights and obligations under such Wrong Pocket Contract to the extent related to the non-requesting Party’s business back to such non-requesting Party, and pending the establishment of any such replacement Contract pursuant to clause (1) or the transfer or assignment of such rights and obligations pursuant to clause (2), establish reasonable and lawful arrangements designed to provide the non-requesting Party with the with the rights and obligations under such Wrong Pocket Contract related to its business.

(c) The Parties acknowledge that certain Contracts that primarily relate to the Business may, as of the date hereof, be held by an entity that is not a Transferred Subsidiary (such Contracts, the “Transferred Contracts”), and that such Transferred Contracts will be transferred and assigned (with any necessary prior consent) to a Transferred Subsidiary in connection with the Restructuring. The Seller shall use commercially reasonable efforts to provide to the Buyer within seventy-five (75) days of the date hereof a true and correct list of each Transferred Contract . If any such Transferred Contract is not transferred to a Transferred Subsidiary in connection with the Restructuring, then such Transferred Contract will be deemed to be a Wrong Pocket Contract in accordance with Section 5.22(b).

Section 5.23 [Reserved].

Section 5.24 Resignations. Seller shall use its commercially reasonable efforts to deliver, at or prior to the Closing Date, any resignations or removal (effective as of the Closing) of all directors, managers, and officers of the Transferred Subsidiaries.

Section 5.25 Litigation Support. In the event and for so long as any party hereto or any of its respective Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an Action brought against or by the other Party hereto or any Affiliate of such Party) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, liability or loss in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Retained Businesses, the Business or the Transferred Subsidiaries (including, for the avoidance of doubt, any portion of the Retained Businesses that was historically part of a Transferred Subsidiaries) Buyer or Seller, as applicable, shall, and shall cause its respective Affiliates (and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other Representatives) to, reasonably cooperate with Buyer or Seller, as applicable, and its Affiliates and its and their counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings, providing such testimony and access to their books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense. Notwithstanding anything to the contrary in this Agreement, (i) Seller hereby agrees to (to the extent applicable) move for substitution or take similar actions under applicable Law for Buyer or one of its Affiliates to be substituted in any and all Actions primarily related to the Business for Seller or any of its Affiliates, and for Seller or such Affiliate to be released from any and all such Actions effective as of the Closing and (ii) Buyer hereby agrees to, or to cause its Affiliates to, move for substitution or take similar actions under applicable Law for Seller or one or more of its Affiliates to be substituted in any and all Actions not primarily related to the Business for any Transferred Subsidiaries, and to move for the Transferred Subsidiaries to be released from any and all such Actions. If Seller or any of its Affiliates receives notice of any Action involving or related to the Business or any Transferred Subsidiary, Seller shall promptly notify Buyer and provide Buyer with a copy of such notice.

Section 5.26 Regulatory Matters. During the period from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Section 9.1, the Seller shall promptly, and in no event later than five (5) Business Days, notify Buyer of, and provide Buyer and its Representatives with complete and accurate copies of any documentation relating to, any written correspondence between Seller or any of its Affiliates and FDA or an equivalent Governmental Entity relating to any enforcement Action brought or threatened in writing, or any adverse inspection outcome, by such Governmental Entity with respect to the Business or any TFX Product that would be material to the Business or any Transferred Subsidiary. In the event that Seller receives such correspondence, Seller will, to the extent practicable and requested by Buyer, consult with Buyer and its Representatives and consider in good faith the views of Buyer and its Representatives in connection with responding to, or otherwise acting upon, such correspondence.

Section 5.27 Non-Transferred Assets; Delayed Transferred Assets; Interim Operating Model Agreements.

(a) The Buyer acknowledges and agrees that certain assets and Contracts, including Company Intellectual Property, certain Material Contracts and certain Business Permits are not held by a Transferred Subsidiary but are primarily used in the conduct of the Business (such assets and Contracts, the “Restructuring Transferred Assets”) and are contemplated to be assigned or transferred to a Transferred Subsidiary in connection with the Restructuring. Notwithstanding anything in this Agreement to the contrary, to the extent that (i) such assignment or transfer of a Restructuring Transferred Asset requires the consent of any Person (other than the Seller and its Affiliates) pursuant to the terms of such Restructuring Transferred Asset or applicable Law and such consent shall not have been obtained prior to the Closing, then such Restructuring Transferred Asset shall be treated as a Non-Transferred Asset in accordance with Section 2.3(b) or (ii) it is reasonably necessary or appropriate as mutually determined by the Seller and the Buyer in good faith to delay the assignment or transfer of any such Restructuring Transferred Asset until the termination or expiration of the Transition Services Agreement or other relevant Ancillary Agreement to allow the Seller or its applicable Affiliate to perform its obligations under such Transition Services Agreement or other relevant Ancillary Agreement or as otherwise may be reasonably desirable to facilitate the transition of the Business in the applicable jurisdiction (each such asset or Contract, a “Delayed Transferred Asset”), the Parties acknowledge and agree that the transfer or assignment of such Delayed Transferred Asset shall not occur at or prior to Closing and shall occur pursuant to the terms and subject to the conditions contained in the Transition Services Agreement or any other applicable Ancillary Agreements; provided, for the avoidance of doubt, that a Non-Transferred Asset may also be a Delayed Transferred Asset.

(b) In furtherance of the covenants contained in Section 2.3(b)(ii), between the date hereof and the Closing, the Buyer and Seller shall negotiate in good faith the forms of the Interim Operating Model Agreements, which forms of agreements shall include those terms set forth on Section 5.27 of the Disclosure Schedules under the heading “Interim Operating Model Agreements”. Each of the Buyer and the Seller shall appoint one individual who shall serve as the contact person for the purpose of negotiating the Interim Operating Model Agreements, which initial contact persons are set forth on Section 5.27 of the Disclosure Schedules under the heading “IOM Contact Persons” (the “IOM Contact Persons”). To the extent that the forms of Interim Operating Model Agreements cannot be determined by a working group of the appropriate persons and such contact persons within sixty (60) days after the date hereof, either the Seller or the Buyer may initiate a process under which the IOM Contact Persons would meet in person or by telephone to discuss resolution of the discrete points referred to them for a period of ten (10) Business Days in an attempt to reach a joint resolution. To the extent that the IOM Contact Persons are unable to resolve any of the points referred to them within such ten (10) Business Day period, such points shall be referred to the Steering Committee. The Steering Committee will meet (by telephone or in person) during the next twenty (20) Business Days and attempt to resolve any of the open points referred to them within such twenty (20) Business Day period. To the extent that the Steering Committee is unable to resolve any of the points referred to them within such twenty (20) Business Day period, the determination of such dispute shall be resolved by binding arbitration conducted by a single arbitrator with relevant experience in transactions comparable to the transactions contemplated by this Agreement and similar distribution or supply services, as applicable, which arbitration shall be conducted in New York City under the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association; provided, that if the Buyer and Seller cannot agree on an arbitrator within fifteen (15) days after the end of such ten (10) day period, each of the Buyer and the Seller shall nominate a single representative with such qualifications within five (5) days of the end of such fifteen (15) day period and those two nominated representatives shall be required, within a further ten (10) day period, to select an arbitrator with such qualifications to preside over the arbitration and make the determination. Such arbitration may occur before or after the Closing, and the Closing would not be delayed in the event of any dispute over final forms of the Interim Operating Model Agreements, regardless of whether a dispute resolution has commenced; provided, that any such arbitrator would be required to resolve such dispute within a forty-five (45) day period following his or her appointment. Notwithstanding the foregoing, if the dispute between the Buyer and the Seller pertains to duration, pricing or other issues not impacting the scope of the Interim Operating Model Agreements, then each of the Buyer and the Seller shall provide the requested services or products thereunder on and after the Closing Date while such dispute is being resolved pursuant to arbitration at the price previously determined, unless the pricing is in dispute, in which case each of the Buyer and the Seller shall promptly pay the amount required to be paid by it for such services or products for such period once finally determined. Similarly, if the dispute pertains to the scope of the distribution, supply and/or manufacturing services or products to be provided, then while such dispute is being resolved pursuant to arbitration, (i) the Seller shall provide all distribution services, and provide all products contemplated to be provided by it pursuant to the Interim Operating Model Agreements, in a manner consistent with those provided to the Business as of the date hereof, and (ii) the Buyer shall provide all products contemplated to be provided by it pursuant to the Interim Operating Model Agreements in a manner consistent with those provided to the other businesses of the Seller and its Affiliates as of the date hereof.

Section 5.28 [Reserved].

Section 5.29 Cash at Closing. Prior to the Closing, Seller shall use reasonable efforts to (i) provide that the amount of Cash held by each non-U.S. Transferred Subsidiary named on Section 5.29 of the Disclosure Schedules, as of the Closing, shall be no less than the amount listed next to such non-U.S. Transferred Subsidiary under the column “Minimum Cash” on Section 5.29 of the Disclosure Schedules and (ii) distribute cash prior to the Measurement Time such that the amount of Closing Cash does not exceed $30,000,000. Seller and Buyer acknowledge and agree that, notwithstanding anything to the contrary contained herein, Buyer shall be permitted to use cash on the balance sheet of the Transferred Subsidiaries to settle a portion of its payment obligations pursuant to this Agreement (other than its obligations pursuant to Section 2.2(d)(i)).

Section 5.30 QMS Certifications. From Closing until such time that the Buyer has secured its own QMS Certifications required for the transfer and maintenance of existing product licenses, the Seller shall cooperate with the Buyer and provide the Business and the Buyer with such support as the Buyer reasonably requests in respect of obtaining any QMS Certifications for the Business, and the Seller shall maintain and allow reasonable access to any QMS Certifications for the Business that are held by the TFX Entities.

Section 5.31 Permit List. The Seller shall use commercially reasonable efforts to provide to the Buyer within thirty (30) days of the date hereof a list of each Permit.

ARTICLE VI

TAX MATTERS

Section 6.1 Tax Returns.

(a) The Seller shall prepare or shall cause to be prepared any Seller Combined Tax Return, including any Seller Combined Tax Return that includes the Transferred Subsidiaries for any taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) in its sole discretion. Seller shall be responsible for the timely payment of any taxes due with respect to such Seller Combined Tax Returns. Except for any Seller Combined Tax Return, the Buyer shall prepare and timely file or cause to be prepared and timely filed all separate Tax Returns of each Transferred Subsidiary that is or otherwise relating to the Business that are required to be filed after the Closing Date, including any such Tax Returns for Pre-Closing Tax Periods and for any taxable period beginning before and ending after the Closing Date (“Straddle Periods”). All Tax Returns for Pre-Closing Tax Periods and Straddle Period Tax Returns prepared by the Buyer shall be prepared in a manner consistent with past practice unless required by applicable Law and Section 6.1(b). Such prepared Tax Returns shall be submitted to the Seller no later than 45 days prior to the due date for filing thereof (including applicable extensions) for the Seller’s review and comment, of which such comments thereto shall be considered in good faith by the Buyer. The Buyer and its Affiliates shall be solely responsible for the timely payment of any taxes due with respect to such Tax Returns.

(b) To the extent permitted by applicable Law, the determination of the amount of Taxes allocable to the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day following the Closing Date, and items of income, gain and deduction, loss or credit and state and local apportionment factors of the Business for the Straddle Period shall be allocated between such two (2) taxable periods on a “closing of the books basis” by assuming that the books and records of the Business were closed as of the Closing Date; provided, however, that (A) exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation, and (B) periodic Taxes, such as property or similar ad valorem Taxes, shall be apportioned ratably between such periods on the basis of the number of days elapsed in each such period, except that any increase in property Taxes or similar ad valorem Taxes resulting from the completion of the transactions contemplated by this Agreement (including increased real property Taxes resulting from a reassessment of any real property) shall be allocated solely to the portion of the Straddle Period beginning after the Closing Date.

Section 6.2 Transfer Taxes.

(a) The Seller and its Affiliates shall be responsible for any and all excise, sales, use, stamp, transfer, documentary, filing, recordation, value added Taxes and other similar Taxes (“Transfer Taxes”), if any, that are incurred as a result of the Restructuring; provided, however, that any Transfer Taxes (net of any out of pocket costs, expenses and Taxes incurred in connection with such recovery) that are recoverable by the Buyer or its Affiliates (including the Transferred Subsidiaries) following the Closing shall be paid over by the Buyer or its applicable Affiliates upon such recovery. The Buyer, on the one hand, and the Seller, on the other hand, shall each be responsible for fifty percent (50%) any and all Transfer Taxes, if any, that are incurred as a result of the purchase and sale of the Acquired Interests, other than Irish stamp duty incurred on the purchase and sale of any Acquired Interests of an Irish-incorporated Transferred Entity, one hundred percent (100%) of which shall be the responsibility of Buyer. The Person required to do so by applicable Law shall prepare and file all applicable Tax Returns with respect to Transfer Taxes and each other Party shall, and shall cause its Affiliates to, reasonably cooperate in connection with the preparation, execution and filing of such Tax Returns.

(b) For purposes of this Section 6.2, all Transfer Taxes that are value added Taxes and similar Taxes shall initially be treated as recoverable. Buyer shall use commercially reasonable efforts to recover any such Transfer Taxes and shall notify the Seller within ninety (90) days following the Closing Date of any such value added or similar Taxes that Buyer and its Affiliates have not been able to recover through such date, which such notice shall include a description of the commercially reasonable efforts taken by Buyer or its Affiliates to seek recovery of such Taxes. The Seller shall pay within ten (10) day, or cause to be paid, to Buyer the amount of such Transfer Taxes (plus any out of pocket costs and expenses incurred in connection with Buyer’s attempt to recover such amounts) that Buyer determines, in its reasonable discretion, to be non-recoverable, to the extent such Transfer Taxes were the responsibility of the Seller and its

Affiliates pursuant to Section 6.2(a) (the “Interim Payment”). If Buyer and its Affiliates have not recovered any such remaining Transfer Taxes (that the Seller has not paid to Buyer or caused to be paid to Buyer) on the one-year anniversary of the Closing Date, Buyer shall notify the Seller of the amount of such non-recoverable Transfer Taxes (plus any out of pocket costs and expenses incurred in connection with Buyer’s attempt to recover such amounts) that are the responsibility of the Seller and its Affiliates pursuant to Section 6.2(a) and Seller shall pay, or cause to be paid, to Buyer such amount within ten (10) days of written demand therefor (the “One Year Payment”); provided that if Seller (or its Affiliates) has made any Interim Payment and Buyer or its Affiliates has actually recovered such Transfer Taxes (net of any out of pocket costs, expenses and Taxes incurred in connection with such recovery) in respect of which Seller (or its Affiliates) made an Interim Payment on or prior to the one-year anniversary of Closing (the “Recovered Amount”), the amount of the One Year Payment shall be reduced by the Recovered Amount and, if the Recovered Amount exceeds the One Year Payment, Buyer or its Affiliates shall pay excess amount to Seller.

Section 6.3 Tax Cooperation. Not more than thirty (30) days after the receipt of a request from the Seller, the Buyer shall, and shall cause its Affiliates to, provide to the Seller such Tax information, materials and records, including schedules and work papers, as are requested by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Subsidiaries and, with respect to Taxes that are related to the Retained Business, with respect to any Seller Combined Tax Return, or otherwise in connection with the Seller’s and its Affiliates’ Tax compliance and preparation of Tax Returns, filings, workpapers, memoranda, opinions or other advice, or other records. The Buyer shall prepare such Tax information, materials and records completely and accurately, in good faith and in a manner consistent with the Seller’s past practice. Each Party to this Agreement shall, and shall cause its Affiliates to, provide to the other Party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund or credit of Taxes, (ii) determining a liability for Taxes or any right to a credit or refund of Taxes, (iii) conducting any Tax audit, examination or other proceeding or (iv) connection with any transfer pricing matters. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess, and the making of such Party’s employees and agents reasonable available, on a mutually convenient basis at its cost, to discuss and explain any documents or information so provided or to otherwise assist with respect to the matters described in this Section 6.3; provided, however, that the Seller shall not be required to produce, and the Buyer and its Affiliates shall have no right to review or receive information with respect to all or any portion of any Seller Combined Tax Return, nor shall the Buyer and its Affiliates have any right to review any Tax records, filings, workpapers, memoranda, opinions, or other advice or records relating to any Seller Combined Tax Return other than such portion of such materials that relates solely to the Transferred Subsidiaries or the Business.

Section 6.4 Post-Closing Actions.

(a) The Buyer and its Affiliates (including the Transferred Subsidiaries) shall not, and shall not cause or permit any of the Transferred Subsidiaries to, (i) make, change, revoke amend, refile or otherwise modify any Tax Return or Tax election, (ii) request any ruling from, initiate any voluntary disclosure with, or (iii) agree to the waiver of any extension of the statute of limitations with, any Taxing Authority with respect to any Taxes, in each case arising out of, relating to, or otherwise in respect of the Business or the Transferred Subsidiaries for any Pre-Closing Tax Period, or pre-Closing portion of any Straddle Period, without the prior written consent of the Seller, which shall, the cases of clauses (i) and (iii), not to be unreasonably withheld, condition or delayed; provided, however, that Seller shall be entitled to withhold such consent in the case of any such action proposed to be taken in respect of a Seller Combined Tax Return or if Seller reasonably determines that absent such action the position taken by the relevant Transferred Subsidiary is supportable at a “more likely than not” or greater level of confidence (or the analogous level of confidence for the relevant Tax purpose).

(b) Other than with respect to the Transferred Subsidiaries set forth on Schedule 6.4(b), without the prior written consent of the Seller, the Buyer shall not make, and shall not permit its applicable Affiliates (including the Transferred Subsidiaries) to make, an election under Section 338 of the Code (or any comparable election under state, local or foreign Law) with respect to the acquisition of any Transferred Subsidiary. In addition the Parties (and their respective Affiliates), to the extent that an election under Section 338 of the Code is not made with respect to a Transferred Subsidiary shall comply with the requirements described in Treas. Reg. Sec. 1.245A-5(e)(3)(i) with respect to any Transferred Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code so that the taxable year of any such Transferred Subsidiary will end for U.S. federal income tax purposes as described in Treas. Reg. Sec. 1.245A-5(e)(3)(i)(A). Except as otherwise set forth in this Section 6.4(b), the Buyer shall not make, and shall cause its Affiliates (including the Transferred Subsidiaries) not to make, any other election with respect to any Transferred Subsidiary or the Business (including any election under Section 338(h)(10) of the Code with respect to a Transferred Subsidiary or any election pursuant to Treasury Regulation Section 301.7701-3), which election would be effective on or prior to the Closing Date. To the extent that the unified loss rules of Treas. Reg. Sec. 1.1502-36 apply to the sale of the Acquired Interests in the Transferred Holdcos, Seller agrees that the parent of the Seller Combined Tax Return of which Seller is a member will make such elections under Treasury Regulations Section 1.1502-36(d)(6) or any comparable elections under any state or local Tax law that are necessary to prevent any Transferred Subsidiary from suffering any reduction in any Tax attributes or the basis of any assets possessed by the Transferred Subsidiaries immediately prior to the sale of the Acquired Interests.

(c) No later than one hundred and twenty (120) days after the date on which such Purchase Price is finally determined, the Seller shall deliver to the Buyer the allocation of such Purchase Price (and any other items that are treated as consideration for Tax purposes) among the Transferred Subsidiaries and, with respect to Transferred Subsidiaries for which an election under Section 338(g) of the Code is made pursuant to Section 6.4(b), an allocation of the “aggregate deemed sales price” among the assets thereof, which allocation shall be determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and Treasury Regulations Sections 1.338-6 and 1.338-7, as applicable, and any other relevant provisions of Tax Law (the “Initial Allocation”). If Buyer disagrees with the Initial Allocation, Buyer shall, within thirty (30) days after delivery of the Initial Allocation, deliver a notice (“Buyer Allocation Notice”) to Seller to such effect, specifying those items as to which Buyer disagrees and setting forth Buyer’s proposed allocation. If the Buyer Allocation Notice is duly and timely delivered, Seller and Buyer shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price, as finally determined pursuant to Section 2.3(b) (and any other items that are treated as consideration for Tax purposes). If Buyer and Seller are unable to reach agreement on any disputed items or amounts, then Buyer and Seller shall refer such dispute to the Neutral Accountant for a final determination with respect to the items or amounts in dispute pursuant to the procedure in Section 2.4 (which shall apply mutatis mutandis), which shall be determined in accordance with applicable Law. Buyer and Seller shall each be bound by any item or amount on the Initial Allocation or the Buyer Allocation Notice not in dispute (such undisputed items or amounts, the “Agreed Items”), and Seller and Buyer shall each be bound by the final determination by the Neutral Accountant with respect to the disputed items. The allocation, as prepared by Seller if no Buyer Allocation Notice has been timely given, with respect to Agreed Items and as determined by the Neutral Accountant with respect to disputed items pursuant to this Section 6.4(c) (the “Allocation”) shall be conclusive and binding on the Parties hereto and their respective Affiliates. The Allocation shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the Purchase Price pursuant to Section 2.4. With respect to the Transferred Subsidiaries for which an election under Section 338(g) of the Code is made pursuant to Section 6.4(b), Buyer and its Affiliates shall (i) prepare (or cause to be prepared) IRS Form 8594, IRS Form 8883, and any similar forms required by state, local or non-U.S. Tax Law with respect to the transactions contemplated by this Agreement, in a manner consistent with the Allocation, as finally determined pursuant to this Section 6.4(c), (ii) promptly file such forms in the manner required by applicable Law and (iii) provide to the Seller true copies of such executed forms and proof of filing within five (5) Business Days of such filing. Buyer, the Seller and their Affiliates shall take no position that is inconsistent with the Allocation, as finally determined pursuant to this Section 6.4(c), on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. law). If the Allocation is disputed by any Taxing Authority, then the Party receiving notice (or whose Affiliate receives notice) of such dispute shall notify to the other Party promptly upon receipt of such notice (and in any event within ten (10) days thereof) and shall consult with the other Party concerning the resolution of such dispute..

(d) The Seller shall be entitled to any refunds (including any interest paid thereon), or credits in lieu thereof, of Taxes of the Transferred Subsidiaries or in respect of the Business attributable to Indemnified Taxes or any Unpaid Income Taxes to the extent included in the calculation of Indebtedness. If, after the Closing, the Buyer or its Affiliates (including the Transferred Subsidiaries) receive any such refund of Tax or credit in lieu thereof, whether received in cash or by the filing of any Tax Return using such refund of Tax or credit, such Buyer shall promptly (and in any event within fifteen (15) days) pay, or cause to be paid, to the Seller the entire amount of the refund or credit received by such Buyer or its Affiliates, including interest thereon received from the applicable Taxing Authority (but otherwise without interest) net of any (i) Taxes incurred by such Buyer or its Affiliates as a result of the receipt of such refund or credit and (ii) any reasonable expenses incurred by such Buyer in obtaining such refund. Buyer and its Affiliates shall, and shall cause the Transferred Subsidiaries to, promptly take all reasonable actions (including those actions reasonably requested by the Seller, which requested actions shall be at Seller’s cost) to file for and obtain any Tax refund or credit in lieu thereof and shall not surrender, forfeit, fail to collect or otherwise minimize or delay the receipt any such Tax refund or credit to which Seller is entitled pursuant to this Section 6.4(d).

Section 6.5 Survival. Except as otherwise provided in this Article VI, the provisions of this Article VI shall survive with respect to any Tax, Tax Return or other Tax matter through the date that is sixty (60) days after the expiration of the statute of limitations applicable to such Tax, Tax Return or other Tax matter.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The obligation of each Party to effect the transactions contemplated by this Agreement and by the Ancillary Agreements is subject to the satisfaction or waiver by all Parties at or prior to the Closing of the following conditions:

(a) Antitrust and Foreign Investment. Any applicable waiting period (and any extension thereof, including any agreement with any Governmental Entity to delay the Closing entered into in connection therewith) under the HSR Act and under the Laws relating to antitrust, merger control or foreign investment in the jurisdictions identified on Section 7.1(a) of the Disclosure Schedules relating to the transactions contemplated by this Agreement and the Ancillary Agreements shall have concluded, expired or been terminated, and all approvals required or advisable under the Laws relating to antitrust, merger control or foreign investment in the jurisdictions identified on Section 7.1(a) of the Disclosure Schedules in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of the United States or a Governmental Entity of competent authority shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of the United States or of competent authority that, in any such case, prohibits or makes illegal the consummation of the transactions contemplated hereby and by the Ancillary Agreements. 57

(c) Italian Works Council. In connection with the Italian Restructuring Consultation, the Seller must provide the Buyer with written confirmation, supported by reasonable documentation, showing that all steps have been completed and that the Italian Restructuring Consultation has been carried out in compliance with Italian law.

(d) German Works Council. In connection with the transactions to be consummated with respect to Germany, if co-determination rights of the works council are triggered by the transactions contemplated by this Agreement, either (i) an agreement on a reconciliation of interests and a social plan has been entered into, or (ii) a conciliation committee has finally determined that, after having sufficiently tried, a resolution of the matter could not be reached or the relevant employer has declared that the negotiations with works council on the reconciliation of interests have failed; provided, however, for the avoidance of doubt, that the nonsatisfaction of the condition set forth in this Section 7.1(c) shall have no effect on the respective obligations of the Parties to effect the Closing hereunder (other than in Germany, for which Section 2.5 shall apply).

(e) Spanish Works Council. In connection with the Restructuring, the Seller providing to the Buyer a copy of the letter to the Workers’ Representative giving notice of the transfer, the request of the transfer of the Business Employees located in Spain and the request of the report to be issued by the Workers’ Representatives.

Section 7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement and by the Ancillary Agreements shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Buyer set forth in Sections 4.1, 4.2, 4.6 through 4.8 and 4.10 shall, except for any de minimis inaccuracies, be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and

(ii) each of the remaining representations and warranties of the Buyer set forth in Article IV shall be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” or “Buyer Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Ancillary Agreements at or prior to the Closing.

(c) Officers’ Certificate. The Seller shall have received a certificate of the Buyer signed by an executive officer of the Buyer certifying as to the matters set forth in set forth in paragraphs (a) and (b) above.

Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement and by the Ancillary Agreements shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Seller set forth in Sections 3.1 (except for the last two (2) sentences thereof), 3.2, 3.3(a)(i), 3.4, 3.8 (but only the last sentence thereof) and Section 3.20 (collectively, the “Fundamental Reps”) shall, except for any de minimis inaccuracies, be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and

(ii) each of the remaining representations and warranties of the Seller set forth in Article III shall be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Ancillary Agreements at or prior to the Closing.

(c) Officers’ Certificate. The Buyer shall have received a certificate signed by an officer of the Seller certifying as to the matters set forth in set forth in paragraphs (a) and (b) above and (d) below.

(d) Material Adverse Effect. Since the date of this Agreement, there has been no Material Adverse Effect that is continuing.

(e) Restructuring. Restructuring shall have been completed in accordance with Exhibit C in all material respects and Buyer shall have received evidence, in a form reasonably acceptable to Buyer, of such completion.

Section 7.4 Frustration of Closing Conditions. None of the Parties hereto may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 No Survival of Representations and Warranties and Certain Covenants. Each of the representations and warranties, and each of the covenants and agreements that contemplate or require performance prior to the Closing, in each case, set forth in this Agreement, or in any schedule, certificate or other document delivered hereunder, shall terminate at and as of the Closing. Each covenant and agreement set forth in this Agreement or any Ancillary Agreement, or in any certificate delivered hereunder or thereunder that contemplates or requires performance at or after the Closing shall expressly survive the Closing in accordance with its terms.

Section 8.2 Indemnification by the Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing, the Seller shall be liable for, and shall indemnify and hold harmless the Buyer and its Affiliates (including the Transferred Subsidiaries), and each of its and their respective directors, officers and employees in their capacities as such (collectively, the “Buyer Indemnitees”), from and against any and all losses, liabilities, claims, obligations, Actions, costs, penalty, awards, fines, damages and expenses (including reasonable out-of-pocket legal fees, costs and expenses) (collectively, “Losses”) incurred, sustained or suffered by any of them to the extent arising out of or related to (a) any Liabilities of the Retained Business, in each case, whether such Liability arises prior to, at or after the Closing, (b) the conduct of the Retained Business following the Closing, (c) any Indemnified Taxes, and (d) the Indemnified Disputes.

Section 8.3 Indemnification by the Buyer. From and after the Closing, the Buyer shall be liable for, and shall indemnify and hold harmless the Seller and its Affiliates, and each of its and their respective directors, officers and employees in their capacities as such (collectively, the “Seller Indemnitees”), from and against any and all Losses incurred, sustained or suffered by any of them to the extent arising out of or related to (a) any liabilities of the Transferred Subsidiaries or the Business, in each case, whether such Liability arises prior to, at or after the Closing, (b) with respect to the Transferred Subsidiaries, the conduct of the Business following the Closing and (c) any Transfer Taxes allocated to the Buyer pursuant to Section 6.1(a).

Section 8.4 Limits on Indemnification and Other Damages.

(a) Notwithstanding anything to the contrary in this Agreement, no Indemnified Party shall be entitled to any indemnification under this Article:

(i) with respect to any claim for indemnification under Section 8.2(a), Section 8.2(b), Section 8.2(d), Section 8.3(a) or Section 8.3(b) for Losses (from any single claim, or from aggregated claims arising out of the same facts, events or circumstances) that are less than $50,000 (any such Losses, “De Minimis Losses”);

(ii) with respect to any claim for indemnification under Section 8.2(a), Section 8.2(b), Section 8.2(d), Section 8.3(a) or Section 8.3(b), unless the aggregate of all Losses to which the Buyer Indemnitees are entitled to indemnification under Section 8.2(a), Section 8.2(b) or Section 8.2(d) or the Seller Indemnitees entitled to indemnification under Section 8.3(a) or Section 8.3(b), as applicable (in each case, after giving effect to all limitations set forth in this Section and Section 8.5 on the recoverability of Losses, including the non-recoverability of De Minimis Losses) exceeds, on a cumulative basis, an amount equal to $1,000,000 (the “Deductible”), and then for all such Losses from the first dollar; and

(iii) under Section 8.2 or Section 8.3 to the extent such Loss has been taken into account in the calculation of the Purchase Price pursuant to Article II.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) the aggregate liability of the Seller or the Buyer under Section 8.2 or Section 8.3, as applicable, shall not exceed the cash consideration actually received by the Seller from the Buyer on the Closing Date; and

(ii) no Party shall have any liability to any other Party under this Agreement for (A) punitive damages (excluding any such punitive damages payable to a third Person under a Third Party Claim) or (B) consequential, incidental, indirect, exemplary, special or other indirect damages or damages based on lost profits or revenues, business interruption, diminution in value, loss of customers, loss of reputation, or multiples of expected financial performance.

Section 8.5 Exclusive Remedy; Nature of Payments; Other Matters.

(a) Effective as of the Closing, the sole and exclusive remedy of the Seller, the Buyer and the other Seller Indemnified Parties and Buyer Indemnified Parties with respect to any claims relating to or arising out of this Agreement or the transactions contemplated hereby (other than fraud that cannot be waived as a matter of Delaware law and claims for specific performance of the covenants and agreements hereof) shall be pursuant to the indemnification provisions set forth in this Article VIII and Sections 2.3(b), 5.7, 5.9 and 5.15. In furtherance of the foregoing, each of the Seller and the Buyer, on behalf of itself and the other Seller Indemnified Parties and Buyer Indemnified Parties (as applicable), hereby waives, from and after the Closing, to the fullest extent permitted by Delaware law, all rights, claims and causes of Action (other than fraud that cannot be waived as a matter of Delaware law and claims for specific performance of the covenants and agreements hereof or thereof), regardless of the Law (including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. or any other Environmental Law) or legal theory upon which such right, claim or cause of Action may be sought to be based, and regardless of whether at law or in equity, in contract or in tort or otherwise, that it may have against any other party arising under this Agreement or the transactions contemplated hereby, except pursuant to the indemnification provisions set forth in this Article VIII and Sections 2.3(b), 5.7, 5.9 and 5.15. The provisions of this paragraph (a) shall not apply to any claims relating to or arising out of the Ancillary Agreements or the transactions contemplated thereby.

(b) Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

(c) The amount of any and all Losses subject to indemnification under this Article shall be determined net of (i) any actual cash Tax benefit available in the year of such Loss to the applicable Indemnified Party or its Affiliates and arising in connection with the accrual, incurrence or payment of any such Losses and (ii) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification. Without limiting the generality of the foregoing, the Parties shall, and shall cause the applicable Indemnified Party to, use reasonable best efforts to avoid and mitigate, to the fullest extent reasonably possible in the circumstances, any Losses, and to use reasonable best efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

Section 8.6 Procedures.

(a) In order for a Buyer Indemnitee or a Seller Indemnitee (each an, “Indemnified Party”) to be entitled to any indemnification provided for under this Article as a result of a Loss with respect to a claim or demand made by any third Person against such Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof to the party against whom indemnity is sought (such party, the “Indemnifying Party”) promptly after receipt by such Indemnified Party of notice of the Third Party Claim (and in any event, within five (5) Business Days thereof), describing in reasonable detail the facts giving rise to the matter, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure or delay to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party has forfeited material rights or defenses by reason of such failure or delay or is otherwise materially prejudiced by such failure or delay.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Subject to Section 8.6(d), if the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense, negotiation or settlement and the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party solely in connection with the defense, negotiation or settlement of such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party may not settle, compromise or discharge any Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if such Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnified Party that the Indemnified Party reasonably determines, based on the written advice of its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion related to money damages. If the Indemnifying Party does not elect to assume the defense, the Indemnified Party may assume the defense of such Third Party Claim, subject to the limitations set forth in this Section 8.6.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver written notice of such claim to the Indemnifying Party, describing in reasonable detail the facts giving rise to such matter, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure or delay to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party has forfeited material rights or defenses by reason of such failure or delay or is otherwise materially prejudiced by such failure or delay.

(d) Notwithstanding anything in Section 8.6(b) or elsewhere in this Agreement to the contrary, the Seller shall have the exclusive right to control in all respects, and neither the Buyer nor any of its Affiliates shall be entitled to participate in, any audit, examination, contest, claim, suit, litigation or other proceeding with or against any Taxing Authority with respect to any Indemnified Taxes.

Section 8.7 No Right of Setoff. Effective as of the Closing, the Buyer, on behalf of itself and its Affiliates (including the Transferred Subsidiaries), hereby unconditionally and irrevocably waives any right of set-off, netting, offset, recoupment, or similar rights that the Buyer or any of its Affiliates (including the Transferred Subsidiaries) has or may have with respect to any payments to be made under the Transition Services Agreement, Manufacturing and Supply Agreement or Reverse Manufacturing and Supply Agreement, this Agreement or any other Ancillary Agreement except to the extent such right of set-off, netting, offset, recoupment, or similar rights is expressly provided for in such Ancillary Agreement.

Section 8.8 Termination of Indemnification. The obligation to indemnify and hold harmless any Party pursuant to Section 8.2 or Section 8.3 shall continue indefinitely.

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby and by the Ancillary Agreements abandoned at any time prior to the Closing:

(i) by mutual written consent of the Seller and the Buyer;

(ii) by either the Seller or the Buyer:

(A) if the Closing shall not have occurred on or before September 1, 2026 (the “Outside Date”); provided, that if on the Outside Date at least one of the conditions set forth in Section 7.1(a) shall not have been satisfied, then at the written election of Buyer or Seller, the Outside Date may be extended to February 1, 2027; provided, further, that if as of the as-extended Outside Date at least one of the conditions set forth in Section 7.1(a) shall not have been satisfied, then at the written election of Buyer or Seller, the as-extended Outside Date may be extended to June 1, 2027 (and in the case of any such extension, any reference to the Outside Date in any other provision of this Agreement shall be a reference to the Outside Date, as extended); provided, further, that no Party shall have the right to terminate this Agreement pursuant to this paragraph if such Party is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and such breach results in or causes the failure of the transactions contemplated hereby to be consummated on or before the Outside Date; or

(B) any order of any Governmental Entity of competent jurisdiction permanently restraining, permanently enjoining or otherwise prohibiting consummation of the Closing shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(a)(ii)(B) shall not be available to the Party seeking to terminate if such Party is then in breach of any of its representations, warranties, covenants or other agreements hereunder and such breach would result in a failure of the condition set forth in Section 7.1.

(iii) by the Buyer if the Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Closing, (A) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3, and (B) cannot be cured by the Outside Date; provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this paragraph if the Buyer is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(iv) by the Seller if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Closing, (A) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 and (B) cannot be cured by the Outside Date; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this paragraph if the Seller is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) The Party desiring to terminate this Agreement pursuant to this Section shall give notice of such termination to the other Party. Nothing in this Section shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.12 in lieu of terminating this Agreement pursuant to this Section.

Section 9.2 Effect of Termination. In the event of termination of this Agreement, this Agreement and each Ancillary Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Buyer or the Seller; provided, however, that:

(a) each Confidentiality Agreement and the following Sections of this Agreement shall survive the termination hereof: Section 1.1 (Definitions), Section 1.2 (Table of Definitions), Section 5.5 (Confidentiality), this Section 9.2 (Effect of Termination) and Article X (General Provisions); and

(b) no such termination shall relieve any Party from any liability or damages resulting from a Willful Breach of this Agreement or fraud, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity. “Willful Breach” shall mean an intentional breach of this Agreement that is material and that is the consequence of an action taken by the breaching party or the failure by the breaching party to take an action it is required to take, in each case with knowledge at the time of acting or failing to act that such action or failure to act would cause a breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise expressly set forth herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses (including legal and accounting fees and expenses), whether or not such transactions are consummated.

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by the Seller and the Buyer.

Section 10.3 Waiver. No failure or delay of any Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 10.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given (a) when personally delivered, (b) upon transmission by electronic mail if transmitted during normal business hours and, if not, the next Business Day (in each case, so long as no failure message is generated), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

(i)	if to the Seller, to:

Teleflex Incorporated

550 East Swedesford Road, Suite 400

Wayne, PA 19087

Attention: General Counsel

Email: daniel.logue@teleflex.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave,

New York, NY 10017

Attention: Roxane Reardon

Email: rfreardon@stblaw.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G St., N.W.

Washington, DC 20001

Attention: Jonathan Corsico; Benjamin Bodurian

Email: jonathan.corsico@stblaw.com

benjamin.bodurian@stblaw.com

(ii)	if to the Buyer, to:

Intersurgical Limited

Crane House

Molly Millars Lane

Wokingham

Berkshire, RG41 2RZ Attention: Managing Director

Email: CBellm@intersurgical.co.uk

With a copy to Finance Director, at the same address

Email: KJ@intersurgical.co.uk

with a copy (which shall not constitute notice) to:

Squire Patton Boggs (UK) LLP

60 London Wall

London

EC2M 5TQ

England

Attention: David Milne, Andrew Slucky, and Laura Aber

Email: David.Milne@squirepattonboggs.com,

Andrew.Slucky@squirepattonboggs.com and

Laura.Aber@squirepattonboggs.com

Section 10.5 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural and the circumstances require. The Disclosure Schedules and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and, in the case of any agreements or instruments, incorporates all exhibits, schedules and other attachments thereto, in each case having been provided to the Buyer. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each Party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 10.6 Entire Agreement. This Agreement (including any Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior agreements, arrangements, communications and understandings, whether written or oral, between the Parties with respect to the subject matter hereof and thereof, except for each Confidentiality Agreement, which shall terminate automatically as provided in Section 5.5, without any further action by any Party hereto, on the Closing Date.

Section 10.7 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever; provided, however, that the Persons entitled to indemnification under Section 5.7 shall be express third party beneficiaries thereof, entitled to enforce Section 5.7 as if direct Parties to this Agreement.

Section 10.8 Governing Law. This Agreement and all Ancillary Agreements and all claims, causes of Action, disputes or controversies arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (whether in contract, tort, equity, statute or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, however, that if any Ancillary Agreement is expressly governed by the laws of a different jurisdiction, such Ancillary Agreement and all disputes or controversies to the extent specifically arising out of such Ancillary Agreement shall be governed by the laws so specified in such Ancillary Agreement.

Section 10.9 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal Action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby brought by such Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and its Affiliates and with respect to its and their property, generally and unconditionally, with regard to any such Action or proceeding. Each of the Parties agrees that it shall not commence any Action, suit or proceeding relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described above for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, Action or proceeding is improper, or (iii) this Agreement or the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 10.10 Disclosure Schedules. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in all other sections of the Disclosure Schedules as though fully set forth therein to the extent the applicability of such information and disclosure to the section in question is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.11 Assignment; Successors.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

(b) Notwithstanding anything in this Agreement, the Buyer will have the right to assign this Agreement and the benefits arising under it may be assigned in whole or in part by the Buyer to any entity within the Buyer’s group to whom the Buyer transfers (or if prior to Closing, wishes to transfer the right to acquire) any of the Acquired Interests or Transferred Subsidiaries, provided that either (i) the Buyer will remain a party to this Agreement as a guarantor (on the terms set out in Section 10.19) and written notice of such assignment will be given to the Seller; or (ii) the Buyer procures that, with the prior consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), an appropriate guarantor within the Buyer’s group provides a guarantee on the same terms as set out in Section 10.19, and provided always that if such assignee ceases to be a member of the Buyer’s group, this Agreement and the benefits arising under it shall automatically transfer back to the Buyer immediately prior to such cessation).

Section 10.12 Specific Performance. The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, without limiting the terms of Section 9.1, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby waives (i) any defense in any Action for specific performance that a remedy at law would be adequate or that a grant of equitable relief would not be appropriate for any reason, and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 10.13 Legal Representation.

(a) The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Transferred Subsidiaries), acknowledges that Simpson Thacher & Bartlett LLP (“Simpson Thacher”) acts or has acted as counsel for the Seller and the Transferred Subsidiaries and may continue to represent the Seller and its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Transferred Subsidiaries) expressly consents to Simpson Thacher’s representation of the Seller and its Affiliates in any post-Closing matter in which the interests of the Buyer and its Affiliates (including the Transferred Subsidiaries), on the one hand, and the Seller and its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement or the Ancillary Agreements or any disagreement or dispute relating thereto, and agrees not to claim or assert any conflict of interest in connection therewith.

(b) Effective as of the Closing, the Buyer hereby waives and agrees not to assert, and to cause each of its Affiliates (including the Transferred Subsidiaries) to waive and not to assert, any attorney-client privilege held by the Business or any Transferred Subsidiary, or any officer, employee, director or manager thereof, with respect to any communication with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby occurring with counsel to any such Person on or prior to the Closing, it being the intention of the Parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Seller and its Affiliates, and their respective officers, employees, directors and managers.

Section 10.14 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either (a) the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, or (b) such Party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.16 Counterparts; Signature. This Agreement may be executed in any number of counterparts, and by the different Parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. Signatures to this Agreement may be delivered by electronic mail or pdf by any Party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

Section 10.17 No Recourse. All claims or causes of Action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities or individuals that are expressly identified as Parties hereto. No Person who is not a named party to this Agreement, including any incorporator, direct or indirect equity holder, partner, Affiliate or Representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity Party against its owners or Affiliates) for any obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or for any claim (whether for breach of contract, tort or otherwise) based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party hereto hereby irrevocably waives and releases all such liabilities against any such Non-Party Affiliates. Without limiting the foregoing, (a) each Party hereto hereby irrevocably waives and releases any and all rights, claims or causes of Action (whether for breach of contract, tort of otherwise) against any such Non-Party Affiliates based on, in respect of, or by reason of this Agreement or its negotiation or execution of this Agreement, that may otherwise be available at law or in equity to avoid or disregard the entity form of a Party, whether based on theories of agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Party hereto disclaims any reliance upon any Non-Party Affiliates with respect to any representation, warranty or omission made in or in connection with this Agreement; all such representations, warranties and omissions being made solely by the named Parties to, and being expressly limited by the exclusive remedies provided in, this Agreement. Nothing in this Section 10.17 shall limit any rights of the Parties and their respective Affiliates under any of the Ancillary Agreements.

Section 10.18 [Reserved].

Section 10.19 Guarantee by Guarantors.

(a) Each of the Guarantors hereby, on a joint and several basis, unconditionally guarantees, as primary obligor and not merely as a surety, the performance of each obligation of the Buyer hereunder, including the Buyer’s payment obligations under Articles II, VIII and IX.

(b) Each of the Guarantors hereby, on a joint and several basis, agrees to be bound by any Section of this Agreement applicable to the Buyer as if such Guarantor were a direct party to such Section.

(c) Each Guarantors hereby waives any provision of any Law applicable hereto which restricts or in any way limits the rights of any obligee against a Guarantor following a default or failure of performance by an obligor with respect to whose obligations the guarantee is provided. The guarantee in this Section 10.19 shall survive the Closing or the termination of this Agreement and shall remain in effect for so long as Buyer has any guaranteed obligations hereunder.

(d) Each of the Guarantors hereby makes to Seller each of the representations and warranties set forth in Sections 4.1 through 4.3, applied to such Guarantor mutatis mutandis (except for any reference to “laws of England and Wales” in the case of (i) Intersurgical AG, should be replaced with “laws of Liechtenstein”, and (ii) for each of the other Guarantors, should be replaced with the “laws of the state of Indiana, USA”).

[the remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TELEFLEX INCORPORATED, as the Seller,

By:	/s/ Liam Kelly
Name: Liam Kelly
Title: Chairman, President & CEO

INTERSURGICAL LIMITED, as the Buyer,

By:	/s/ Charles Bellm
Name: Charles Bellm
Title: Managing Director

INTERSURGICAL AG, as a Guarantor,

By:	/s/ James Peter Anthony Birch
Name: James Peter Anthony Birch
Title: Member of the Board of Directors

By:	/s/ Dr. Heinz Jurgen Frommelt
Name: Dr. Heinz Jurgen Frommelt
Title: Member of the Board of Directors

INTERSURGICAL INC., as a Guarantor,

By:	/s/ Charles Bellm
Name: Charles Bellm
Title: Chairman

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

ENGINEERED MEDICAL SYSTEMS INC., as a Guarantor,

By:	/s/ Charles Bellm
Name: Charles Bellm
Title: Chairman

PULMODYNE INC., as a Guarantor,

By:	/s/ Charles Bellm
Name: Charles Bellm
Title: Chairman

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

Exhibit A

to Equity Purchase Agreement

Form of Transition Services Agreement

Exhibit A-1

Exhibit B

to Equity Purchase Agreement

Accounting Principles

Exhibit B-1

Exhibit C

to Equity Purchase Agreement

Restructuring Plan

Exhibit C-1

Exhibit D

to Equity Purchase Agreement

Financing

[Intentionally Omitted]

Exhibit D-1

Exhibit E

to Equity Purchase Agreement

Manufacturing and Supply Agreement

Exhibit E-1

Exhibit F

to Equity Purchase Agreement

Reverse Manufacturing and Supply Agreement

Exhibit F-1